UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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[   ]  Soliciting Material Pursuant to Section 240.14a-12

QUALCOMM INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 19, 2012

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm’s Annual Meeting on Tuesday, March 6, 2012. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2011 performance.

This year, we are again furnishing the proxy materials to stockholders primarily over the Internet. Therefore, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Your vote is very important to us. I urge you to vote as we recommend.

I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on March 6, 2012.

Sincerely,

Paul E. Jacobs

Chairman and Chief Executive Officer

5775 Morehouse Drive

San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 6, 2012

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated (the Company), a Delaware corporation, will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 6, 2012 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect 12 directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2012.

3.	To hold an advisory vote on executive compensation.

4.	To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the plurality voting provision.

5.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 9, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg

Executive Vice President,

General Counsel and Corporate Secretary

San Diego, California

January 19, 2012

How To Vote

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a stockholder with shares registered in your name, you may vote by one of the following three methods:

•	Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card mailed to you.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card mailed to you. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and its consolidated subsidiaries and not any other person or entity.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 6, 2012

This proxy statement and our Annual Report on Form 10-K for fiscal 2011 are available at http://www.qualcomm.com

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 19, 2012, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

2012 PROXY SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and date:	9:30 a.m., March 6, 2012

Place:	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive San Diego, CA 92121

Record date:	January 9, 2012

How to vote:	You may vote either in person at the Annual Meeting or by telephone, the Internet or mail. See the “Notice of Annual Meeting of Stockholders” for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

Proposals	Board Voting Recommendation	Page Reference (for more detail)
Election of directors	FOR EACH DIRECTOR NOMINEE	8
Ratification of PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2012	FOR	12
Advisory vote on executive compensation	FOR	13
Approval of an amendment to the Company’s Restated Certificate of Incorporation to eliminate the plurality voting provision	FOR	15

Board Nominees

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	GC	FC
Barbara T. Alexander	63	2006	Independent consultant	X	X	X
Stephen M. Bennett*	57	2008	Chairman of Symantec Corporation	X		C
Donald G. Cruickshank	69	2005	Chairman of Audioboo Ltd.	X	X			X
Raymond V. Dittamore	68	2002	Retired Audit Partner, Ernst &Young LLP	X	C
Thomas W. Horton	50	2008	Chairman, Chief Executive Officer and President, AMR Corporation	X	X
Paul E. Jacobs	49	2005	Chairman of the Board and Chief Executive Officer
Robert E. Kahn	73	1997	Chairman, Chief Executive Officer and President, Corporation for National Research Initiatives	X				X
Sherry Lansing	67	2006	Founder and Chair of the Sherry Lansing Foundation	X			C
Duane A. Nelles	68	1988	Self-Employed, Personal Investment Business	X				C
Francisco Ros	61	2010	Founder and President of First International Partners, S.L.	X			X
Brent Scowcroft	86	1994	President, The Scowcroft Group	X			X
Marc I. Stern	67	1994	Vice Chairman and Chief Executive Officer of The TCW Group, Inc. and Chairman of Société Générale’s Global Investment Management and Services North America Unit	X		X

AC	Audit Committee
CC	Compensation Committee
GC	Governance Committee
FC	Finance Committee
C	Committee Chair
*	Presiding Director

Fiscal 2011 Business Performance and Executive Pay Highlights

•

We achieved record revenues and earnings, driven by the popularity of smartphones, continued adoption of 3G technologies, particularly in emerging regions, and our industry-leading chipset and patent portfolio.

•	We expanded our licensing base and resolved several licensing disputes, completed the $3.1 billion acquisition of Atheros Communications, Inc. and continued to build strong strategic partnerships.

•

The Compensation Committee funded the fiscal 2011 annual cash incentive plan at 190% of target, driven by above-target Non-GAAP revenues and Non-GAAP operating income. The Compensation Committee awarded payouts to the named executive officers (NEOs), which are summarized in the graph on page 24. The graph on page 25 shows the relationship between the Company’s financial performance and the CEO’s compensation.

•	The table below summarizes the key components of our NEOs’ compensation for fiscal 2011 and highlights the significant portion that is variable.

	Variable Compensation								Fixed Compensation		Total Direct Compensation (TDC)
	Cash Earned by the NEOs for Fiscal 2011 Performance		Grant Date Fair Values of Equity Awards (1)
	Non-Equity Incentive Plan Compensation	+	Performance Stock Units	+	Restricted Stock Units	=	Total Variable Amount	+	Salary Earned during Fiscal 2011	=	Amount for Fiscal 2011	Variable Amount as a %
Name	($)		($)		($)		($)		($)		($)	of TDC
Paul E. Jacobs	5,500,000		7,458,249		6,864,080		19,822,329		1,150,591		20,972,920	95%
Steven R. Altman	2,000,000		4,302,737		3,959,991		10,262,728		828,285		11,091,013	93%
William E. Keitel	1,600,000		2,696,365		2,481,537		6,777,902		684,632		7,462,534	91%
Steven M. Mollenkopf	2,000,000		2,639,132		2,428,719		7,067,851		801,706		7,869,557	90%
Donald J. Rosenberg	1,350,000		2,294,708		2,112,043		5,756,751		641,925		6,398,676	90%

(1)	The actual amounts that may be realized vary based on the Company’s stock price performance and relative Total Shareholder Return (TSR).

v

PROXY STATEMENT

QUALCOMM INCORPORATED

5775 Morehouse Drive

San Diego, California 92121-1714

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

March 6, 2012

GENERAL MATTERS

The accompanying proxy is solicited on behalf of the Board of Directors (the Board) of QUALCOMM Incorporated, a Delaware corporation, for use at the Annual Meeting of Stockholders (Annual Meeting) to be held on Tuesday, March 6, 2012, at 9:30 a.m. Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January 9, 2012 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,687,678,993 shares of common stock outstanding and entitled to vote.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the Board of Directors.

All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, actions on stock plans, executive compensation and certain amendments to our certificate of incorporation or bylaws.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders is September 21, 2012. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 8, 2012 and no later than the close of business on December 8, 2012. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review our Amended and Restated Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page 5 for further information.

Financial Information

Attached in Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2011 that we filed with the Securities and Exchange Commission (SEC) on November 2, 2011. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix  1 together with any subsequent information we have filed with the SEC and other publicly available information.

Corporate Directory

Attached in Appendix 2 is a listing of our executive officers and members of the Board of Directors.

CORPORATE GOVERNANCE

Code of Ethics

We have adopted a code of ethics that applies to all our employees, including employees of our subsidiaries, as well as to each member of the Board. The code of ethics is available on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.” To date, there have not been any waivers by us under the code of ethics. Any amendments to, or waivers under, the code of ethics that are required to be disclosed by the SEC will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.”

Board Leadership Structure

The Board of Directors believes that it should maintain flexibility in its ability to select and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had different persons serving as Chairman of the Board and Chief Executive Officer, the Board believes that it is currently in the best interests of the Company and its stockholders for Dr. Paul Jacobs to serve in both roles. In light of Dr. Paul Jacobs’s knowledge of the Company and its industry, having him serve as Chairman and Chief Executive Officer provides strong unified leadership for the Company, enhances communication between management and the Board, helps the Board focus on matters that management believes are most important and allows him to lead more effectively in executing the Company’s business plan and strategic initiatives. Our Board of Directors believes that the role of Presiding Director, which pursuant to our Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board.

Under our Governance Principles and Practices, the Presiding Director is chosen by rotation among the chairs of the three standing committees of the Board of Directors comprised solely of independent directors — the Audit, Compensation and Governance committees. An individual serves as the Presiding Director for a two-year period. Mr. Dittamore acted as the Board’s Presiding Director until our annual meeting in March 2011, and Mr. Bennett acted as the Board’s Presiding Director thereafter. The chair of the Governance Committee is scheduled to assume this role in March 2013. The Presiding Director has the following roles and responsibilities:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Collaborating with the Chairman and Chief Executive Officer in developing agendas for Board meetings;

•	Acting as the principal liaison between the non-management directors and the Chairman and Chief Executive Officer;

•	Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•

Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	Having the ability, with the concurrence of at least one additional director, to call special meetings of the Board.

Board Meetings, Committees and Attendance

During fiscal 2011, the Board held nine meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have four standing committees: the Audit, Compensation, Governance and Finance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the Annual Meeting of Stockholders in February or March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website Link
Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461
Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464

The table below provides fiscal 2011 committee membership information for each of the Board Committees.

Committee
Name	Audit	Compensation	Governance	Finance
Barbara T. Alexander	X	X
Stephen M. Bennett		C
Donald G. Cruickshank	X			X
Raymond V. Dittamore	C
Thomas W. Horton	X
Irwin Mark Jacobs				X
Paul E. Jacobs
Robert E. Kahn				X
Sherry Lansing			C
Duane A. Nelles				C
Francisco Ros			X
Brent Scowcroft			X
Marc I. Stern		X

C	Committee Chair

The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and discuss our financial statements and earnings releases. The Audit Committee selects, engages, supervises and confirms the independence of our relationship with our independent public accountants, reviews the plans and results of internal audits, and reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, among other functions. The Audit Committee met 15 times during fiscal 2011. The Board has determined that Messrs. Dittamore and Horton, Sir Donald Cruickshank and Ms. Alexander are Audit Committee financial experts as defined by the SEC. All of the members of the Audit Committee are independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and SEC Rule 10A-3(b)(1)(ii).

The Compensation Committee. The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under our employee stock purchase plans and long term incentive plan and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the “Summary Compensation Table”), the other executive officers and the directors and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met seven times during fiscal 2011. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. The Governance Committee met seven times during fiscal 2011. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.

The Finance Committee. The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions and provides oversight of our budgeting process. The Finance Committee met nine times during fiscal 2011.

During fiscal 2011, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.

Board’s Role in Risk Oversight

Qualcomm does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating these risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.

While the Board has primary responsibility for risk oversight, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). The Finance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to major strategic investment decisions and other financial transactions, treasury functions and policies and budget processes. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

We believe that our leadership structure supports the risk oversight function of the Board. With our Chief Executive Officer serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk. Additionally, each Board committee is chaired by an independent director and all directors are actively involved in the risk oversight function.

Director Nominations

Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of “Investor Relations.” Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of our directors;

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and that a majority of the members of the Board meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes it is in the stockholders’ best interest for certain key members of our current and former management to participate as members of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

Majority Voting, Stock Ownership Guidelines and Other Matters

We adopted a “Majority Voting” policy as a part of our Corporate Governance Principles and Practices. Under this policy, if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Governance Committee will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board. In performing this evaluation, the Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to us and the availability of other qualified candidates. The Governance Committee will then make its recommendation to the Board. The Board will review the Governance Committee’s recommendation and consider such further factors and information as it deems relevant. Under this policy, the Governance Committee will make its recommendation, and the Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board determines that immediate resignation is in the best interests of the Company and its stockholders, the director shall promptly tender his or her resignation upon request from the Board. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K with the SEC, providing an explanation of the process by which the decision was reached and, if applicable, the reason for not requesting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s analysis. In response to the results of the voting on a shareholder proposal at our 2011 annual meeting, we are submitting for stockholder approval an amendment to our Restated Certificate of Incorporation to eliminate the provision establishing plurality voting in director elections. If that proposed amendment achieves the required stockholder approval, we intend to adopt a majority voting structure in our bylaws for uncontested director elections.

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of the other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count towards the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive, or (in the case of persons who were executive officers at the time these guidelines were adopted) by September 2011. Non-employee directors are required to hold a number of shares of the Company’s common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board, or (in the case of non-employee directors serving on the Board on September 18, 2009) by September 18, 2014. Until September 18, 2014, non-employee directors who were serving on September 18, 2009 are required to hold a number of shares of the Company’s common stock with a value equal to three times the annual cash retainer for Board service paid to U.S. residents. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. See the “Other Policies and Practices” section under “Compensation Discussion and Analysis” for additional information.

Communications with Directors

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Qualcomm Incorporated

Attn: General Counsel

5775 Morehouse Drive, N-510F

San Diego, California 92121-1714

Our General Counsel logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution.

Annual Meeting Attendance

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors attended our last annual meeting.

Director Independence

The Board has determined that, except for Dr. Paul Jacobs and Dr. Irwin Jacobs, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Dr. Irwin Mark Jacobs will conclude his service as a director at the Annual Meeting. Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In light of Dr. Irwin Mark Jacobs’s retirement, the Board, upon recommendation of its Governance Committee, has decided to reduce the number of its members by one and, as a result, has adopted a resolution reducing the size of the Board to 12 directors effective as of the time stockholders vote on the election of directors at the Annual Meeting. Therefore, 12 directors will stand for election at the Annual Meeting.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The 12 candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 12 nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. See page 7 for further information concerning our majority voting policy. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated.

Nominees for Election at this Meeting

BARBARA T. ALEXANDER, 63, Director since 2006

Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009 and KB Home since October 2010. Ms. Alexander previously served as a director of Centex Corporation from July 1999 to August 2009, Burlington Resources, Inc. from January 2004 to March 2006, Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010 and Harrah’s Entertainment, Inc. from February 2002 to April 2007. She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville. We believe Ms. Alexander’s qualifications to serve on our Board of Directors include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service as the chair or a member of the audit committee of those other boards. Her experience at Freddie Mac has added to her knowledge regarding risk management issues. She has been designated as an audit committee financial expert.

STEPHEN M. BENNETT, 57, Director since 2008

Mr. Bennett was Chief Executive Officer of Intuit, Inc. from January 2000 to January 2008. Prior to joining Intuit, Mr. Bennett was with General Electric Corporation (GE) for 23 years. From December 1999 to January 2000, he was an executive vice president and a member of the board of directors of GE Capital, the financial services subsidiary of GE. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 to June 1999. Prior to that, he held senior leadership positions in GE Electrical Distribution and Control, GE Appliances, GE Medical Systems and GE Supply. Mr. Bennett has been chairman of Symantec Corporation (Symantec) since October 2011. He has been a director of Symantec since February 2010 and AMR Corporation since July 2011. He previously served as a director of Intuit from January 2000 to December 2009 and Sun Microsystems, Inc. from May 2004 to February 2010. Mr. Bennett holds a B.A. degree in finance and real estate from the University of Wisconsin. We believe Mr. Bennett’s qualifications to serve on our Board of Directors include his operational and managerial experience in a broad range of technology and other companies, including his experience as a senior member of management at GE and his service as Chief Executive Officer of Intuit. In addition, his service on other public company boards permits him to bring additional insights to our Board with respect to compensation practices, approaches to corporate governance and other strategic and business matters.

DONALD G. CRUICKSHANK, 69, Director since 2005

Sir Donald has been Chairman of Audioboo Ltd. since April 2010. He was Chairman of Clinovia Group Ltd. from January 2004 to February 2007 and Formscape Group Ltd. from April 2003 to December 2006 and was a member of the Financial Reporting Council, the body in the U.K. responsible for oversight of the Accountancy and Actuarial professions and for corporate governance standards from June 2001 to June 2007. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald holds an M.A. degree in law and an honorary L.L.D. degree from the University of

Aberdeen, an M.B.A. degree from Manchester Business School, the University of Manchester, and is a member of the Institute of Chartered Accountants of Scotland. We believe Sir Donald’s qualifications to serve on our Board of Directors include his extensive management experience in a diverse range of companies, his many years of experience in working with governmental organizations, his extensive experience in European regulation and telecommunications policies and administration and his broad experience in international business matters. He has been designated as an audit committee financial expert. In addition, as a native of the United Kingdom, with significant pan-European experience, Sir Donald brings a non-U.S. centric perspective which is beneficial to our Board of Directors.

RAYMOND V. DITTAMORE, 68, Director since 2002

Mr. Dittamore retired in June 2001 as a partner of Ernst & Young LLP (E&Y), a large international public accounting firm, after 35 years of service. Mr. Dittamore has been a director of Life Technologies Corporation (formerly Invitrogen Corporation) since July 2001. He previously served as a director of Gen-Probe Incorporated from August 2002 to September 2009 and Digirad Corporation from March 2004 to March 2008. Mr. Dittamore holds a B.S. degree in accounting from San Diego State University. We believe Mr. Dittamore’s qualifications to serve on our Board of Directors include his many years of financial and accounting experience, including his long service with a large international accounting firm as an audit partner and as a member of that firm’s management. In addition, Mr. Dittamore has served and currently serves on other public company boards, where he has gained extensive audit committee experience as well as additional insight into the practices of other Boards and their committees. He has also been designated as an audit committee financial expert.

THOMAS W. HORTON, 50, Director since 2008

Mr. Horton has been Chairman and Chief Executive Officer of AMR Corporation (AMR) and American Airlines, Inc. (American) since November 2011 and President of AMR and American since July 2010. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to 2002 and served in numerous management positions with AMR since 1985. In November 2011, AMR and American filed voluntary petitions for reorganization under Federal bankruptcy laws. He holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University. We believe Mr. Horton’s qualifications to serve on our Board of Directors include his management, financial and accounting experience, including his current position as President of AMR and his prior service as Vice Chairman and Chief Financial Officer of AT&T and as Executive Vice President, Finance and Planning and as Chief Financial Officer of AMR. In particular, Mr. Horton’s roles in operational and financial management at AMR bring useful insights to our Board, as well as provide a useful resource to our senior management. In addition, Mr. Horton has been designated as an audit committee financial expert.

PAUL E. JACOBS, 49, Director since 2005

Dr. Paul Jacobs has served as Chairman of the Board of Directors since March 2009 and as Chief Executive Officer since July 2005. He served as Group President of the Qualcomm Wireless & Internet (QWI) Group from July 2001 to June 2005. In addition, he served as Executive Vice President from February 2000 to June 2005. Dr. Jacobs has been a director of A123 Systems, Inc., a lithium-ion battery developer and manufacturer, since November 2002. Dr. Jacobs holds a B.S. degree in Electrical Engineering and Computer Science, an M.S. degree in Electrical Engineering and a Ph.D. degree in Electrical Engineering and Computer Science from the University of California, Berkeley. Dr. Paul Jacobs is the son of Dr. Irwin Mark Jacobs, a director of the Company. We believe Dr. Paul Jacobs’s qualifications to serve on our Board of Directors include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chairman and Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment, bring valuable insights and knowledge to our Board.

ROBERT E. KAHN, 73, Director since 1997

Mr. Kahn is Chairman, Chief Executive Officer and President of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, Dr. Kahn was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was Director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his work on the Internet, including the 2008 Japan Prize, the 2005 Presidential Medal of Freedom and the 1997 National Medal of Technology. Dr. Kahn holds numerous honorary degrees and is a member of the National Academy of Engineering and an Inductee of the National Inventors Hall of Fame. Dr. Kahn holds a B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees in electrical engineering from Princeton University. We believe Dr. Kahn’s qualifications to serve on our Board of Directors include the technological, scientific management and business experience that he has gained through over 50 years of experience in various aspects of the information technology and communications sectors, including as an Office Director of DARPA and as a CEO of a major R&D organization, and particularly his well recognized role in the development of the Internet. With the cutting edge nature of our technologies, our Board benefits from the insightful perspective provided by Dr. Kahn.

SHERRY LANSING, 67, Director since 2006

Ms. Lansing is the Founder and Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. Ms. Lansing has been a director of Dole Food Company, Inc. since October 2009 and RealD Inc. since May 2010. She has earned the 2004 Horatio Alger Humanitarian Award, the 2003 Woodrow Wilson Award for Corporate Citizenship, a 2003 honorary doctorate in fine arts from the American Film Institute, the 1989 Alfred P. Sloan, Jr. Memorial Award, and the 1982 Distinguished Community Service Award from Brandeis University. She holds a B.S. degree in speech, with a minor in English and mathematics, from Northwestern University. We believe that Ms. Lansing’s qualifications to serve on our Board of Directors include her management and operational experience in the entertainment and content production business. Given the convergence of content and delivery capability, as well as consumer driven technology and device capability, Ms. Lansing’s professional experience is of great value to the Board and Qualcomm. In addition, her past and current service on other public company boards brings valuable insight to our Board.

DUANE A. NELLES, 68, Director since 1988

Mr. Nelles has been in the personal investment business since 1987. Prior to that time, he was a partner in the large international public accounting firm of Coopers & Lybrand LLP, which he joined in 1968. Mr. Nelles has been a director of American Assets Trust, Inc. since February 2011. He previously served as a director of WFS Financial Inc. from July 1995 to March 2006 and Westcorp Inc. from February 2003 to March 2006. He holds a B.A. degree in economics and mathematics from Albion College and an M.B.A. degree from the University of Michigan. We believe Mr. Nelles’s qualifications to serve on our Board include his financial and accounting experience, including his nearly 20 years of service as a partner in an international public accounting firm and his many years as a private investor and businessman. In addition, Mr. Nelles’s service as a director of Qualcomm for over 20 years provides important context and historical perspective to Board deliberations.

FRANCISCO ROS, 61, Director since 2010

Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. In 2011, he was the recipient of the Great Cross of the Telecommunications and Information Society Merit granted by the Government of Spain. Dr. Ros holds an engineering degree and Ph.D. from the Universidad Politecnica de Madrid, a Ph.D. in electrical engineering and computer science from The Massachusetts Institute of Technology and an advanced management degree from the Instituto de Estudios Superiores de la Empresa in Madrid. We believe Dr. Ros’s qualifications to serve on our Board of Directors include his significant experience related to the regulatory environment in Europe for wireless technology, as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board of Directors.

BRENT SCOWCROFT, 86, Director since 1994

General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. He is also the President of The Forum for International Policy, a non-profit organization he founded in 1993 that promotes American leadership and foreign policy. General Scowcroft served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft holds a B.S. degree in engineering from West Point and M.A. and Ph.D. degrees in political science from Columbia University and holds numerous honorary degrees. We believe General Scowcroft’s qualifications to serve on our Board of Directors include his significant experience in the management of large scale organizations during his days of active military service and his extensive knowledge of international business and governmental affairs, which have been gained at the highest levels of governmental service and through working with numerous international businesses. In particular, General Scowcroft is a recognized expert on China, one of the most important markets in the world.

MARC I. STERN, 67, Director since 1994

Mr. Stern has been Vice Chairman of The TCW Group, Inc. (TCW), an asset management firm based in Los Angeles, since October 2005 and Chief Executive Officer of TCW since July 2009. He has been Chairman of Société Générale Group’s (Société Générale) Global Investment Management and Services in North America (GIMS) since October 2005 and a Member of the Management Committee of Société Générale, the parent company of GIMS and TCW, since May 2007. Société Générale acquired majority control of TCW in 2001. Mr. Stern has been a director of TCW Funds, Inc., a registered investment company, since September 1992. From May 1992 to October 2005, Mr. Stern served as President of TCW. From 1988 to 1990, Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior thereto was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern holds a B.A. degree in political science and history from Dickinson College, an M.A. degree in government from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law. We believe that Mr. Stern’s qualification’s to serve on our Board of Directors include his many years of business, operational and financial management experience. In addition, his current and prior service on other public company boards permits him to contribute valuable strategic management insight to our Board, both with respect to specific governance and compensation related issues, as well as general leadership. Finally, as a member of our Board for 16 years, Mr. Stern brings a very valuable historical perspective on the development of the Company’s business and its leadership.

Required Vote and Board Recommendation

If a quorum is present and voting, the 12 nominees for director receiving the highest number of votes will be elected as directors. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for the 12 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 30, 2012, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended September 25, 2011 and September 26, 2010 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2011	Fiscal 2010
Audit fees (1)	$6,760,000	$5,439,000
Audit-related fees (2)	2,340,000	2,720,000
Tax fees (3)	153,000	11,000
All other fees (4)	50,000	58,000

Total	$9,303,000	$8,228,000

(1)	Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audits of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees.

(3)	Tax fees consist of fees for professional services rendered for international tax consulting.

(4)	All other fees were comprised of fees related to technical publications purchased from the independent public accountant and advisory services provided in connection with the Broadband Wireless Access spectrum won in India.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation philosophy is designed to (1) align each executive’s compensation with the Company’s short-term and long-term performance (i.e., pay for performance and accountability for results), (2) provide total compensation needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success (i.e., competitive pay), and (3) promote engagement with the Company’s values of innovation, execution and partnership and alignment with stockholders’ interests. Stockholders are encouraged to read the Compensation Discussion and Analysis (CD&A) and other sections of this proxy statement, which include discussions of the following:

•

Members of the Board’s Compensation Committee are independent directors (see page 4). The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant (see page 32). It selected a peer group of companies, using objective criteria and taking into account the compensation consultant’s recommendations, to compare to our executive officers’ compensation (page 30).

•

We have many compensation practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices are highlighted on page 27, discussed in detail in the CD&A and include:

•	A balance of short-term and long-term performance measures (pages 22, 26 and 27);

•

Annual cash incentive amounts earned vary with performance compared to established financial objectives (pages 22 and 23), and amounts potentially realized from long-term equity incentive awards will vary with our stock price and relative total shareholder return (pages 26 to 27 and 38).

•

On average, 77% of the named executive officers’ total direct compensation is attributable to the grant date fair value of long-term incentive equity awards, for which the actual amount earned or realized is dependent upon the Company’s stock price performance and continued employment with Qualcomm, and 90% varies based on performance in the form of cash and equity (page 35);

•	Stock ownership guidelines for directors and executive officers (pages 7 and 48);

•	We do not make tax gross-up payments on compensation or benefits, except where directly business-related and provided in a policy applicable to all eligible employees, such as relocation;

•	A cash incentive compensation repayment (“claw back”) policy (page 48);

•	An insider trading policy that prohibits transactions involving “short-swing” profits, short sales and derivatives, including put and call options and forward sales contracts (pages 27 to 28);

•	Executive officers in the U.S. are employed “at will” without severance agreements or employment contracts (page 47).

•

Our executive officers’ compensation amounts are aligned with our financial performance. In fiscal 2011, we exceeded our financial objectives, and our executive officers earned annual cash incentive amounts that were above the target amounts. We exceeded the objectives for fiscal 2011 to a greater extent than for fiscal 2010. Accordingly, our named executive officers’ earned fiscal 2011 annual cash incentives that were more than the amounts they earned for fiscal 2010 (pages 22 to 24).

•

Dr. Jacobs’s fiscal 2011 total direct compensation was 24% more than his fiscal 2010 amount. His annual cash incentive for fiscal 2011 was $5.5 million, which was 63% more than his cash incentive of $3.4 million for fiscal 2010. This reflects growth in revenues and operating income for fiscal 2011 as compared to fiscal 2010 and the substantially higher cash incentive program funding rate for fiscal 2011. The grant date fair value of his fiscal 2011 annual equity award, which consisted of a mix of slightly more than 50% in performance stock units with the remainder in restricted stock units, was 16% more than the grant date fair value of his fiscal 2010 equity award, which consisted of performance stock units and stock options.

The Compensation Committee and the Board of Directors believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives our stockholders the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“Resolved, that the stockholders of QUALCOMM Incorporated approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed under the heading ‘Executive Compensation and Related Information,’ including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Required Vote and Board Recommendation

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION FOR OUR EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PLURALITY VOTING PROVISION

The Company’s Restated Certificate of Incorporation provides that in an election of directors the candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected. This is commonly referred to as a “plurality voting” provision. In contrast, a “majority voting” standard, which typically applies only in uncontested elections, would require a director candidate to obtain approval of a majority of the votes cast in order to be elected.

In December 2011, the Board of Directors adopted, subject to stockholder approval, an amendment to revise Article VI of the Restated Certificate of Incorporation to eliminate the current plurality voting provision. If adopted the amendment would allow the Board to establish a majority voting structure in the Bylaws for future uncontested director elections.

Background of Proposal

Although we have maintained a plurality voting standard for many years and we adopted a majority vote policy in 2005, our Board of Directors recognizes that a majority of the companies in the Standard & Poor’s 500 Index have adopted a majority voting standard for director elections. In 2011, a majority of the votes cast at our annual meeting voted in favor of a stockholder proposal requesting that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents to provide for majority voting in uncontested elections. After a review by the Company’s Governance Committee and the Board of Directors, the Board of Directors, based upon the recommendation of the Governance Committee, decided that it was an appropriate time to propose eliminating the plurality voting provision in the Restated Certificate of Incorporation. The Board is committed to principles of corporate democracy and is mindful that a majority of the shares voted at the 2011 Annual Meeting were voted in favor of adopting a majority voting standard.

The elimination of the plurality voting standard would require amendment to the Restated Certificate of Incorporation. The amendment to the Restated Certificate of Incorporation to implement this proposal would be to delete the sentence “The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to elected by such shares shall be elected.” from the provisions of Section A of Article VI. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware containing substantially this amendment, which the Company would do promptly. The Board would then consider amendments to the Company’s Bylaws to implement a majority voting process for uncontested elections of directors.

Required Vote and Board Recommendation

Approval of this proposal requires the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the shares of the Company’s common stock outstanding as of the Record Date. Abstentions will be counted as present for purposes of determining if a quorum is present, but will not have any effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PLURALITY VOTING PROVISION.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 19, 2011 by: (i) each stockholder known to us to have greater than 5% ownership (based solely on our review of Forms 13D and 13G filed with the SEC); (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022 (2)	86,230,693	5.11%
Paul E. Jacobs (3)	5,051,723	*
William E. Keitel (4)	251,716	*
Steven R. Altman (5)	2,355,526	*
Steven M. Mollenkopf (6)	336,120	*
Donald J. Rosenberg (7)	472,588	*
Barbara T. Alexander (8)	86,719	*
Stephen M. Bennett (9)	25,386	*
Donald G. Cruickshank (10)	108,200	*
Raymond V. Dittamore (11)	150,556	*
Thomas W. Horton (12)	4,700	*
Irwin Mark Jacobs (13)	20,727,592	1.23%
Robert E. Kahn (14)	261,500	*
Sherry Lansing (15)	38,814	*
Duane A. Nelles (16)	171,340	*
Francisco Ros	475	*
Brent Scowcroft (17)	491,699	*
Marc I. Stern (18)	691,225	*
All Executive Officers and Directors as a Group (24 persons) (19)	33,567,498	1.98%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,686,643,280 shares outstanding on December 19, 2011, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of December 31, 2010 and based on the Schedule 13G filed with the SEC by BlackRock, Inc.

(3)	Includes 401,382 shares held in family trusts, 1,019,700 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 176,493 shares held for the benefit of Dr. Paul Jacobs’ children. Dr. Paul Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children. Also includes 3,428,225 shares issuable upon exercise of options exercisable within 60 days, of which 670,142 shares are held in trusts for the benefit of Dr. Paul Jacobs and/or his spouse and 512,758 shares are held by Dr. Paul Jacobs’s spouse.

(4)	Includes 233,589 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 104,125 shares held in family trusts and 2,251,249 shares issuable upon exercise of options exercisable within 60 days, of which 466,460 shares are held in trusts for the benefit of Mr. Steven Altman and/or his spouse and 119,478 shares are held by Mr. Steven Altman’s spouse.

(6)	Includes 317,740 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 914 shares held jointly with his spouse and 471,674 shares issuable upon exercise of options exercisable within 60 days.

(8)	Includes 6,863 shares held in family trusts and 76,000 shares issuable upon exercise of options exercisable within 60 days and 365 fully vested deferred stock units and dividend equivalents to be released within 60 days. Excludes 8,398 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(9)	Includes 10,000 shares held jointly with his spouse and 8,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 12,659 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(10)	Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights or discretion over the holdings in the plan. Also includes 100,000 shares issuable upon exercise of options exercisable within 60 days.

(11)	Includes 7,400 shares held in family trusts and 138,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 10,429 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(12)	Includes 2,200 shares held jointly with his spouse and 2,500 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,273 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(13)	Includes 5,316,701 shares held in family trusts and 13,458,678 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Irwin Jacobs and his spouse. Dr. Irwin Jacobs shares voting power with his spouse for shares owned through these trusts. Also includes 1,948,336 shares issuable upon exercise of options exercisable within 60 days, of which 947,362 shares are held in trusts for the benefit of Dr. Irwin Jacobs and/or his spouse, and 112,000 shares are held by Dr. Irwin Jacobs’s spouse. Excludes 9,150 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)	Includes 138,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,273 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)	Includes 4,725 shares held in family trusts and 34,089 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,273 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(16)	Includes 111,340 shares held in family trusts and 60,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,273 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)	Includes 209,378 shares held in family trusts and 163,321 shares held in Grantor Retained Annuity Trusts for the benefit of Mr. Scowcroft and 118,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 5,273 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(18)	Includes 546,974 shares owned through a grantor trust, of which Mr. Stern is the trustee. Also includes 138,000 shares issuable upon exercise of options exercisable within 60 days. Includes 525,085 shares pledged by Mr. Stern. Excludes 10,108 and 1,416 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant and upon retirement from the Board, respectively.

(19)	Includes 11,715,315 shares issuable upon exercise of options exercisable within 60 days and 365 fully vested deferred stock units and dividend equivalents to be released within 60 days for all directors and executive officers as a group. Also includes 525,085 shares pledged by one director. Excludes 78,525 fully vested deferred stock units, restricted stock units and related dividend equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2011, except for the following: a late Form 4 was filed to report a sale of shares from a trust by Mr.  Altman that was reported late by his broker in fiscal 2011.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2011, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2011, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of September 25, 2011 (number of shares in millions):

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (1)	165	(2)	$39.38	(3)	93	(4)
Equity compensation plans not approved by stockholders (5)	—	(6)	$—		2

Total (7)	165		$39.38		95

(1)	Consists of five plans: the Company’s 1991 Stock Option Plan, 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan, and the Amended and Restated 2001 Employee Stock Purchase Plan.

(2)	Includes approximately 21 million shares that may be issued upon the satisfaction of performance objectives or other conditions pursuant to PSUs and RSUs granted under the 2006 Long-Term Incentive Plan. The PSUs include the maximum number of shares that may be issued.

(3)	Does not include outstanding PSUs and RSUs.

(4)	Includes approximately 18 million shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan, of which approximately 2 million shares are subject to purchase under the current offering period.

(5)

Consists of the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended (the Atheros Plan), which was assumed in connection with the acquisition of Atheros in May of 2011. The Atheros Plan provides for the issuance of the Company’s common stock in connection with stock options, stock appreciation rights, restricted stock and stock units, which may be granted to certain employees who were employed by Atheros immediately prior to the acquisition. The terms and conditions of awards granted under the Atheros Plan are determined pursuant to equity grant administrative procedures established by the Company’s Compensation Committee.

(6)	Includes 47,331 shares that may be issued under the Atheros Plan pursuant to awards granted by Qualcomm subsequent to the acquisition of Atheros.

(7)	Excludes options assumed in connection with mergers and acquisitions, with the exception of Atheros. Approximately 5 million shares of the Company’s common stock were issuable upon exercise of these assumed options. These options have a weighted average exercise price of $30.70 per share. No additional options may be granted under these assumed arrangements.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our code of ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. In accordance with its charter, the Audit Committee is responsible for reviewing and approving related-person transactions between the Company and any directors or executive officers. The Compensation Committee reviews compensation-related transactions with directors or executive officers (such as base salary and annual cash incentives). Any request for us to enter into a transaction with an executive officer or director, or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction, must be presented to our Audit Committee for review and approval. In considering the proposed agreement, our Audit Committee will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties. Additionally, a related-person transaction involving one of our executive officers would be reviewed under our Conflict of Interest and Outside Employment policy, which would require review of the potential transaction by appropriate levels of management and the Company’s legal department.

During fiscal 2011, we employed the family members of certain directors and executive officers. Those employees whose compensation exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the described transactions that is material to them or the Company. Moreover, none of the following directors or executive officers believes that they have a direct or indirect material interest in the employment relationships of the listed family members. Stock options and other awards were granted under our 2006 Long-Term Incentive Plan, and the options have exercise prices that were equal to the closing price of our stock on the date of grant. Options granted before September 28, 2009 vest as follows: 10% of the shares subject to the option vest on the six-month anniversary of the date of grant, with ratable monthly vesting over the remainder of the five-year vesting period. Options granted on or after September 28, 2009 vest as follows: 12.5% of the shares subject to the option vest on the six-month anniversary of the date of grant, with ratable six-month vesting over the remainder of the four-year vesting period. Options granted to family members of certain directors and executive officers under any of our stock option plans have a term of either ten years or seven years. Generally, restricted stock units vest three years from the grant date. Generally, vesting of both stock options and restricted stock units is contingent upon continued service with the Company.

Dr. Paul E. Jacobs is the son of Dr. Irwin Mark Jacobs, a director of the Company. Dr. Paul Jacobs serves as our Chairman and Chief Executive Officer (CEO). Dr. Paul Jacobs was compensated as described below under the heading “Executive Compensation and Related Information.”

Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, QCT Corporate Development. During fiscal 2011, Duane A. Nelles III earned $236,338 in base salary and $120,000 in cash incentives and received restricted stock unit grants totaling 10,200 shares. Additionally, Duane A. Nelles’s son, Paul S. Nelles, serves as a Senior Project Manager. During fiscal 2011, Paul Nelles earned $105,244 in base salary and $19,300 in cash incentives and received restricted stock unit grants totaling 575 shares.

Steven R. Altman’s brother, Jeffrey S. Altman, serves as Vice President, Business Development. Jeffrey Altman earned $210,646 in base salary and $60,000 in cash incentives during fiscal 2011 and received restricted stock unit grants totaling 6,100 shares.

Steven M. Mollenkopf’s brother, James D. Mollenkopf, serves as Senior Director, Strategic Development. James Mollenkopf earned $192,614 in base salary and $72,500 in cash incentives during fiscal 2011 and received a stock option grant for 11,000 shares of our stock at an exercise price of $44.76 per share and a restricted stock unit grant for 1,875 shares.

Daniel L. Sullivan’s daughter, Megan Delgado, serves as Senior Manager, Marketing. Megan Delgado earned $100,233 in base salary and $21,500 in cash incentives during fiscal 2011 and received restricted stock unit grants totaling 634 shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2012 Proxy Statement.

COMPENSATION COMMITTEE

Stephen M. Bennett, Chair

Barbara T. Alexander

Marc I. Stern

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section of the proxy statement includes the following:

•

The Executive Summary highlights our pay-for-performance approach and key compensation programs and provides a brief overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal 3 (advisory vote on executive compensation, or “Say-on-Pay”).

•

The Compensation Discussion and Analysis (CD&A) section describes and analyzes our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2011. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.”

•

The Compensation Risk Management section describes the process applied, and the factors considered by both the Company and the Compensation Committee, in an assessment that concluded that our compensation policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on the Company.

•

The Compensation Tables and Narrative Disclosure section reports the compensation and benefit amounts paid to our NEOs for fiscal 2011. The amounts attributable to long-term equity incentive awards represent the grant date fair value of those awards for which actual amounts earned or realized is dependent upon the Company’s stock price performance and continued employment with Qualcomm.

Executive Summary

Pay for Performance: In structuring our cash incentive award program, we use Non-GAAP revenues and Non-GAAP operating income as financial objectives because they (1) focus the executive officer team on overall business growth and profitability; (2) provide direct linkage between decisions and outcomes; and (3) are two key factors that influence stockholder value. The Compensation Committee determined that the Non-GAAP objectives better enable evaluation of operating results on a consistent and comparable basis than would objectives measured in conformity with GAAP. These Non-GAAP objectives exclude the Qualcomm Strategic Initiatives (QSI) reportable segment, certain estimated share-based compensation and certain acquisition-related items because we view such items as unrelated to our operational performance. Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income and fiscal 2009 Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance. See further discussion under the “Fiscal 2011 annual cash incentive program” section on page 33. The most directly comparable GAAP financial measures and information reconciling these adjusted Non-GAAP financial measures to our financial results prepared in accordance with GAAP are included in Appendix 3.

The two graphs below are intended to provide context for understanding the increased annual cash incentives our NEOs earned for fiscal 2011 as compared to the amounts they earned for fiscal 2010 and 2009. The “Percent Growth in Financial Objectives” graph on the left below shows that our fiscal 2011 financial objectives established targets of double-digit growth (14% in Non-GAAP revenues and 11% in Non-GAAP operating income) above our fiscal 2010 achievements. Our fiscal 2010 financial objectives established targets of single-digit growth (4% in Non-GAAP revenues and 2% in Non-GAAP operating income) above our fiscal 2009 achievements. The “Percent Growth in Financial Achievements” graph on the right below shows that our fiscal 2011 financial achievements exceeded the double-digit growth objectives (30% actual growth in Non-GAAP revenues and 35% actual growth in Non-GAAP operating income). Our fiscal 2010 financial achievements also exceeded the growth objectives (6% actual growth in Non-GAAP revenues and 5% in actual growth in Non-GAAP operating income), but not to the same extent that was achieved in fiscal 2011.

Percent Growth in Financial Objectives                        Percent Growth in Financial Achievements

The “Percent of Financial Objectives Achieved and Resulting Incentive Multiple” graph below shows the relationship between our financial performance and the factor we used to determine the funds available for the annual cash incentive awards. In fiscal 2011, we achieved 114% of our Non-GAAP revenues objective and 122% of our Non-GAAP operating income objective, resulting in an Incentive Multiple of 1.90 (see the “Fiscal 2011 annual cash incentive program” and “Grants of Plan-Based Awards” sections for descriptions of the cash incentive program and formula). We place more relative weight on Non-GAAP operating income performance than on Non-GAAP revenues performance because we believe profit is slightly more important for stockholder value creation than top-line growth. In fiscal 2010, while we exceeded the objectives for fiscal 2010 to an extent similar to fiscal 2009, the funding rate for our cash incentive plan was slightly reduced from the fiscal 2009 rate because we achieved a higher percentage of our Non-GAAP operating income objective for fiscal 2009.

Percent of Financial Objectives Achieved and Resulting Incentive Multiple

Because of our strong financial performance in fiscal 2011, the Compensation Committee determined that, consistent with the incentive program design, the CEO’s and the other NEOs’ annual cash incentive awards for fiscal 2011 would be above the target amounts established at the beginning of fiscal 2011 and greater than the amounts received for fiscal 2010 and 2009, as illustrated in the “NEO Annual Cash Incentive Awards” graph below.

NEO Annual Cash Incentive Awards

CEO Compensation: Dr. Jacobs’s 2011 total direct compensation (i.e., salary, cash incentive and long-term equity awards) was 24% more than each of his 2010 and 2009 amounts. The “CEO Pay for Performance” graph below presents Dr. Jacobs’s total direct compensation (TDC) compared to the Non-GAAP revenues and Non-GAP operating income achievements for fiscal 2009 through 2011.

CEO Pay for Performance

The “CEO Pay Components” graph below compares Dr. Jacobs’s salary, cash incentive earned and long-term incentive award for fiscal 2011, 2010 and 2009. His fiscal 2011 equity award consisted of performance stock units (PSUs) and restricted stock units (RSUs), while his fiscal 2010 equity award consisted of stock options and PSUs, and his fiscal 2009 equity award consisted entirely of stock options.

Dr. Jacobs’s cash incentive award for fiscal 2011 of $5.5 million was 90% more than the target amount of $2.9 million, 63% more than his fiscal 2010 award of $3.4 million and 53% more than his fiscal 2009 award of $3.6 million. This reflects our fiscal 2011 results, which substantially exceeded the goals that we set at the beginning of the year, whereas our results for fiscal 2010 and 2009 were much closer to the goals set at the beginning of those years.

CEO Pay Components

Current Status of our PSU Programs: During fiscal 2011, there were two concurrent PSU programs in place: (1) the fiscal 2010 PSU program (described in the “Performance Stock Units” section under “Grants of Plan-Based Awards” in our proxy statement dated January 20, 2011); and (2) the fiscal 2011 PSU program (described in the “Fiscal 2011 Annual Long-Term Incentive Awards” section in the CD&A and the “Performance Stock Units” section under “Grants of Plan-Based Awards” in the “Compensation Tables and Narrative Disclosures” section of this proxy statement). Because two measurement periods have been completed for the fiscal 2010 PSU program and no measurement periods have yet been completed for the fiscal 2011 PSU program, we can provide a status update for only the fiscal 2010 PSU program in this proxy statement.

The first measurement period of our fiscal 2010 PSU program was completed during fiscal 2011, and the second measurement period was completed shortly after the end of fiscal 2011. The third measurement period will be completed on April 30, 2012, and the fourth (and final) measurement period will be completed on October 31, 2012. During the first measurement period, our Total Shareholder Return (TSR) was slightly below that of the NASDAQ 100, resulting in slightly fewer than target PSUs earned. Our TSR was above that of the NASDAQ 100 during the second measurement period, and PSUs above the target amount were earned. The “Summary of Fiscal 2010 PSU Program Performance” table below presents the results of these first two measurement periods.

Summary of Fiscal 2010 PSU Program Performance

Performance Period	Qualcomm TSR	÷	NASDAQ 100 TSR	=	Ratio of Qualcomm to NASDAQ 100	Percent of Measurement Period Target Award Earned
11/2/2009 - 4/29/2011	130.76%		134.72%		97.06%	98.53%
11/2/2009 - 10/31/2011	126.03%		119.25%		105.69%	102.84%

Compensation Program Practices: We have many practices that promote consistent leadership, decision-making and actions among our NEOs that are consistent with our values of innovation, execution and collaboration without taking inappropriate or unnecessary risks. These practices include:

•

In fiscal 2011, a majority of the long-term incentive awards granted to our CEO, the other NEOs and other executive officers were in the form of performance-based awards. The mix of PSUs and RSUs rewards relative and absolute stock price appreciation, thereby aligning the interests of our stockholders and executive officers.

•

On average, 77% of our NEOs’ fiscal 2011 annual target compensation was attributable to the grant date fair value of long-term incentive equity awards, and 91% of their fiscal 2011 annual target compensation was variable in the form of annual cash incentives and long-term incentive equity awards.

•	We have a balance of short-term (Non-GAAP revenues and Non-GAAP operating income) and long-term (relative TSR) performance measures.

•

We have a balance of time horizons for our ongoing incentive awards, including an annual cash incentive program, a three-year PSU program, RSUs that become fully vested three years after the grant date and stock options that become fully vested four years after the grant date with a seven-year term.

•

We limit the potential annual cash incentive amounts that the NEOs may earn to 2.5 times the target amount. We introduced PSUs in fiscal 2010 and limited the potential number of shares of Qualcomm stock that our NEOs may earn to 2.0 times the target amount for the fiscal 2011 awards and 1.25 times the target amount for the fiscal 2010 awards. The higher maximum award for fiscal 2011 aligns relative earned compensation with relative performance (e.g., compensation in the top quartile is earned for performance achieved in the top quartile) consistent with our pay-for-performance philosophy. The fiscal 2010 awards included a minimum award of 75% of the target amount, whereas the fiscal 2011 awards did not include a minimum award amount.

•

We continued the risk assessments for our compensation and benefit programs and human resources data management processes and practices relative to executive, non-executive and sales compensation programs that we initiated in fiscal 2010.

•

We established stock ownership guidelines in September 2006. In October 2010, we increased the ownership guideline for the CEO from five times to six times annual base salary. Our CEO and two of the other NEOs were required to and have met their respective guidelines as of September 25, 2011, and the remaining NEOs are progressing towards their respective guidelines.

•	We do not make tax gross-up payments on compensation or benefits, except where directly business-related and provided in a policy applicable to all eligible employees, such as relocation.

•

We adopted a cash incentive compensation repayment (“claw back”) policy effective January 1, 2009, and we intend to amend the policy to comply with the additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.

•

Our insider trading policy for executive officers and non-employee directors prohibits transactions involving “short-swing” profits, short sales and derivatives, including put and call options and forward sales contracts.

Our policy requires that a Qualcomm trading compliance officer first pre-clear complex transactions such as loans and other transactions that may be structured to monetize or otherwise obtain value for stock holdings.

•

We employ our NEOs “at will,” without severance agreements or employment contracts. Thus, our CEO and other NEOs do not have guaranteed arrangements for cash compensation or severance upon a change in control or excise tax gross-up for change-in-control payments. Furthermore, no outstanding unvested equity awards assumed by an acquirer in the event of a change in control would accelerate for employees, including NEOs, who were not involuntarily terminated or who did not terminate voluntarily “for good reason” during a specified period after the change in control (i.e., “double-trigger” treatment of unvested awards).

Our compensation programs are subject to a thorough process that includes Compensation Committee review and approval of program design and practices; the advice of an independent, third-party compensation consultant engaged by the Compensation Committee; and long-standing, consistently applied practices with respect to the timing and pricing of stock options.

Compensation Discussion and Analysis

In this section, we discuss and analyze our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2011. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.” They are:

•	Dr. Paul E. Jacobs, Chairman and CEO, has 21 years of service with Qualcomm and has been CEO since July 2005 and Chairman since March 2009.

•	Mr. William E. Keitel, Executive Vice President (EVP) and CFO, has 15 years of service with Qualcomm and has been CFO since February 2002.

•	Mr. Steven R. Altman, Vice Chairman, has 22 years of service with Qualcomm and has been Vice Chairman since November 2011. During fiscal 2011, Mr. Altman served as President.

•

Mr. Steven M. Mollenkopf, President and Chief Operating Officer, has 17 years of service with Qualcomm and has been President and Chief Operating Officer since November 2011. During fiscal 2011, Mr. Mollenkopf served as Executive Vice President and Group President.

•	Mr. Donald J. Rosenberg, EVP, General Counsel and Corporate Secretary, has 4 years of service with Qualcomm.

Compensation Program Objectives and What We Reward: Our compensation program has five primary objectives:

•	Align the interests of our NEOs and long-term stockholders;

•

Pay for performance: annual cash incentive amounts earned vary with performance compared to pre-established financial objectives, and amounts potentially realized from long-term equity incentive awards will vary with absolute stock price performance and relative TSR;

•	Deliver pay that is competitively reasonable and appropriate for our business needs and circumstances;

•	Reflect high standards for corporate governance and compensation-related risk management; and

•	Be tax efficient for the Company.

Key Components of Our NEO Compensation Program: We are including three tables to summarize the key components of our NEO compensation program. The first table, immediately below, includes the principal components of our pay-for-performance approach. The other two tables are included in the final section of the CD&A under the heading “Other Components of Our Executive Compensation Programs” on page 45. These two additional tables summarize benefit programs that are available only to our NEOs and other employees in vice president or senior vice president roles and benefit programs that are generally available to all of our U.S.-based employees, including our NEOs.

Principal Components of our Pay-for-Performance Approach (1)

Component	Purpose	Form	Pay-for-Performance	Comment

Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance, contributions to the business, competitive practices and internal comparisons.	Annual fixed cash compensation. Base salary reflects the employee’s level of responsibility, expertise, skills, knowledge and experience. The Compensation Committee determines the amount in November and any adjustment to the annual rate is effective in late December.

Annual cash incentive	Encourage and reward contributions to our annual financial performance objectives. Engage executives in execution, collaboration and teamwork. Emphasize accountability for results.	Cash	The potential award amount varies with the degree to which we achieve our annual financial objectives and the extent to which the NEO contributes to strategic and operational objectives.	Annual variable cash compensation. The Compensation Committee, at its sole discretion, may adjust the amount of the annual cash incentive earned as calculated based on the pre-established formula. It determines the fiscal year target amount in November and approves the actual amount earned the following November, after the close of the fiscal year.

Long-term incentive

Encourage and reward building long-term stockholder value, employment retention and company stock ownership. Engage executives in innovation and align them with stockholder interests. We provide a mix of equity award types to balance specific objectives.

Stock options: Reward absolute stock price appreciation.

PSUs: Reward relative stock performance.

RSUs: Maintain retention value through short-term market volatility.

PSUs, RSUs and Stock options

PSUs: A variable amount of Qualcomm shares are awarded based on the relative performance of our TSR compared to that of the NASDAQ 100.

RSUs: Retain executives and align them with stockholders’ interests by awarding a fixed number of Qualcomm shares upon vesting.

Stock Options: The potential appreciation in our stock price above the option exercise price motivates our NEOs to build stockholder value. NEOs may realize an amount only if our stock price appreciates over the option term.

Long-term variable share-based compensation. The Compensation Committee, at its sole discretion, determines the mix of equity awards (stock options, RSUs and PSUs) and the value of awards granted each year. It determines the value of the awards in November and the awards are granted on the date the Compensation Committee approves the awards. We encourage stock ownership through guidelines applicable to all of our executive officers.

(1)	All of our employees receive a base salary and are eligible to participate in our annual cash incentive program, and substantially all of our employees are eligible to participate in our long-term incentive program.

Determining the Amount of Compensation for Our NEOs: The amount of compensation we provide our NEOs is intended to be:

Competitively reasonable and appropriate for our business needs and circumstances. We consider competitive compensation practices by other companies as reference points that the Compensation Committee may use for comparative purposes. We do not target specific benchmark percentiles.

Internally fair and equitable relative to roles, responsibilities and work relationships. Management and the Compensation Committee may consider certain business and individual factors to evaluate internal fairness and equity. We do not attempt to establish specific internal relationships among the NEOs.

Variable from year-to-year based on the Company’s performance and individual performance (“pay-for-performance”). Our annual cash incentive program and long-term incentive awards deliver compensation to our NEOs when we achieve our financial performance objectives; the price of our stock appreciates above the stock option exercise price during the option term; and our TSR, relative to the NASDAQ 100 Total Return Index (NASDAQ 100), meets or exceeds a minimum threshold.

In determining the compensation amounts and opportunities, we consider several factors, including (1) competitive compensation practices, (2) business and individual factors, (3) the perspectives provided by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (FWC), and (4) the CEO’s evaluations and recommendations for the other executive officers. We discuss each of these factors in the following sections.

Competitive compensation practices. We conduct analyses using compensation data disclosed in SEC filings to establish reference points (i.e., the statistical median and the 75th percentile) that we use to compare our NEOs’ compensation to that provided by peer companies.

Peer companies for fiscal 2011. The Compensation Committee objectively identified the peer group companies, taking into account FWC’s recommendations, based on the following characteristics with regard to Qualcomm:

•	Principal business in a technology, media or telecommunications industry segment;

•	Generally comparable in market capitalization (guideline of one-quarter to four-times Qualcomm);

•	Comparable performance-based compensation model; and

•	Commonly used as peers of peers (i.e., the peer companies disclosed by the companies we used as peers).

Peer Companies for Fiscal 2011

Adobe Systems	Amazon	Apple
Applied Materials	AT&T	Broadcom
Cisco	Comcast	Corning
Dell	DirecTV	eBay
EMC	Google	Hewlett Packard
IBM	Intel	Microsoft
Motorola	Oracle	Texas Instruments
Time Warner	Time Warner Cable	United Technologies
Verizon	Viacom	Walt Disney
Yahoo!

Changes from the fiscal 2010 peer companies included the addition of Time Warner Cable because it was (1) comparable in terms of net income and market capitalization, (2) a recent spin-off from another peer company and (3) a potential competitor for executive talent. Sprint Nextel was excluded for fiscal 2011 because they were below the minimum values established for peer company profitability and market capitalization.

Peer Company Data (1)  (Dollars in billions)

	Range	Median	Qualcomm	Qualcomm’s Rank
Market Capitalization	$15.5 - $252.6	$41.3	$61.4	12 of 29
Revenues (trailing four quarters)	$ 2.9 - $123.0	$24.1	$10.6	22 of 29
Net Income (trailing four quarters)	$(0.1) - $ 16.3	$2.4	$2.1	16 of 29
1-year TSR (2)	8% - 129%	71%	11%	27 of 29
3-year TSR (2)	(28%) - 45%	(3%)	(2%)	13 of 29

(1)	Qualcomm and the peer company data reported was as of February 2010, the time at which FWC prepared the peer company selection analysis. At its April 2010 meeting, the Compensation Committee determined the peer companies that were used for the competitive analyses prepared by FWC. The Compensation Committee reviewed the competitive analyses at its September 2010 meeting, prior to making fiscal 2011 compensation decisions at its November 2010 meeting.

(2)	TSR includes increases in stock price and assumes reinvestment of any dividends paid. The percentage is calculated by dividing (a) the increase or decrease in the stock price and the dividends paid during the period by (b) the stock price at the beginning of the period.

Business and individual factors. In addition to compensation amounts that are competitively reasonable and appropriate, we intend for our compensation amounts to be internally fair and equitable relative to roles, responsibilities and relationships among our NEOs. Accordingly, we also consider many other factors in the process of determining compensation levels for each NEO, including:

•	The Compensation Committee’s evaluation of the CEO and other NEOs;

•	Individual performance and contributions to financial goals, such as Non-GAAP revenues, profitability, free cash flow and Non-GAAP operating expenses;

•	Labor market conditions, the need to retain and motivate the NEO and the NEO’s potential to assume increased responsibilities and long-term value contribution to the Company;

•	Management succession plans and bench strength;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our NEOs;

•	Individual expertise, skills, knowledge and tenure in position; and

•	Leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development.

We do not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment of these factors, along with competitive data, that form the basis for determining the CEO’s, the other NEO’s and executive officers’ compensation.

Other factors considered in determining NEO compensation.

Results from the 2011 Annual Meeting advisory vote on executive compensation. At our 2011 Annual Meeting, the ballot included our first advisory vote on executive compensation, commonly known as “Say-on-Pay.” The vote was not binding upon the Company, the Board of Directors or the Compensation Committee. Of the votes cast, including abstentions, 94.4% were “FOR” the compensation of the executive officers as disclosed in the “Executive Compensation and Related Information” section of the proxy statement. The Compensation Committee was cognizant of this result in its considerations to continue the key components, design, implementation and amounts of our compensation programs.

Prior compensation or amounts realized or realizable from prior equity compensation. FWC prepared and reviewed with the Compensation Committee an analysis of the NEOs’ equity holdings based on the current and potential values of their equity awards and ownership of our stock. The Compensation Committee and the CEO reviewed these analyses as part of their broader consideration of alignment with stockholder interests, succession planning and retention of executive officers. The Compensation Committee also determined not to include the amounts of annual cash incentives for fiscal 2010 (paid in fiscal 2011) and the amounts realized or realizable from prior equity awards in establishing compensation amounts for fiscal 2011 because we award cash incentives for fiscal year performance, and equity awards are forward-looking long-term incentives granted as part of the direct compensation that the Compensation Committee establishes each year. The Compensation Committee believes that reducing equity award grant values because of prior gains and ownership could penalize our executive officers for their long-term service and past and future performance.

CEO involvement in compensation decisions. After the end of the fiscal year, the Compensation Committee and the CEO discussed our business performance, his performance and his evaluation of and compensation recommendations for the other NEOs. The Compensation Committee, without the CEO present, determined the CEO’s base salary, annual cash incentive and long-term equity awards. The Compensation Committee also approved the CEO’s recommendations for base salaries, annual cash incentives and long-term equity awards for the other NEOs.

The Compensation Committee’s independent consultants and advisors.

Consultants and advisors. The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2011, the Compensation Committee engaged an independent executive compensation consulting firm, FWC, to advise it on compensation matters. FWC reported directly to the Compensation Committee. We did not engage FWC for any additional services during fiscal 2011 beyond its support of the Compensation Committee. The engagement did not raise any conflicts of interest, and pursuant to this engagement, FWC:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	Provided analyses of potential risks arising from our executive, non-executive and sales compensation programs;

•	Provided analyses of aggregate equity compensation spending;

•	Reviewed and commented on recommendations regarding NEO compensation; and

•	Advised the Compensation Committee on specific issues as they arose.

Representatives from FWC attended all Compensation Committee meetings during fiscal 2011 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Compensation Committee meetings. We paid $261,512 in fees to FWC during fiscal 2011, all for work that was directly in support of the Compensation Committee and execution of the Committee’s responsibilities under its charter.

The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper. The total rewards management department within our human resources organization supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.

Discussion of NEO Compensation for Fiscal 2011

In the first quarter of fiscal 2011, the Compensation Committee determined base salaries, target annual cash incentives and the grant date fair value of long-term incentive awards for the NEOs. The Compensation Committee considered information from FWC’s competitive analysis, the business and individual factors described above, tax efficiency and the CEO’s recommendations for the other NEOs in determining these amounts. The two graphs below summarize the total direct compensation profiles for our NEOs.

The “NEO Annual TDC for Fiscal 2011” graph below compares the target TDC amount for each NEO relative to the 50th (the triangle-shaped markers) and 75th (diamond-shaped markers) percentiles of competitive practice.

NEO Annual TDC for Fiscal 2011

(1)	Excludes the $3.2 million value of a special retention equity award granted to Mr. Rosenberg in fiscal 2011 in the form of RSUs that cliff-vest four years from the grant date. The value of this equity award was excluded because the Compensation Committee views it as a special amount related to Mr. Rosenberg’s key leadership at a time of complex and critical global legal affairs and government relations.

The “Relationship of TDC between CEO and Other NEOs” graph below presents the relationship of the CEO’s TDC as a multiple of the TDC for each of the four other NEOs. For example, Dr. Jacobs’s TDC is 1.8 times greater than Mr. Altman’s TDC. These relationships may be useful when considering succession planning as well as alignment and engagement among the NEOs. The CEO reviewed these relationships in making his recommendations for the other NEOs to the Compensation Committee, but the Compensation Committee did not establish specific internal compensation relationships among the NEOs when determining TDC for the other NEOs for fiscal 2011.

Relationship of TDC between CEO and Other NEOs

(1)	Excludes the $3.2 million value of a special retention equity award granted to Mr. Rosenberg in fiscal 2011 as noted above.

The “Contribution of Each Pay Component to TDC for Fiscal 2011” graph below illustrates the proportionate contribution of each pay component to TDC. For the NEOs, 94% of Dr. Jacobs’s TDC varies based on performance (the sum of the target annual cash incentive and the grant date fair value of long-term equity incentive awards divided by TDC). On average, 77% of our NEOs’ fiscal 2011 annual target TDC was attributable to the grant date fair value of long-term incentive equity awards, and 91% of their fiscal 2011 annual target TDC was variable in the form of annual cash incentives and long-term incentive equity awards. These proportionate contributions are substantially the same as in fiscal 2010.

Contribution of Each Pay Component to TDC for Fiscal 2011

(1)	Excludes the $3.2 million value of a special retention equity award granted to Mr. Rosenberg in fiscal 2011 as noted above.

(2)	The fair values of the RSUs were determined using the closing price of Qualcomm stock on the grant date.

(3)	The fair values of the PSUs were determined using a Monte-Carlo simulation (a form of a binomial option-pricing model) with the following assumptions: expected volatility of 40.91% for Qualcomm and 30.31% for the NASDAQ 100; expected volatility of 32.80% for Qualcomm’s ending stock price; a correlation coefficient of 0.7347; risk-free rates of return of 0.39%, 0.51%, 0.64% and 0.77% for the 18-, 24-, 30- and 36- month performance periods, respectively; and a dividend rate of 1.5%.

Fiscal 2011 annual cash incentive program. During the first quarter of fiscal 2011, the Compensation Committee, after consultation with the CEO and review by the Board of Directors, established Non-GAAP revenues and Non-GAAP operating income objectives for the fiscal 2011 annual cash incentive program. The Non-GAAP revenues and operating income objectives for fiscal 2011 were $1.5 billion (14%) and $470 million (11%) more than the Non-GAAP revenues and operating income achieved for fiscal 2010, respectively. We applied a relative weighting of 40% to Non-GAAP revenues and 60% to Non-GAAP operating income to emphasize the relative importance of operating income on stockholder value creation.

The “Fiscal 2011 Annual Cash Incentive Calculation” table below reports our Non-GAAP revenues and Non-GAAP operating income objectives and results for fiscal 2011. We achieved 114% and 122% of our Non-GAAP revenues and Non-GAAP operating income objectives for fiscal 2011, respectively. These levels of performance, when applied to the formula approved by the Compensation Committee at the beginning of fiscal 2011, resulted in an incentive target multiple of 1.90 before any CEO and Compensation Committee discretion was applied. (See the narrative under “Grants of Plan-Based Awards” that provides a detailed description of the cash incentive program and formula.)

Fiscal 2011 Annual Cash Incentive Calculation

	Results ($000s)	÷	Target ($000s)	=	Achievement Ratio	x	Relative Weight		Weighted Achievement Ratio
Non-GAAP revenues (1)	14,319,587		12,527,901		114%		40%		45.7%
Non-GAAP operating income (1)	5,818,845		4,786,176		122%		60%		72.9%

							Sum	=	118.6%

					Incentive Multiple(2)(3)				1.90

(1)	Fiscal 2011 Non-GAAP revenues and Non-GAAP operating income were adjusted to exclude certain items for calculating financial performance. See further discussion below.

(2)	See the “Annual Cash Incentive Program” section under “Grants of Plan-Based Awards” for a discussion of how we calculate the incentive multiple.

(3)	The incentive multiple has been rounded to the nearest hundredth.

Consistent with past practice, the fiscal 2011 annual cash incentive program authorized the Compensation Committee to adjust reported Non-GAAP revenues and Non-GAAP operating income for calculating financial performance on which fiscal 2011 cash incentives were determined to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages. As a result, $637 million and $265 million were excluded from Non-GAAP revenues and Non-GAAP operating income, respectively, for this purpose. The Compensation Committee determined that it was appropriate to exclude the items listed below in order to align award payments more closely with underlying business growth trends and eliminate volatile swings (up or down) caused by these unusual items. For fiscal 2011, the Compensation Committee adjusted Non-GAAP revenues and Non-GAAP operating income to exclude the following:

•	Certain revenues resulting from agreements with two licensees to settle ongoing disputes;

•

Revenues and operating income related to Atheros Communications, Inc., which was renamed Qualcomm Atheros, Inc. (Atheros) that were included in Qualcomm’s Non-GAAP results since the date Atheros was acquired in May 2011.

•	Charitable contributions resulting from the establishment of the Qualcomm Charitable Foundation.

The “Fiscal 2011 Company Performance-Adjusted and Actual Cash Incentive Award Amounts” table below shows, for each NEO, the target annual cash incentive established at the beginning of fiscal 2011, the performance-adjusted incentive amount that is the product of multiplying the target annual cash incentive by the incentive multiple of 1.90, the actual incentive award amount approved by the Compensation Committee and the variance between the award and performance-adjusted amounts.

Fiscal 2011 Company Performance-Adjusted and Actual Cash Incentive Award Amounts

Name	Target Annual Cash Incentive ($)	Performance- Adjusted Incentive Amount ($) (1)	Amount Awarded by Compensation Committee ($)	Variance of Award Amount vs. Performance- Adjusted Amount
Jacobs	2,900,000	5,510,000	5,500,000	-0.2%
Altman (2)	1,169,000	2,221,100	2,000,000	-10.0%
Mollenkopf (2)	975,000	1,852,500	2,000,000	8.0%
Keitel	862,500	1,638,750	1,600,000	-2.4%
Rosenberg	715,000	1,358,500	1,350,000	-0.6%

(1)	The Performance-Adjusted Incentive Amount is the product of the Target Annual Cash Incentive multiplied by the Target Incentive Multiple of 1.90 and represents a reference point that the Compensation Committee considers along with individual accomplishments in determining the NEOs’ annual cash incentive awards.

(2)	The incentive awards for Messrs. Altman and Mollenkopf reflect the CEO’s and Compensation Committee’s consideration of their individual achievements described below and the CEO’s recommendation and the Compensation Committee’s decision to award them equivalent amounts for fiscal 2011.

Fiscal 2011 annual long-term incentive awards. The Compensation Committee exercises its discretion in approving long-term incentive award amounts. A key consideration is the resulting target direct compensation relative to competitive practices and internal pay relationships. Our compensation philosophy and practice is that total direct compensation is reasonable and appropriate when relative competitive pay is fairly aligned with relative competitive performance. After it has considered the resulting position of total direct compensation relative to competitive practice, the Compensation Committee then considers individual performance and contributions, long-term potential and retention, internal fairness and equitability and the business and individual factors described earlier.

In fiscal 2010, the Compensation Committee established a strategy to de-emphasize stock options in favor of other types of long-term equity incentives for executive officers by including grants of PSUs and RSUs in addition to stock options. We structured an ongoing PSU program to award a variable amount of Qualcomm shares based on the relative performance of our TSR compared to that of the NASDAQ 100. In this way, PSUs reward relative stock performance, including dividends; stock options reward absolute stock price appreciation; and RSUs reward stock performance while maintaining retention value through short-term market volatility. We selected the NASDAQ 100 because it (1) represents a broader capital market with which we compete for talent and capital investments, (2) is representative of the broad range of our business operations, which includes licensing of intellectual property and sales of products and services, (3) is both objectively determined and readily available, and our performance compared to the index can be evaluated at any time, (4) provides transparency for participants and stockholders and (5) facilitates the tracking and administration of the plan. (See the “Performance Stock Units” section under “Grants of Plan-Based Awards” for a description of the PSU program.)

During the first quarter of fiscal 2011, the Compensation Committee awarded a combination of PSUs and RSUs to our executive officers, and, excluding the special retention RSUs awarded to Mr. Rosenberg, each executive officer received a majority of his equity awards in the form of PSUs. We made adjustments to the fiscal 2010 PSU program (described in our last proxy statement) in establishing the fiscal 2011 PSU program. The design of the fiscal 2011 PSU program is depicted in the “Fiscal 2011 PSU Award Structure” table below.

Fiscal 2011 PSU Award Structure

Qualcomm TSR relative to the NASDAQ 100	Percent of Target Award Amount that may be Earned
Maximum: 133% and above	200%
Target: 100%	100%
Threshold: 66%	33%
Less than 66%	0%

The total award amount that may be earned may not exceed the target award amount if Qualcomm’s TSR for the three-year performance period is negative. The performance period is the three-year period from November 1, 2010 to October 31, 2013, with four separate measurement periods of 18, 24, 30 and 36 months. We determined that four separate measurement periods would encourage and reward sustained and continuous growth over the three years and align with stockholders’ interests. The PSUs will not vest until the end of the performance period and include dividend equivalent rights. The dividend equivalents will accrue, in the form of additional shares of Qualcomm stock, on earned shares with vesting and distribution on the third anniversary of the grant date. The cliff-vest provision provides a retention component and aligns with the three-year performance period. The RSUs vest annually in equal amounts over three years and include dividend equivalent rights. The PSUs and RSUs are consistent with our long-term incentive program because they align the interests of our NEOs and our stockholders by rewarding relative and absolute stock price performance, and they provide the additional advantage of being retention tools under certain circumstances.

Awarding a mix of PSUs and RSUs to our NEOs and other employees enables us to address certain strategic compensation objectives, including:

•

Better managing our equity burn rate (the number of shares subject to equity awards granted during the year divided by total common shares outstanding) while we increase our staffing levels and maintain a broad-based equity program in which substantially all of our employees are eligible to receive equity awards;

•	Better managing our overhang (the number of outstanding unexercised stock options and unvested PSUs and RSUs);

•

Better balancing of our NEOs’ equity compensation portfolios, especially in times of high market volatility and when increases to our stock price may be constrained by external factors, such as legal challenges to our business model; and

•	Reinforcing our already strong capability to attract, retain and engage highly talented executives.

Discussion of compensation for Dr. Paul Jacobs, Chairman and CEO.

	Fiscal 2011	Fiscal 2010	Change
Salary	$1,150,591	$1,146,644	0.3%
Annual cash incentive earned	5,500,000	3,370,000	63.2%

Total cash compensation	6,650,591	4,516,644	47.2%
Annual long-term incentive award grant date fair value	14,322,329	12,375,102	15.7%

Total direct compensation (TDC)	$20,972,920	$16,891,746	24.2%

Dr. Jacobs’s TDC for fiscal 2011 was 24% more than the fiscal 2010 amount primarily due to the increases in his annual cash incentive and the grant date fair value of his long-term incentive award. The Company’s financial performance exceeded its objectives to a greater extent in fiscal 2011 as compared to fiscal 2010 resulting in a larger annual cash incentive amount. The PSUs included in the long-term incentive award become fully vested at the end of the three-year performance period, and the RSUs vest annually and become fully vested on the third anniversary of the grant date. The actual amount realized is dependent upon relative and absolute TSR for PSUs and absolute TSR for RSUs.

Dr. Jacobs received a bonus award of $7,125 from Qualcomm’s patent award program in fiscal 2011. He received similar amounts from the patent award program in fiscal 2010 and 2009.

The Compensation Committee increased the amount of Dr. Jacobs’s equity award (comprised of both PSUs and RSUs) so that his resulting TDC for fiscal 2011 would be between the median and 75th percentile of competitive practice. The amount of his equity award aligned with the 75th percentile of competitive practice, and slightly more than 50% of the shares awarded were PSUs.

After the end of fiscal 2011, the Compensation Committee awarded Dr. Jacobs an annual cash incentive of $5.5 million, which was 63% more than the amount he received for fiscal 2010. This amount is 0.2% less than the performance-adjusted incentive amount due to a nominal “rounding off” and is not a negative reflection of his performance. In determining his annual cash incentive award, the Compensation Committee considered the performance-adjusted incentive amount and his leadership in accomplishing the following:

•

Dr. Jacobs led the Company to achieve fiscal 2011 strategic initiatives and operational plans, resulting in record earnings per share, record MSM chipset volumes, record CDMA-based device shipments, record QCT and QTL revenues, a record $15.0 billion in total revenues (an increase of 36% year-over-year) and a record $5.0 billion in operating income (an increase of 35% year-over-year). Additionally, under Dr. Jacobs’s leadership, we returned $1.5 billion to shareholders in the form of cash dividends totaling $1.4 billion and share repurchases totaling $142 million. The Company ended the fiscal year well-positioned with a strong balance sheet, including $20.9 billion in cash, cash equivalents and marketable securities.

•

Dr. Jacobs was successful with the overall development and implementation of fiscal 2011 strategies and initiatives aimed at growing revenue, increasing shareholder value and positioning Qualcomm for continued success in the market. Some of the significant highlights included expanding Qualcomm’s licensing base, solidifying the Company’s position in Windows Phone 7, achieving industry success with Snapdragon and demonstrating LTE leadership with the introduction of the world’s first LTE multimode, standards-compliant chipset. He also continued to strengthen relationships with key industry players and a broad range of global operators, especially in the emerging regions of China and India. We completed the $3.1 billion acquisition of Atheros Communications, Inc., providing one of the broadest portfolios of mobile, connectivity and networking solutions in the industry. Additionally, through personal relationships with senior executives and oversight of the Company’s legal strategy, he helped resolve licensing disputes and reached a $1.9 billion spectrum sale agreement with AT&T, helping to optimize shareholder value from the wind down of the FLO TV business.

•	Dr. Jacobs continued to build very positive strategic partnerships across the industry with customers, partners, investors, analysts, government officials and other key constituencies.

•

Our capabilities and capacity for continued growth and success lie in our Company values (innovation, execution and partnership), leadership, employee development, engagement and retention and our culture of high performance. We were named to Fortune Magazine’s “100 Best Companies to Work for in America” for the 13th consecutive year, and we received the Global Business Leadership Award from the National Committee on American Foreign Policy.

Discussion of compensation for Mr. William Keitel, EVP & CFO.

	Fiscal 2011	Fiscal 2010	Change
Salary	$684,632	$670,010	2.2%
Annual cash incentive earned	1,600,000	950,000	68.4%

Total cash compensation	2,284,632	1,620,010	41.0%
Annual long-term incentive award grant date fair value	5,177,902	4,707,265	10.0%

Total direct compensation (TDC)	$7,462,534	$6,327,275	17.9%

Mr. Keitel’s TDC for fiscal 2011 was 18% more than fiscal 2010 primarily due to the increases in his annual cash incentive and the grant date fair value of his long-term incentive award. The Company’s financial performance exceeded its objectives to a greater extent in fiscal 2011 as compared to fiscal 2010 resulting in a larger annual cash incentive amount.

Mr. Keitel’s salary for fiscal 2011 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2011.

The Compensation Committee increased the amount of Mr. Keitel’s equity award (comprised of both PSUs and RSUs) to position his resulting TDC for fiscal 2011 between the median and 75th percentile of competitive practice. The amount of his equity award was between the median and 75th percentile of competitive practice, and slightly more than 50% of the shares awarded were PSUs.

After the end of fiscal 2011, the Compensation Committee awarded Mr. Keitel an annual cash incentive of $1.6 million, which was 68% more than the amount he received for fiscal 2010. This amount is 2.4% less than the performance-adjusted incentive amount due to a nominal rounding off and is not a negative reflection of his performance. In determining his annual cash incentive award, the Compensation Committee considered the performance-adjusted incentive amount and his leadership in accomplishing the following:

•

We continued excellence in the quality of our accounting and reporting practices, including transparent and robust disclosures. We filed all of our quarterly SEC reports simultaneously with our earnings releases. In addition, we successfully maintained membership in the Internal Revenue Service’s (IRS) elite Compliance Assurance Process program, under which Qualcomm’s federal tax returns are fully audited at the time of filing its tax returns, eliminating the need to file amended state returns for IRS adjustments.

•

We achieved excellent returns on our cash holdings and investments in marketable securities during another period of record low interest rates and volatile markets, while generating sufficient cash flows to return capital to stockholders and to fund our acquisitions.

•

Mr. Keitel led negotiations with the California Franchise Tax Board that generated substantial tax savings in California and negotiations that will result in a tax holiday for the relocation of our Qualcomm CDMA Technologies (QCT) segment’s non-U.S. headquarters to Singapore starting in fiscal 2012.

•

Mr. Keitel provided leadership and oversight to our investor relations organization. We upheld best practices on earnings conference calls, analyst meetings and financial disclosures. Institutional Investor recognized Qualcomm for “Best Investor Relations” in the Telecommunications sector of the Technology, Media & Telecommunications category.

Discussion of compensation for Mr. Steven Altman, Vice Chairman.

	Fiscal 2011	Fiscal 2010	Change
Salary	$828,285	$810,014	2.3%
Annual cash incentive earned	2,000,000	1,225,000	63.3%

Total cash compensation	2,828,285	2,035,014	39.0%
Annual long-term incentive award grant date fair value	8,262,728	7,248,303	14.0%

Total direct compensation (TDC)	$11,091,013	$9,283,317	19.5%

Mr. Altman’s TDC for fiscal 2011 was 20% more than the fiscal 2010 amount primarily due to the increases in his annual cash incentive and the grant date fair value of his long-term incentive award. The Company’s financial performance exceeded its objectives to a greater extent in fiscal 2011 as compared to fiscal 2010 resulting in a larger annual cash incentive amount.

Mr. Altman’s salary for fiscal 2011 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2011.

The Compensation Committee increased the amount of Mr. Altman’s equity award (comprised of both PSUs and RSUs) so that his resulting TDC for fiscal 2011 would be between the median and 75th percentile of competitive practice. The amount of his equity award was between the median and 75th percentile of competitive practice, and slightly more than 50% of the shares awarded were PSUs.

After the end of fiscal 2011, the Compensation Committee awarded Mr. Altman an annual cash incentive of $2.0 million, which was 63% more than the amount he received for fiscal 2010 and 10% less than the performance-adjusted incentive amount. The amount of his cash incentive award was lower than the performance-adjusted incentive amount to reflect (1) the CEO’s and Compensation Committee’s decision to award Mr. Altman a cash incentive award amount equivalent to that of Mr. Mollenkopf for internal equitability, (2) his transition from President to Vice Chairman (see the “Compensation Decisions for Our NEOs for Fiscal 2012” section) and (3) his leadership in accomplishing the following:

•	We preserved the model, structure and integrity of our licensing program.

•	Mr. Altman provided leadership, counsel and input relating to licensing matters and other major transactions for the Company.

•	Mr. Altman contributed to our continued global growth through his oversight of our services businesses.

Discussion of compensation for Mr. Steven Mollenkopf, President and Chief Operating Officer.

	Fiscal 2011	Fiscal 2010	Change
Salary	$801,706	$691,158	16.0%
Annual cash incentive earned	2,000,000	1,000,000	100.0%

Total cash compensation	2,801,706	1,691,158	65.7%
Annual long-term incentive award grant date fair value	5,067,851	4,200,556	20.6%

Total direct compensation (TDC)	$7,869,557	$5,891,714	33.6%

Mr. Mollenkopf’s TDC for fiscal 2011 was 34% more than his fiscal 2010 amount primarily due to the increases in his annual cash incentive and the fair value of his long-term incentive award. The Company’s financial performance exceeded its objectives to a greater extent in fiscal 2011 as compared to fiscal 2010 resulting in a larger annual cash incentive amount. In addition, the Compensation Committee increased Mr. Mollenkopf’s fiscal 2011 annual cash incentive target from 110% to 125% of his base salary to position it between the median and 75th percentile and to recognize the additional leadership responsibilities that he assumed for our Qualcomm MEMS Technologies, Inc. subsidiary and our Qualcomm Internet Services division during fiscal 2010.

Mr. Mollenkopf’s salary for fiscal 2011 as reported above and in the “Summary Compensation Table” reflects a 4% increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2011.

The Compensation Committee increased the amount of Mr. Mollenkopf’s equity award (comprised of both PSUs and RSUs) so that his resulting TDC for fiscal 2011 would be slightly below the median of competitive practice. The amount of his equity award was slightly above the median of competitive practice, and slightly more than 50% of the shares awarded were PSUs.

After the end of fiscal 2011, the Compensation Committee awarded Mr. Mollenkopf an annual cash incentive of $2.0 million, which was twice the amount he received for fiscal 2010 and reflects the increase to his cash incentive target as well as company and individual performance for fiscal 2011. This amount is 8% more than the performance-adjusted incentive amount and reflects the CEO’s and Compensation Committee’s decision to award Mr. Mollenkopf a cash incentive amount equivalent to that of Mr. Altman and to recognize his leadership in accomplishing the following:

•

QCT continued its strong financial performance, shipping 483 million Mobile Station Modems (21% growth from fiscal 2010) and delivering $8.9 billion in revenues and $2.1 billion in earnings before tax, representing 32% and 21% growth from fiscal 2010, respectively.

•	We continued QCT’s industry leadership by being recognized as the top fabless semiconductor company, the top wireless chip company and one of the top ten semiconductor companies.

•

Mr. Mollenkopf continued to identify and implement strategies to increase future revenues. QCT is positioned to expand its business and continue to lead in technology. QCT also completed the acquisitions of Atheros and certain assets of Gesturetek, Inc., Bigfoot Networks, Inc. and others.

•	We maintained smartphone system on chip market leadership with Android, Blackberry OS and Windows Phone and grew presence in Android tablet devices.

•	We continued the momentum of our Snapdragon product line and added new and expanded existing customer relationships.

Discussion of compensation for Mr. Donald Rosenberg, EVP, General Counsel and Corporate Secretary.

	Fiscal 2011	Fiscal 2010	Change
Salary	$641,925	$620,006	3.5%
Annual cash incentive earned	1,350,000	950,000	42.1%

Total cash compensation	1,991,925	1,570,006	26.9%
Annual long-term incentive award grant date fair value	4,406,751	4,049,361	8.8%

Subtotal	6,398,676	5,619,367	13.9%
Special retention RSU grant date fair value	3,232,618	—

Total direct compensation (TDC)	$9,631,294	$5,619,367	71.4%

Mr. Rosenberg’s TDC for fiscal 2011 was 71% more than his fiscal 2010 amount primarily because of a special retention equity award granted in the form of RSUs that cliff-vest four years from the grant date.

Mr. Rosenberg’s salary for fiscal 2011 as reported above and in the “Summary Compensation Table” reflects an increase awarded by the Compensation Committee that was effective during the first quarter of fiscal 2011.

The Compensation Committee increased the amount of Mr. Rosenberg’s annual equity award (comprised of both PSUs and RSUs) so that his resulting TDC for fiscal 2011 would be above the 75th percentile of competitive practice. The amount of this equity award was above the 75th percentile of competitive practice and slightly more than 50% of the shares awarded were PSUs. In addition to the annual equity awards that vest three years from the grant date, the Compensation Committee also awarded Mr. Rosenberg a special retention equity award of $3.2 million in the form of RSUs that cliff-vest four years from the grant date. The Compensation Committee and Dr. Jacobs wanted to increase Mr. Rosenberg’s retention incentive because he provides key leadership at a time of complex and critical global legal affairs and government relations.

After the end of fiscal 2011, the Compensation Committee awarded Mr. Rosenberg an annual cash incentive of $1.4 million, which was 42% more than the amount he received for fiscal 2010. This amount is 0.6% less than the performance-adjusted incentive amount due to a nominal rounding off. The percentage increase in the cash incentive earned for fiscal 2011 as compared to fiscal 2010 is less than that of the other NEOs because the Compensation Committee awarded him more than the performance-adjusted incentive amount for fiscal 2010 when it did not do so to the same extent for the other NEOs. Neither of these is a negative reflection on Mr. Rosenberg’s performance. In determining his annual cash incentive award, the Compensation Committee considered the performance-adjusted incentive amount and his leadership in accomplishing the following:

•

Mr. Rosenberg oversaw continued excellence in the quality of our litigation management and outcomes, discovery management practices and protection of our intellectual property and confidential information.

•

We continue to be a party to numerous legal matters. Our discovery management organization collected nearly twice the terabytes of electronically stored information in fiscal 2011 as compared to fiscal 2010.

•	We established an intellectual property leak response team that requested removal of company documents posted without permission on public internet websites.

•	We implemented a new patent foreign filing strategy that resulted in immediate cost savings in fiscal 2011.

•	We succeeded in slowing the future expense growth trajectory for patent filings.

•	Mr. Rosenberg supported the successful outcome in licensing disputes.

•	Mr. Rosenberg continued his efforts to educate governments and regulators about the value of intellectual property and its fundamental role in encouraging innovation and economic development.

Compensation Decisions for Our NEOs for Fiscal 2012

This section provides an update to compensation decisions and actions we made after the end of fiscal 2011.

On October 4, 2011, we announced leadership and organizational changes that included changes to the roles for Steven Altman and Steven Mollenkopf that were effective on November 14, 2011. Mr. Altman was appointed Vice Chairman, and Mr. Mollenkopf was appointed President and Chief Operating Officer. On November 9, 2011, the Compensation Committee met and approved compensation amounts that reflect these changes. In addition, the Compensation Committee approved compensation amounts for the CEO and the other NEOs for fiscal 2012 that were consistent with competitive practices among the peer companies. The Compensation Committee exercised its discretion in determining the annual, ongoing long-term incentive award amounts. We continued our transition to a more performance-based approach for equity compensation that we began in fiscal 2010 by granting RSUs and PSUs, with at least 50% of the annual equity shares awarded to each NEO in the form of PSUs. We will continue to align our annual long-term incentive awards with our strategic objectives and intend to grant at least 50% of such awards in the form of performance-based equity awards and the remainder in the form of RSUs and/or stock options. We designed the PSU program to award a variable amount of shares of Qualcomm stock based on the relative performance of our TSR compared to that of the NASDAQ 100. The key elements of the fiscal 2012 PSU program are the same as the fiscal 2011 program. Furthermore, the RSUs granted to the CEO, the other NEOs and other executive officers include a performance-based vesting provision such that the RSUs will vest only upon the achievement of objectives that equal or exceed a pre-established performance target and the satisfaction of time-based service requirements.

Fiscal 2012 compensation for Dr. Paul Jacobs, Chairman and CEO. The Compensation Committee increased Dr. Jacobs’s base salary by 3.4%, from $1,160,000 to $1,200,000, maintained his annual cash incentive target at 250% of base salary and approved equity awards with an aggregate grant date fair value of $15 million. Of the equity shares awarded, slightly more than 50% were in the form of PSUs with the remainder in the form of RSUs. The PSUs cliff-vest on the third anniversary of the grant date, and the RSUs will vest annually over three years contingent upon the achievement of objectives that equal or exceed a pre-established performance target.

Fiscal 2012 compensation for Mr. William Keitel, EVP and CFO. The Compensation Committee increased Mr. Keitel’s base salary by 2.9%, from $690,000 to $710,000, maintained his annual cash incentive target at 125% of base salary and approved equity awards with an aggregate grant date fair value of $5 million. Of the equity shares awarded, slightly more than 50% were in the form of PSUs with the remainder in the form of RSUs. The PSUs cliff-vest on the third anniversary of the grant date, and the RSUs will vest annually over three years contingent upon the achievement of objectives that equal or exceed a pre-established performance target.

Fiscal 2012 compensation for Mr. Steven Altman, Vice Chairman. The Compensation Committee reduced Mr. Altman’s base salary by 28%, from $835,000 to $600,000, reduced his annual cash incentive target to 100% of base salary and approved equity awards with an aggregate grant date fair value of $4 million. Of the equity shares awarded, slightly more than 50% were in the form of PSUs the remainder in the form of RSUs. The PSUs cliff-vest on the third anniversary of the grant date, and the RSUs will cliff-vest on the third anniversary of the grant date contingent upon the achievement of objectives that equal or exceed a pre-established performance target.

Fiscal 2012 compensation for Mr. Steven Mollenkopf, President and COO. The Compensation Committee increased Mr. Mollenkopf’s base salary by 4.5%, from $780,000 to $815,000, increased his annual cash incentive target to 140% of base salary and approved annual equity awards with an aggregate grant date fair value of $7 million. Of the equity shares awarded, slightly more than 50% were in the form of PSUs with the remainder in the form of RSUs. The PSUs cliff-vest on the third anniversary of the grant date, and the RSUs will vest annually over three years contingent upon the achievement of objectives that equal or exceed a pre-established performance target. The Compensation Committee also approved a special promotion equity award with an aggregate grant date fair value of $5 million, also with slightly more than 50% in the form of PSUs and the remainder in the form of RSUs. The PSUs and RSUs vest annually in equal installments over the three-year period following the second anniversary of the grant date, becoming fully vested on the fifth anniversary of the grant date.

Fiscal 2012 compensation for Mr. Donald Rosenberg, EVP, General Counsel and Corporate Secretary. The Compensation Committee increased Mr. Rosenberg’s base salary by 3.8% from $650,000 to $675,000, maintained his annual cash incentive target at 110% of base salary and approved equity awards with an aggregate grant date fair value of $4.4 million. Of the equity shares awarded, slightly more than 50% were in the form of PSUs with the remainder in the form of RSUs. The PSUs cliff-vest on the third anniversary of the grant date, and the RSUs will vest annually over three years contingent upon the achievement of objectives that equal or exceed a pre-established performance target.

We designed the PSU programs to award a variable amount of shares of Qualcomm stock based on the relative performance of our TSR compared to the NASDAQ 100. The table below summarizes the percentage of the PSU award amount that a NEO would earn at different levels of relative TSR performance.

Qualcomm TSR relative to the NASDAQ 100	Percent of Target Award Amount that may be Earned
Maximum: 133% and above	200%
Target: 100%	100%
Threshold: 66%	33%
Less than 66%	0%

The performance period is three years, from September 26, 2011 (the beginning of fiscal 2012) through September 26, 2014, with four separate measurement periods of 18, 24, 30 and 36 months. The earned PSUs will not vest until the end of the performance period. The PSU awards include dividend equivalents that may accrue, in the form of additional shares of Qualcomm stock, on earned units, but are not paid out on unearned PSUs and vest at the same time as the underlying earned PSUs.

Other Components of our Executive Compensation Programs

On page 28, we noted that there are additional aspects of our executive compensation program. This section discusses those additional aspects.

Components of Our Compensation Program Available to U.S.-Based Executive-Level Employees

Component	Purpose	Form	Comment

Nonqualified deferred compensation

Provide a competitive, tax-efficient defined contribution retirement program for employees deemed to be “highly compensated.” Encourage building long-term stockholder value through a Company contribution in the form of Qualcomm stock (Match Shares).

		Qualcomm stock (Match Shares)	We do not have a pension plan or other defined benefit retirement program. See the Nonqualified Deferred Compensation table, footnote 2, for a description of the Match Shares.

Financial planning reimbursement	Attract and retain executive-level employees. Assist NEOs to efficiently manage their time.	Reimbursement of actual expenses incurred for financial, estate and tax planning	Annual maximum reimbursement of up to $12,500 for the Chairman and CEO and the President and up to $8,000 for the other NEOs.

Additional life insurance	Attract and retain executive-level employees.	Additional coverage, above the amount provided to all employees	The additional coverage is $1 million for the Chairman and CEO and $750,000 for the other NEOs.

Use of corporate aircraft for personal travel	Facilitate flexible travel arrangements and provide security.	Imputed taxable income for W-2 reporting and incremental cost to the Company for reporting the perquisite in this proxy statement.

We do not allow our NEOs to reimburse the Company for the cost for personal flights or for the incremental cost of non-business guests because we do not operate our aircraft on a “for hire” basis under applicable Federal Aviation Administration regulations.

Components of Our Compensation Program Available to All U.S.-Based Employees

Component	Purpose	Form	Comment

Tax qualified deferred compensation	Provide a tax-efficient retirement savings opportunity. Attract and retain employees.	401(k) Plan	The 401(k) Plan is a voluntary, tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.

Employee Stock Purchase Plan (ESPP)	Encourage long-term stock ownership and align employee and stockholder interests. Attract and retain employees.	Qualcomm stock

A tax-qualified, voluntary ESPP available to all U.S.-based employees. (We also make a non-tax-qualified ESPP available to employees based in other countries provided we are able to comply with local regulations.) Annual purchases are limited to $25,000 per employee, through payroll deductions, including the purchase price discount. The purchase price is equal to 85% of the lower of: (1) the fair market value (FMV) on the first day of the offering period or (2) the FMV on the last day of the offering period.

Charitable contribution match	Encourage and extend employees’ support of cultural, educational and community non-profit organizations.	Matching cash paid to the charitable organization

We match 100% of employee contributions, up to pre-defined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for our Chairman and CEO and the President and up to $100,000 annually for the other NEOs.

In addition to the programs identified above, we offered a supplemental health care program that provided limited coverage above the basic health care plan to approximately 3,600 senior-level U.S.-based employees. The purpose of this program was to attract and retain experienced technical talent. For each NEO and eligible dependent, the supplemental health plan provided a maximum annual coverage limit of $7,500 above the basic health plan coverage. Effective January 1, 2011, we discontinued the supplemental health benefit coverage and now provide supplemental coverage for dental and vision expenses only, with an annual coverage limit of $4,250.

Post-Employment Compensation

We do not have employment agreements. We employ almost all U.S.-based employees, including all of our NEOs, “at will,” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation.

We do not have a pre-defined severance plan. We do not have a pre-defined severance plan covering the involuntary termination of employees, including the NEOs. We do not accelerate unvested stock options, RSUs or PSUs in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy.

The table below summarizes the treatment of unvested stock options, RSUs and PSUs following involuntary terminations without cause and the “double trigger” provisions for terminations after a change in control.

Treatment of Unvested Equity Awards in Certain Termination Situations

Situation	Stock Options	RSUs	PSUs

Treatment of unvested awards after involuntary terminations without cause.	10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-defined formula, subject to execution of a general release of claims.	For RSUs that vest less frequently than annual graded vesting, a prorated portion (that does not exceed one-third of the total amount granted) may be vested using a pre-defined formula, subject to execution of a general release of claims.

All unvested PSUs are immediately forfeited. The Compensation Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of the award. This is consistent with the above-mentioned practice that allows our Board to terminate employment with discretion as to the terms and conditions of separation.

“Double trigger” treatment of unvested awards.	If, within 24 months after a change in control, the recipient is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns “for good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.		Vesting of PSUs that remained outstanding after a change in control is accelerated but the number of shares of stock that may be issued will be prorated using a pre-defined formula.

Other Policies and Practices

We have a cash incentive compensation repayment (“claw back”) policy. Effective January 1, 2009, we adopted a policy that would require an executive officer, including a NEO, to repay to us the amount of any annual cash incentive that an executive officer received to the extent that:

•	The amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within 12 months of such payment;

•	The executive officer had engaged in theft, dishonesty or intentional falsification of our documents or records that resulted in the obligation to restate our financial results; and

•	A lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

The Compensation Committee is responsible for the interpretation and enforcement of this repayment policy. We plan to amend our repayment policy to comply with the additional requirements of the Dodd-Frank Act after the SEC adopts new regulations implementing those requirements.

We have long-standing practices regarding the timing, grant date and exercise price for equity awards. We have a long-standing and consistent practice of awarding annual equity awards to the NEOs at the first Compensation Committee meeting held in the first quarter of our fiscal year. The Compensation Committee meetings for the year are scheduled in advance, and we schedule the first meeting for the fiscal year to take place after the earnings release and the filing of our Annual Report on Form 10-K for the prior fiscal year. The Compensation Committee approves base salaries, annual cash incentives and equity awards at the same time to facilitate consideration of total direct compensation to NEOs. We may award stock options and/or RSUs upon hiring a new NEO, and we may award stock options and/or RSUs upon a promotion or change in roles and responsibilities of a NEO. The exercise price of all stock options is the fair market value (i.e., closing price) on the grant date, and the number of shares subject to the options is fixed on the grant date.

We have stock ownership guidelines. Our stock ownership guidelines for all of our executive officers, including our NEOs, help ensure that they maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned and deferred stock units under the Executive Retirement Matching Contribution (ERMC) Plan count towards the equity ownership requirement. Outstanding unexercised stock options and unvested RSUs and PSUs do not count towards the requirement. Dr. Jacobs and Messrs. Altman and Keitel were required to achieve these stock ownership levels by September 2011 (five years after the Board of Directors adopted the guidelines) and met the ownership guidelines as of September 25, 2011. Mr. Mollenkopf is required to achieve his stock ownership guideline of 2 times his base salary by May 2013, five years after becoming an executive officer in May 2008, and his stock ownership guideline of 3 times his base salary by November 2016, five years after his appointment as President in November 2011. Mr. Rosenberg is required to achieve his guideline by October 2012, five years after becoming an executive officer. Messrs. Mollenkopf and Rosenberg are progressing towards their ownership guidelines. If a NEO has not met the guidelines by the deadline, we will require that the NEO, upon a stock option exercise, hold at least 50% of the net shares remaining after required tax withholdings until they meet the minimum guideline. The guidelines are as follows:

Role	Multiple of Base Salary
CEO	6x
President	3x
All other executive officers	2x

Tax regulations. A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Service Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated NEOs, excluding the CFO. The $1 million limit does not apply if the compensation meets

Section 162(m) requirements for performance-based compensation. We designed and administered our fiscal 2010 cash incentive program as cash-denominated performance units granted under the 2006 LTIP to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m). Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2011. Stock options granted under the 2006 LTIP also qualify as performance-based compensation. Only actual shares distributed that are above the PSU target amount will qualify as deductible compensation under Section 162(m). From time-to-time, we may pay compensation to our Section 162(m) covered officers that may not be tax deductible if there are compelling business reasons to do so. Beginning in November 2011, RSUs granted to our executive officers are structured to satisfy the performance-based compensation exception of the 162(m) limit on deductible compensation.

Under Section 409A, a nonqualified deferred compensation plan (such as our ERMC Plan), must comply with certain requirements related to the timing of deferral and distribution decisions, otherwise amounts deferred under the plan could be included in gross income when earned and be subject to additional penalty taxes. Nonqualified stock options are generally exempt from Section 409A if the option satisfies certain requirements. RSUs and PSUs are also generally exempt from Section 409A. We administer the ERMC Plan and equity awards in accordance with Section 409A requirements.

Compensation Risk Management

The Compensation Committee engaged its independent compensation consultant, FWC, to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive, non-executive and sales incentive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a centralized, corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate.) The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•

Effective balance of cash and equity, short- and long-term performance periods, caps on performance-based award schedules and financial metrics with individual factors and Compensation Committee and management discretion; and

•	Ownership guidelines, claw back policy, insider trading policy, equity award approval authorization policy and independent Compensation Committee oversight.

Compensation Tables and Narrative Disclosures

The following tables, narratives and footnotes describe the total compensation and benefits for our NEOs for fiscal 2011. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year because some portion of an NEO’s base salary and cash incentive compensation may have been deferred pursuant to our nonqualified deferred compensation plan.

Summary Compensation Table

Salary. We have a long-standing practice of establishing NEOs’ base salaries concurrent with the calendar year. Salary increases during fiscal 2011 were effective on December 25, 2010. Thus, the salaries reported in this table reflect approximately three months of earnings at the calendar 2010 rates and approximately nine months of earnings at the calendar 2011 rates. We used the calendar year 2011 base salaries in the CD&A when calculating target annual cash and target direct compensation. Salary for NEOs as presented in this table includes vacation match payments payable under our vacation policy, if any.

Bonus. The amounts in this column represent bonuses to the NEOs including amounts received under our patent award program and new hire bonuses, if any. We disclose the annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards. Stock awards granted to NEOs include annual grants and may include special grants for new hire, promotion and/or retention grants. The amounts in this column represent the estimated grant date fair value of RSUs and PSUs granted during the fiscal year. The estimated RSU grant date fair values were determined based on the fair value of our stock on the date of grant. The estimated PSU grant date fair values were determined based on a Monte Carlo simulation. The amounts are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefits from the award. See the “Grants of Plan-Based Awards” table for details on the PSUs granted to the NEOs during fiscal 2011.

Option Awards. Option awards granted to NEOs include annual grants and may include special grants for new hire, promotion grants and/or retention grants. The amounts in this column represent the estimated fair value of stock option awards granted during the fiscal year. The estimated fair value amounts were determined on the date of grant using an option-pricing model and are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefit from the award. We did not grant any stock option awards to the NEOs during fiscal 2011.

Non-Equity Incentive Plan Compensation. The amounts in this column represent cash awards under our annual cash incentive program. The relevant performance period was fiscal 2011. The Compensation Committee approved the annual cash incentives after the end of fiscal 2011; the NEOs received payment of their fiscal 2011 annual cash incentives in November 2011. See the CD&A section and the “Grants of Plan-Based Awards” table and narrative for a description of the incentive program mechanics.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the ERMC Plan at a rate higher than dividends on our common stock. As a result, this column has been omitted from the “Summary Compensation Table.”

All Other Compensation. See the “All Other Compensation” table for an itemized account of all other compensation reported in the “Summary Compensation Table.” Any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits,” have been identified and quantified in accordance with SEC requirements.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Paul E. Jacobs,	2011	1,150,591	7,125	14,322,329	—	5,500,000	742,288	21,722,333
Chairman and Chief	2010	1,146,644	7,500	6,983,378	5,391,724	3,370,000	727,693	17,626,939
Executive Officer	2009	964,427	6,750	—	12,243,249	3,600,000	616,462	17,430,888
William E. Keitel,	2011	684,632	—	5,177,902	—	1,600,000	254,303	7,716,837
Executive Vice President	2010	670,010	—	2,656,296	2,050,984	950,000	192,790	6,520,080
and Chief Financial Officer	2009	684,004	—	—	5,017,725	950,000	264,197	6,915,926
Steven R. Altman,	2011	828,285	4,125	8,262,728	—	2,000,000	344,249	11,439,387
Vice Chairman (1)	2010	810,014	—	4,090,342	3,157,961	1,225,000	360,031	9,643,348
	2009	708,045	—	—	7,292,427	1,260,000	388,633	9,649,105
Steven M. Mollenkopf,	2011	801,706	—	5,067,850	—	2,000,000	68,614	7,938,170
President and Chief Operating	2010	691,158	—	2,370,575	3,933,684	1,000,000	61,249	8,056,666
Officer (1)	2009	637,123	—	2,176,800	3,947,277	950,000	61,487	7,772,687
Donald J. Rosenberg,	2011	641,925	—	7,639,369	—	1,350,000	208,890	9,840,184
Executive Vice President General Counsel and Corporate	2010	620,006	—	2,284,859	1,764,515	950,000	219,466	5,838,846
Secretary	2009	614,625	—	—	3,746,568	950,000	263,553	5,574,746

(1)	During fiscal 2011, Mr. Altman served as President and Mr. Mollenkopf served as Executive Vice President and Group President. Mr. Altman became Vice Chairman and Mr. Mollenkopf became President and Chief Operating Officer on November 14, 2011.

(2)	Fiscal 2011 amounts include $7,125 for Dr. Jacobs and $4,125 for Mr. Altman from our patent award program.

All Other Compensation

Perquisites and Other Personal Benefits. The amounts disclosed represent the full amount of perquisites if the aggregate annual value exceeded $10,000, and each perquisite and other personal benefit is identified by type. If the aggregate annual value of perquisites was less than $10,000, no disclosure was made. We have identified and quantified individual perquisite amounts that exceeded the greater of $25,000 or 10% of the aggregate amount of all perquisites for any NEO.

Executive Retirement Matching Contribution Plan. The amounts disclosed represent the dollar values of common stock used to match up to 10% of the aggregate of the participant’s base salary plus annual cash incentives, less any 401(k) contributions, deferred on a pre-tax basis under the ERMC Plan. The dollar values are based on the average of the fair market value of the stock over the 200 trading days preceding the match date. (See the “Voluntary Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.)

Charitable Match. The amounts disclosed represent our matching contributions for NEO contributions to qualified, tax-exempt non-profit organizations.

Company Match on 401(k) Contributions. The amounts disclosed represent the cash value of our matches to employee contributions to the 401(k) plan.

Life Insurance Premiums. The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1) (2)	Executive Retirement Matching Contribution Plan ($)	Charitable Match ($)	Company Matching 401k Contributions ($)	Life Insurance Premiums ($)	All Other Compensation Total ($)
Paul E. Jacobs	259,097	395,337	75,000	5,325	7,529	742,288
William E. Keitel	45,995	128,685	60,791	4,900	13,932	254,303
Steven R. Altman	40,066	165,088	125,000	5,325	8,770	344,249
Steven M. Mollenkopf	—	50,014	10,035	5,325	3,240	68,614
Donald J. Rosenberg	22,218	130,605	31,256	5,875	18,936	208,890

(1)	The amounts in this column include: Dr. Jacobs – $228,817 for the personal use of our corporate aircraft, $25,000 for financial planning and $5,280 for other insurance premiums; Mr. Keitel – $33,038 for the personal use of our corporate aircraft and $12,957 for financial planning and other insurance premiums; Mr. Altman – for financial planning, other insurance premiums and the personal use of our corporate aircraft; and Mr. Rosenberg – for financial planning, other insurance premiums and the personal use of our corporate aircraft. Under certain limited circumstances, NEOs may use the corporate aircraft for personal purposes. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. The incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to specific flights, are excluded.

(2)	We purchase tickets to various sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses a ticket for personal purposes.

Grants of Plan-Based Awards

Annual Cash Incentive Program. The Compensation Committee approved a target annual cash incentive, expressed as a percentage of base salary, for each NEO. The target annual cash incentive was the potential earnings opportunity for the NEO if we achieved 100% of our financial objectives for Non-GAAP revenues and Non-GAAP operating income. We structured the annual cash incentive program to provide different potential incentive earnings opportunities at various levels of financial performance. The table below shows the relationship between the percentage of financial performance that is achieved (the Weighted Achievement Ratio) and the potential cash incentive opportunity as a percentage of the target annual cash incentive (the Target Incentive Multiple). The Target Incentive Multiple increases 2.2 percentage points for each one percent improvement in the Weighted Achievement Ratio from 80% to 95%; 7.4 percentage points for each one percent improvement from 95% to 110%; and 1.9 percentage points for each one percent improvement from 110% to 150%. The maximum Target Incentive Multiple is 2.5 and applies to Weighted Achievement Ratios of 150% and above. The annual cash incentive program is not funded if the Weighted Achievement Ratio is below 80%.

Potential Non-Equity Incentive Plan Payout and Associated Financial Performance Levels

Potential Payout Level	Weighted Achievement Ratio (1)	Target Incentive Multiple (2)
Maximum	150%	2.50
	110%	1.74
Target	100%	1.00
	95%	0.63
Threshold	80%	0.30

(1)	The Weighted Achievement Ratio is the result of actual financial results achieved for the fiscal year divided by financial objectives established during the first quarter of the fiscal year.

(2)	The Target Incentive Multiple is the percentage of the potential cash incentive award relative to the target annual cash incentive. The target incentive multiple is applied to each NEO’s target annual cash incentive to calculate the company-performance-adjusted incentive amount. For example, if we achieve 80% of our financial objectives, the NEOs’ target annual cash incentives would be multiplied by 0.30 to calculate the company-performance-adjusted incentive amounts.

Equity Awards. At its previously scheduled meeting in November 2010, the Compensation Committee approved long-term equity awards granted under the 2006 LTIP. The awards consisted of PSUs and RSUs. The grant date for both the PSUs and RSUs was the date that the Compensation Committee met and approved the awards.

Stock Option Awards. Nonqualified stock options are granted under the 2006 LTIP. Twelve and one-half (12.5%) percent of the shares vest six months after the grant date, and the remaining shares vest in equal semi-annual installments over the next 42 months, becoming fully vested four years after the grant date. Options granted prior to September 10, 2010 have a ten-year term, and options granted on or after September 10, 2010 have a seven-year term. Generally, vesting is contingent upon continued service with Qualcomm. We did not grant any stock option awards to the NEOs during fiscal 2011.

Performance Stock Units (PSUs). The PSUs provide for a variable number of Qualcomm shares based on the relative performance of our TSR compared to that of the NASDAQ 100. For the PSUs granted during fiscal 2011, there are four separate measurement periods, all of which began on November 1, 2010. The first measurement period is 18 months and ends on April 30, 2012; the second is 24 months and ends on October 31, 2012; the third is 30 months and ends on April 30, 2013; and the fourth is 36 months and ends on October 31, 2013. We allocated 25% of the target PSU amount disclosed in the “Grants of Plan-Based Awards” table to each measurement period. Our TSR is compared to that of the NASDAQ 100 at the end of each measurement period, and an award amount is determined according to the schedule below. The total award amount may not exceed the target award amount if Qualcomm’s TSR for the three-year performance period is negative. Between the levels specified, the percent of award amount earned is interpolated linearly. The number of shares of Qualcomm stock to be distributed to each participant at the end of the three-year measurement period is the sum of the shares earned for each of the four performance periods. The shares become fully vested at the end of the three-year performance period. The PSU awards include dividend equivalents that may accrue, in the form of additional shares of Qualcomm stock, on earned units, but are not paid out on unearned performance awards and would vest at the same time as the underlying earned PSUs. The table below summarizes the percentage of the PSU award amount that a NEO would earn at different relative TSRs.

Qualcomm TSR vs. NASDAQ 100 TSR	Award Level	Percent of PSU Award Amount Earned
133% and above	Maximum	200%
125%		175%
110%		130%
100%	Target	100%
90%		80%
75%		50%
66%	Threshold	33%
Less than 66%		0%

Grants of Plan-Based Awards (1) (2)

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul E. Jacobs	Annual cash incentive program		870,000	2,900,000	7,250,000

	Restricted Stock Units	11/8/2010							143,600	6,864,080
	Performance Stock Units	11/8/2010				47,949	145,300	290,600	145,300	7,458,249
William E. Keitel	Annual cash incentive program		258,750	862,500	2,156,250

	Restricted Stock Units	11/8/2010							51,915	2,481,537
	Performance Stock Units	11/8/2010				17,335	52,530	105,060	52,530	2,696,365
Steven R. Altman	Annual cash incentive program		350,700	1,169,000	2,922,500

	Restricted Stock Units	11/8/2010							82,845	3,959,991
	Performance Stock Units	11/8/2010				27,662	83,825	167,650	83,825	4,302,737
Steven M. Mollenkopf	Annual cash incentive program		292,500	975,000	2,437,500

	Restricted Stock Units	11/8/2010							50,810	2,428,718
	Performance Stock Units	11/8/2010				16,967	51,415	102,830	51,415	2,639,132
Donald J. Rosenberg	Annual cash incentive program		214,500	715,000	1,787,500

	Restricted Stock Units	11/8/2010							111,813	5,344,661
	Performance Stock Units	11/8/2010				14,753	44,705	89,410	44,705	2,294,708

(1)	Unless indicated otherwise, the Compensation Committee approved all grants on the grant date.

(2)	We did not award any stock options to any NEOs in fiscal 2011; therefore, we did not include the “All Other Option Awards” column in this table.

(3)	The amounts for RSUs represent the grant date fair value based on the closing stock price of the Company’s stock on the date of grant. For additional information on the valuation assumptions, refer to “Note 1—Basis of Presentation” of Qualcomm’s consolidated financial statements included in Appendix 1. The amounts for PSUs represent the grant date fair value as determined using a Monte Carlo simulation.

Outstanding Equity Awards at Fiscal Year End

The “Outstanding Equity Awards at Fiscal Year End” table provides information on the current holdings of equity awards by the NEOs. All stock options awarded to the NEOs were nonqualified stock options; options granted prior to September 10, 2010 are exercisable for ten years from the grant date, and options granted on or after September 10, 2010 are exercisable for seven years from the grant date.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable # (1)	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul E. Jacobs	1,041	—	17.47	11/7/2012
	600,000	—	43.62	12/2/2014
	900,000	—	44.02	11/3/2015
	560,333	25,667	34.83	11/9/2016
	728,333	221,667	37.29	11/11/2017
	493,810	396,500	35.66	11/6/2018
	148,218	247,032	44.75	11/8/2019
					145,860	7,335,293
							300,951	15,134,809

Total	3,431,735	890,866			145,860	7,335,293	300,951	15,134,809

William E. Keitel	37,000	12,334	34.83	11/9/2016
	42,500	99,167	37.29	11/11/2017
	37,500	162,500	35.66	11/6/2018
	18,794	93,970	44.75	11/8/2019
					52,732	2,651,892
							111,693	5,617,054

Total	135,794	367,971			52,732	2,651,892	111,693	5,617,054

Steven R. Altman	600,000	—	43.62	12/2/2014
	620,000	—	44.02	11/3/2015
	465,500	19,000	34.83	11/9/2016
	301,333	134,167	37.29	11/11/2017
	36,333	236,167	35.66	11/6/2018
	86,812	144,688	44.75	11/8/2019
					84,149	4,231,841
							174,974	8,799,431

Total	2,109,978	534,022			84,149	4,231,841	174,974	8,799,431

Steven M. Mollenkopf	416	834	37.99	10/26/2016
	1,167	4,667	44.63	4/26/2017
	2,000	14,000	41.33	10/25/2017
	24,999	22,167	43.24	4/24/2018
	13,333	6,667	47.35	5/18/2018
	123,333	76,667	52.87	8/3/2018
	34,416	127,834	35.66	11/6/2018
	50,305	83,845	44.75	11/8/2019
	46,250	138,750	40.42	9/9/2017
					68,475	3,443,583
							104,284	5,244,447

Total	296,219	475,431			68,475	3,443,583	104,284	5,244,447

Donald J. Rosenberg	317,666	108,334	40.31	10/18/2017
	32,666	121,334	35.66	11/6/2018
	48,505	80,845	44.75	11/8/2019
					113,573	5,711,568
							95,588	4,807,113

Total	398,837	310,513			113,573	5,711,568	95,588	4,807,113

(1)	Includes 670,142 options exercisable by a Grantor Retained Annuity Trust for the benefits of Dr. Jacobs and his spouse and 623,470 options exercisable by Dr. Jacobs’s spouse. Includes 466,460 options exercisable by a Grantor Retained Annuity Trust for the benefits of Mr. Altman and his spouse and 119,478 options exercisable by Mr. Altman’s spouse.

(2)	Includes dividend equivalent shares that have not vested: 2,260 shares for Dr. Jacobs, 817 shares for Mr. Keitel, 1,304 shares for Mr. Altman, 1,665 shares for Mr. Mollenkopf and 1,760 shares for Mr. Rosenberg.

(3)	Includes dividend equivalent shares that have not vested: 2,236 for Dr. Jacobs, 808 shares for Mr. Keitel, 1,290 shares for Mr. Altman, 791 shares for Mr. Mollenkopf and 688 shares for Mr. Rosenberg.

Option Exercises and Stock Awards Vested During Fiscal 2011

The “Option Exercises and Stock Awards Vested” table provides information on stock option exercises by the NEOs during fiscal 2011.

Option Exercises and Stock Awards Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Paul E. Jacobs	1,310,681	28,926,669	—	—
William E. Keitel	1,724,252	20,156,220	—	—
Steven R. Altman	697,500	14,480,515	—	—
Steven M. Mollenkopf	479,885	8,884,052	8,397	396,795
Donald J. Rosenberg	200,000	3,777,023	—	—

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	This amount represents the dollar value of such shares based on the fair market value of Qualcomm stock on the vest date. Such amount includes the value of shares withheld for the payment of taxes.

Nonqualified Deferred Compensation

The “Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs. See the “Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.

Under the ERMC Plan, we match participants’ contributions to the ERMC Plan with our stock. We amended the ERMC Plan, effective January 1, 2011. Prior to the amendment, we provided the match at the end of each calendar quarter for eligible contributions made during that quarter, and the number of shares for the match was based on the average closing price of our stock for the last ten trading days in the quarter. Effective January 1, 2011, we match eligible participants’ contribution for a calendar year annually only if he or she is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. The number of shares for the match is now based on the average closing price of Qualcomm stock during a 200-trading-day period preceding the date on which the matching contributions are credited. Under the amendment, effective September 27, 2010, all matching amounts vest in full upon an eligible employee’s death, disability, attainment of age 65 while employed with the Company, involuntary termination of employment without Cause or voluntary termination of employment for Good Reason (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the employee’s date of hire. Also under an amendment, effective September 27, 2010, cash dividends on Qualcomm’s common stock are credited to an eligible employee’s account in the form of cash, which is subject to the same terms and vesting and payment dates as the matching amounts to which they relate. Prior to the amendment, cash dividends on Qualcomm’s common stock were credited in the form of additional shares of stock. The amounts reported as registrant contributions in the last fiscal year in the table below reflect the cash value of the Match Shares and dividends that we made for the calendar quarters ending in September 2010 and December 2010.

The amounts reported as total aggregate earnings in the last fiscal year in the table below are the sum of the ERMC Plan aggregate earnings plus the Match Shares aggregate earnings. The Match Shares aggregate earnings in the last fiscal year reflect the difference in the cash value of all vested and unvested Match Shares at the end of fiscal 2011 less their value at the end of fiscal 2010 and the Company’s contributions in fiscal 2011.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Paul E. Jacobs	887,618	395,337	642,599	—	12,684,146
William E. Keitel	314,676	128,685	412,667	—	5,980,389
Steven R. Altman	394,157	165,088	397,256	635,111	7,654,945
Steven M. Mollenkopf	100,000	50,014	29,915	—	674,542
Donald J. Rosenberg	296,385	130,605	54,716	—	1,644,263

(1)	The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(2)	Includes all vested and unvested amounts under the Match Plan.

Potential Post-Employment Payments

As noted in the CD&A, Qualcomm employs almost all U.S.-based employees, including all of our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the NEOs. Our practice in an involuntary termination situation may include:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Paid health care coverage and COBRA payments for a limited time; and

•	Outplacement services.

The information in the “Potential Payments Upon Termination or Change in Control” table below describes the compensation that would be payable under specific circumstances if the NEO’s employment had terminated on the last day of fiscal 2011.

The following table summarizes the terms that our equity award plans and nonqualified deferred compensation ERMC Plan establish for how unvested options, RSUs, PSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, involuntary termination and normal retirement age.

Summary of the Treatment of Unvested Equity Awards and Match Shares

Termination Scenario	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the ERMC Plan (1)
Death	All unvested stock options and RSUs would become fully vested. Stock options would remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become fully vested.
Long-Term Disability (LTD)	Stock options and RSUs would continue to vest per the original vesting schedule. Stock options would remain exercisable until the expiration date of the grant.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become fully vested.
Change in Control	Double trigger: If no stock options and RSUs were assumed, all unvested stock options and RSUs would become fully vested.	If no PSUs were assumed, all unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.

All unvested Match Shares would become fully vested if at any time within twenty-four months of the change in control, the participant’s employment is involuntarily terminated by the employer without cause, or if such employment is voluntarily terminated by the participant with good reason.

Involuntary Termination

Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula, subject to execution of a general release of claims if the involuntary termination is not for cause. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.

RSUs: For RSUs that vest less frequently than annual graded vesting, a prorated portion (that does not exceed one-third of the total amount granted) would be accelerated using a pre-established formula, subject to execution of a general release of claims.

		All unvested PSUs are immediately forfeited.	All vested shares would be distributed to the ERMC Plan participant. There would be no accelerated vesting of unvested shares.
Normal Retirement Age (2)	All vested stock options may be exercised at any time prior to the expiration of twelve (12) months, but in no event later than the expiration date of such options.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the award agreement.	All unvested Match Shares would become fully vested.

(1)	Effective in fiscal 2011, Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm.

(2)	Normal Retirement Age is the date on which a Participant has attained the age of 60 years and has completed ten years of continuous service for stock options, RSUs and PSUs.

Potential Payments Upon Termination or Change in Control (1)

Name	Termination Scenario	Accrued Vacation ($) (2)	Equity Awards		Total ($)
			Stock Options ($) (3) (4) (5) (6)	Restricted Stock Awards/ Restricted Stock Units ($)
Paul E. Jacobs	Death	159,586	10,447,835	22,470,102	33,077,523
	LTD	159,586	10,447,835	22,470,102	33,077,523
	Change-in-Control	—	10,447,835	12,728,694	23,176,529
	Involuntary Termination	159,586	1,044,796	—	1,204,382
	Normal Retirement Age	159,586	—	5,393,401	5,552,987
William E. Keitel	Death	125,753	4,377,823	8,268,946	12,772,522
	LTD	125,753	4,377,823	8,268,946	12,772,522
	Change-in-Control	—	4,377,823	4,673,701	9,051,524
	Involuntary Termination	125,753	437,796	—	563,549
	Normal Retirement Age	125,753	—	2,021,809	2,147,562
Steven R. Altman	Death	98,448	6,294,606	13,031,272	19,424,326
	LTD	98,448	6,294,606	13,031,272	19,424,326
	Change-in-Control	—	6,294,606	7,376,978	13,671,584
	Involuntary Termination	98,448	629,470	—	727,918
	Normal Retirement Age	98,448	—	3,145,137	3,243,585
Steven M. Mollenkopf	Death	130,819	4,042,167	8,688,030	12,861,016
	LTD	130,819	4,042,167	8,688,030	12,861,016
	Change-in-Control	—	4,042,167	5,297,121	9,339,288
	Involuntary Termination	130,819	404,240	—	535,059
	Normal Retirement Age	130,819	—	1,853,539	1,984,358
Donald J. Rosenberg	Death	72,788	3,304,171	10,518,681	13,895,640
	LTD	72,788	3,304,171	10,518,681	13,895,640
	Change-in-Control	—	3,304,171	7,445,466	10,749,637
	Involuntary Termination	72,788	330,435	—	403,223
	Normal Retirement Age	72,788	—	1,733,899	1,806,687

(1)	Match Shares are fully vested upon the completion of two years of continuous service with Qualcomm. All of the NEOs fulfilled the continuous service requirement as of September 25, 2011, and all of the Match Shares credited to their accounts are vested. The potential amount of payment upon termination or change in control related to the ERMC Plan is provided in the “All Other Compensation Table,” and as a result, we did not include the “Nonqualified Deferred Compensation” column in this table.

(2)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 25, 2011.

(3)	Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 25, 2011 based on the fair market value of the stock on such date.

(4)	Amounts related to the termination scenario of involuntary termination that is not for cause are based on the intrinsic value of 10% of unvested options assuming acceleration on September 25, 2011.

(5)	For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares under the “double trigger” provision described in the “Summary of the Treatment of Unvested Equity Awards and Match Shares” table. The valuation of unvested shares is presented as of September 25, 2011.

(6)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

Director Compensation

The Compensation Committee reviews annually our non-employee director compensation practices, which includes an analysis of reported non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees, equity-based compensation and ownership guidelines. The analysis conducted for 2011 affirmed that the structural provisions that we introduced for calendar 2010 continue to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•

Where applicable, directors receive an annual award of Deferred Stock Units (DSUs) that are defined under a fixed-value formula, have short vesting terms and include a mandatory three-year holding period. Directors based in certain non-U.S. locations in which DSUs are not available under local tax code receive RSUs that are also defined under a fixed-value formula and have short vesting terms but do not have the three-year holding period.

•

Directors are subject to a meaningful stock ownership guidelines. In December 2011, the stock ownership requirement was increased from three times to five times the annual retainer for U.S.-based directors.

The following table, narrative and notes describe the total compensation and benefits for our non-employee directors for fiscal 2011.

Fees earned or paid in cash.

Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal installments in arrears at the end of each calendar quarter. The annual retainer for directors who are non-U.S. residents is $120,000 in consideration of the increased travel time. If available under the applicable tax code, directors may elect to receive all, or a portion of, the annual retainer in cash and/or in DSUs granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the calendar quarter. The DSUs generally settle three years from the grant date, unless the director elects to defer further.

Board committee chair retainer. The chair of the audit committee receives an annual retainer of $20,000; the chair of the compensation committee receives an annual retainer of $15,000; and the chairs of the other committees receive annual retainers of $10,000. The Compensation Committee increased the annual retainer for the chairs of the audit and compensation committees to $25,000, effective January 1, 2012.

Meeting fees. Directors receive $1,500 for each committee meeting attended (in person or telephonic attendance). Directors do not receive a fee for attending Board meetings.

Equity compensation. We do not grant equity awards at the time a director is elected to the Board. The Compensation Committee approves annual DSU awards to each director that resides in the U.S. and Spain. Annual RSU awards are granted to the director that resides in the U.K. because in the U.K. there is no opportunity to further defer taxes on DSUs beyond the vest date. The grant date is the date of the annual stockholders’ meeting, and the number of DSUs and RSUs awarded is determined by dividing $200,000 by the closing price of Qualcomm stock on the grant date. The DSUs vest at the subsequent annual meeting (generally a one-year cliff vesting) and are settled in shares of Qualcomm stock three years following the grant date (or later if voluntarily elected by the director). The RSUs vest in April of the calendar year following the grant date so as to defer the taxable event to the following tax year in the U.K. A director may elect to receive a partial cash payment to pay estimated taxes upon vest. The DSUs and RSUs include dividend equivalent rights. The dividend equivalents will accrue in the form of additional shares of Qualcomm stock with vesting and distribution at the same time as the underlying DSUs and RSUs.

Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the ERMC Plan. Directors who contribute to the ERMC Plan are not eligible to receive Match Shares or any interest that is above the market rate.

All other compensation. See the “Director All Other Compensation” table for an itemized account of all other compensation.

Stock ownership requirement. As discussed under “Majority Voting, Stock Ownership Guidelines and Other Matters,” non-employee directors are subject to a stock ownership requirement that is three times the $100,000 annual retainer paid to U.S. residents. In December 2011, the stock ownership requirement was increased to five times the annual retainer.

Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Barbara T. Alexander	134,500	200,025	—	50,000	384,525
Stephen M. Bennett	125,500	200,025	—	27,500	353,025
Donald G. Cruickshank	144,000	200,025	—	50,000	394,025
Raymond V. Dittamore	142,500	200,025	—	—	342,525
Thomas W. Horton	121,000	200,025	—	50,000	371,025
Irwin M. Jacobs	112,000	200,025	103,994	50,000	466,019
Robert E. Kahn	112,000	200,025	(7,633)	—	304,392
Sherry Lansing	120,500	200,025	—	50,000	370,525
Duane A. Nelles	123,500	200,025	—	—	323,525
Francisco Ros	101,570	200,025	—	—	301,595
Brent Scowcroft	109,000	200,025	—	50,000	359,025
Marc I. Stern	116,500	200,025	(13,348)	50,000	353,177

(1)	We did not award any stock options to any directors in fiscal 2011; therefore, we did not include the “Option Awards” column in this table.

(2)	Amounts include the value of DSUs issued in lieu of payment of cash retainer fees pursuant to elections by directors Ms. Alexander, Messrs. Bennett and Stern and Dr. Jacobs. DSUs awarded to Ms. Alexander and Dr. Jacobs are fully vested and will be settled in three years. DSUs awarded to Mr. Bennett are fully vested and will be settled on December 31, 2020. DSUs awarded to Mr. Stern are fully vested and will be settled upon retirement from the Board.

(3)	Amounts to Mr. Nelles are paid to his consulting company.

(4)	These amounts represent the fair value of the awards as determined based on the fair value of our stock on the date of grant.

(5)	The amount for Dr. Jacobs represents earnings through our ERMC Plan whereby amounts remained in the plan after he was no longer an employee of the Company, but continued as a non-employee director. Dr. Jacobs continues to defer his fees earned as a non-employee director into the ERMC Plan. Nonqualified deferred compensation earnings attributable to amounts deferred as a non-employee director and as an employee were $1,452 and $102,542, respectively.

(6)	All other compensation represents payments made under our charitable gifts matching program where we will match 100%, up to $50,000 annually, of a director’s contribution to a qualified, tax-exempt non-profit organization. We did not provide any other compensation with an aggregate annual value in excess of $10,000 for any individual director, and therefore, we did not include the “All Other Compensation” table.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s financial statements, management reports, internal control over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and the independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, financial management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature, type and scope of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming the independence of the independent public accountants. Together with senior members of the Company’s financial management team, the Audit Committee reviews the plans of the internal auditors; the results of internal audit examinations; and evaluations by management and the independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the annual meeting.

In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. As part of this process, the Committee continues to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2011 for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair
Barbara T. Alexander
Donald G. Cruickshank
Thomas W. Horton

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2011 as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

Stockholders Sharing the Same Last Name and Address

The Securities and Exchange Commission allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

January 19, 2012

APPENDIX 1

Financial Information

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 2, 2011 as part of our Annual Report on Form 10-K for the fiscal year ended September 25, 2011. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.

The financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. Actual results and outcomes may differ substantially from those referred to herein due to a number of factors, including but not limited to risks associated with: the commercial deployment of, and demand for, our technologies in communications products and services; the uncertainty of global economic conditions and their potential impacts on demand for our products, services or applications and on the value of our marketable securities; competition; our dependence on major customers and licensees; attacks on our licensing business model, including results of current and future litigation and arbitration proceedings, as well as actions of governmental or quasi-governmental bodies, and the costs we incur in connection therewith, including potentially damaged relationships with customers and operators who may be impacted by the results of these proceedings; our dependence on third-party suppliers; foreign currency fluctuations; strategic investments and transactions we have or may pursue, including our investment in the BWA Spectrum in India which is currently subject to legal proceedings; failures, defects or errors in our products and services or in the products of our customers; the commercial success of our QMT division’s IMOD display technology; as well as the other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the year ended September 25, 2011.

We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. The fiscal years ended September 25, 2011, September 26, 2010 and September 27, 2009 all included 52 weeks.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the NASDAQ Stock Market of the common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
2010
First quarter	46.35	40.15
Second quarter	49.80	35.46
Third quarter	43.39	34.28
Fourth quarter	44.97	31.63
2011
First quarter	50.00	42.45
Second quarter	59.84	48.98
Third quarter	58.95	51.45
Fourth quarter	59.48	45.48

At October 31, 2011, there were 8,518 holders of record of our common stock. On October 31, 2011, the last sale price reported on the NASDAQ Stock Market for our common stock was $51.60 per share.

Dividends

On March 1, 2010, we announced an increase in our quarterly dividend from $0.170 to $0.190 per share on our common stock. On March 8, 2011, we announced an increase in our quarterly dividend from $0.190 to $0.215 per share of common stock. Cash dividends on outstanding common stock announced in fiscal 2010 and 2011 were as follows (in millions, except per share data):

	Per Share	Total	Cumulative by Fiscal Year
2010
First quarter	$0.170	$ 284	$ 284
Second quarter	0.170	279	563
Third quarter	0.190	309	872
Fourth quarter	0.190	305	1,177

	$0.720	$1,177

2011
First quarter	$0.190	$ 309	$ 309
Second quarter	0.190	316	625
Third quarter	0.215	360	985
Fourth quarter	0.215	361	1,346

	$0.810	$1,346

On October 11, 2011, we announced a cash dividend of $0.215 per share on our common stock, payable on December 21, 2011 to stockholders of record as of November 23, 2011. We intend to continue to pay quarterly dividends subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal and state income tax law and changes to our business model.

Share-Based Compensation

We primarily issue stock options and restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Our 2006 Long-Term Incentive Plan (2006 Plan) provides for the grant of both incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other stock-based awards. Options are granted at a price not less than the fair market value of the stock on the date of grant. Generally, options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. Restricted stock units generally vest three years from the date of grant. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our share-based compensation plans and plan activity for fiscal 2011, 2010 and 2009 is provided in the notes to our consolidated financial statements appearing elsewhere herein in “Notes to Consolidated Financial Statements, Note 8 — Employee Benefit Plans” and in our 2012 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

Issuer purchases of equity securities during the fourth quarter of fiscal 2011 were (in millions, except per share data):

	Total Number of Shares Purchased	Average Price Paid Per Share(1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(1)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(2)(3)
June 27, 2011, to July 24, 2011	—	$ —	—	$ —
July 25, 2011 to August 21, 2011	—	—	—	—
August 22, 2011 to September 25, 2011	3	49.40	3	1,558

Total	3		3	$1,558

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)	On March 1, 2010, we announced that we had been authorized to repurchase up to $3.0 billion of our common stock, and $1.0 billion of that amount remained available at September 25, 2011, net of put options outstanding. The stock repurchase program has no expiration date. Since September 25, 2011, we repurchased and retired 2,046,000 shares of our common stock for $99 million.

(3)	The approximate dollar value of shares that may yet be purchased has not been reduced by the net cost of $511 million (net of the premiums received) of 11,800,000 shares that may be repurchased related to put options that we sold during fiscal 2011.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 24, 2006 to two indices: the Standard & Poor’s 500 Stock Index (the S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.

The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies weighted according to their capitalizations at the end of each annual period. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

Comparison of Cumulative Total Return on Investment Since

September 24, 2006(1)

Our closing stock price on September 23, 2011, the last trading day of our 2011 fiscal year, was $50.29 per share.

(1)	Shows the cumulative total return on investment assuming an investment of $100 in each of our common stock-including reinvestment of dividends, the S&P 500, and the NASDAQ-100 on September 24, 2006. All returns are reported as of our fiscal year end, which is the last Sunday of the month in which the fourth quarter ends.

Selected Financial Data

The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended(1)
	September 25, 2011	September 26, 2010	September 27, 2009	September 28, 2008	September 30, 2007
	(In millions, except per share data)
Statement of Operations Data:(2)
Revenues	$14,957	$10,982	$10,387	$11,130	$8,870
Operating income	5,026	3,727	2,542	4,030	3,118
Income from continuing operations	4,555	3,520	1,792	3,347	3,447
Discontinued operations, net of income taxes	(313)	(273)	(200)	(187)	(144)
Net income attributable to Qualcomm	4,260	3,247	1,592	3,160	3,303
Per Share Data:(2)
Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$2.76	$2.15	$1.08	$2.05	$2.08
Discontinued operations	(0.19)	(0.17)	(0.12)	(0.11)	(0.09)
Net income	2.57	1.98	0.96	1.94	1.99
Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	2.70	2.12	1.07	2.01	2.04
Discontinued operations	(0.18)	(0.16)	(0.12)	(0.11)	(0.09)
Net income	2.52	1.96	0.95	1.90	1.95
Dividends per share announced	0.81	0.72	0.66	0.60	0.52
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$20,913	$18,402	$17,742	$11,269	$11,815
Total assets	36,422	30,572	27,445	24,712	18,495
Loans payable	994	1,086	—	—	—
Capital lease obligations	170	221	187	142	91
Other long-term liabilities(3)	450	540	665	418	169
Total stockholders’ equity	26,972	20,858	20,316	17,944	15,835

(1)	Our fiscal year ends on the last Sunday in September. The fiscal years ended September 25, 2011, September 26, 2010, September 27, 2009 and September 28, 2008 each included 52 weeks. The fiscal year ended September 30, 2007 included 53 weeks.

(2)	The fiscal years ended September 26, 2010, September 27, 2009, September 28, 2008 and September 30, 2007 have been adjusted to reflect the presentation of the FLO TV business as discontinued operations.

(3)	Other long-term liabilities in this balance sheet data exclude capital lease obligations and unearned revenues. Capital lease obligations are included in other liabilities in the consolidated balance sheets.

Business Overview

In 1989, we publicly introduced the concept that a digital communication technique called CDMA could be commercially successful in cellular wireless communication applications. CDMA stands for Code Division Multiple Access and is one of the main technologies currently used in digital wireless communications networks (also known as wireless networks). CDMA and TDMA (Time Division Multiple Access), of which Global System for Mobile Communications (GSM) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network. Because we led, and continue to lead, the development and commercialization of CDMA technology, we own significant intellectual property, including patents, patent applications and trade secrets, which applies to all versions of CDMA that we implement in our own products and portions of which we license to other companies. The wireless communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA technology will require a patent license from us.

We also continue our leading role in the development and commercialization of Orthogonal Frequency Division Multiple Access (OFDMA)-based technologies for which we have substantial intellectual property. Our CDMA licensees’ sales of multimode CDMA and OFDMA devices are covered by their existing CDMA license agreements with us. We have begun to license companies to make and sell OFDMA products that do not also implement CDMA, and 13 companies (including LG, Nokia and Samsung) have royalty-bearing licenses under all or a portion of our patent portfolio for use in such OFDMA products.

Our Revenues.    We generate revenues by selling products and services, which include:

•	Integrated circuits (also known as chips or chipsets) and Radio Frequency (RF) and Power Management (PM) chips and system software used in mobile devices and in wireless networks;

•	Integrated circuits for use in wired devices, particularly broadband gateway equipment, desktop computers, televisions and Blu-ray players;

•	Software products and services for content enablement across a wide variety of platforms and devices for the wireless industry;

•	Equipment, software and services used by companies, including those in the transportation industry and governments, to wirelessly connect with their assets and workforce;

•	Software products and services that enable mobile commerce services; and

•	Software and hardware development services.

We also generate revenues by licensing portions of our intellectual property to manufacturers of wireless products, such as mobile devices, also known as subscriber units, which include handsets, other consumer devices (e.g., tablets, personal computers, e-readers), machine-to-machine devices (e.g., telematics devices, meter reading devices) and data modem cards, the infrastructure equipment required to establish and operate a network and network and test equipment. Our licensing revenues are comprised of fixed license fees (payable in one or more installments) and ongoing royalties on products sold by our licensees that incorporate our patented technologies.

Our Integrated Circuits Business.    We develop and supply integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia functions and global positioning system products. Our integrated circuit products and system software are sold to or licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers, televisions and Blu-ray players. The Mobile Station Modem (MSM) integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon devices, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon enabled integrated circuits provide advanced application processing capabilities. Our system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. Our infrastructure equipment Cell Site Modem (CSM) integrated circuits and system software perform wireless standards- compliant processing of voice and data signals in the wireless operator’s base station equipment to and from wireless devices. Because of our experience in designing and developing CDMA- and OFDMA-based products, we not only design the baseband integrated circuit, but the supporting system as well, including the RF devices, PM devices and accompanying software products. This approach enables us to optimize the performance of the wireless device with improved product features and integration with the network system. We also provide support, including reference designs and tools, to enable our customers to reduce the time required to design their products and bring their products to market faster. We plan to add additional features and capabilities to our integrated circuit products to help our customers reduce the costs and size of their products, to simplify our customers’ design processes and to enable more wireless devices and services.

Our Licensing Business.    We grant licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and collect fixed license fees and ongoing royalties in partial consideration for such licenses.

Our Wireless Device Software and Related Services Business.    We provide software products and services for the global wireless industry. Our Brew products and services enable wireless operators, device manufacturers and software developers to provide over-the-air and pre-loaded wireless applications and services. Our Plaza products and services enable wireless operators, device manufacturers and publishers to create and distribute mobile content across a variety of platforms and devices. We also offer Xiam wireless content discovery and recommendation products to help wireless operators improve usage and adoption of digital content and services and QChat, a push to talk product optimized for third generation (3G) networks.

Our Asset Tracking and Services Business.    We design, manufacture and sell equipment, license software and provide services to our customers to enable them to connect wirelessly with their assets, products and workforce. We offer satellite- and terrestrial-based two-way wireless connectivity and position location services to transportation and logistics fleets and other enterprise companies to enable our customers to track the location and monitor the performance of their assets, communicate with their personnel and collect data.

Our Mobile Commerce Business.    In fiscal 2011, we launched a new product application trademarked as SWAGG, which is marketed on a standalone basis directly to consumers. SWAGG’s core features include access to merchant loyalty accounts and gift card balances, purchase and gift of virtual stored-value gift cards and access to relevant and targeted offers from participating merchants.

Our Display Business.    We continue to develop display technology for the full range of consumer-targeted mobile products. Our interferometric modulator (IMOD) display technology, based on a MEMS structure combined with thin film optics and sold under the “mirasol” brand, is expected to provide performance, power consumption and cost benefits as compared to current display technologies.

Wireless Communications Industry

Use of wireless telecommunications devices has increased dramatically in the past decade. According to Wireless Intelligence estimates as of October 31, 2011, the number of worldwide mobile connections is expected to reach approximately 6.1 billion by the end of 2011 and approximately 7.6 billion by 2015. Growth in the early days of wireless communications was driven by the need to make voice calls in a mobile environment. More recently, increases in demand are primarily driven by the desire to have access to data services in a mobile environment. This is evidenced by the continued transition from 2G (second generation) to 3G services and the emergence of 4G (fourth generation) services. According to Wireless Intelligence estimates as of October 31, 2011, the number of global 3G connections reached 1.5 billion and is expected to reach approximately 3.2 billion in 2015. There are several drivers for the growth in 3G:

•	Consumer awareness and desire for data services;

•	Mature 3G networks with high data rates;

•	Consumer demand for data-centric smartphone devices;

•	Emergence of new data devices; and

•	Growth in emerging regions.

The last couple of years have witnessed a significant increase in the consumer’s awareness and willingness to use mobile data services. Applications such as email, access to the mobile Internet, downloading of videos and social networking are driving the demand for 3G services and more capable devices.

Wireless Technologies

The significant growth in the use of wireless devices worldwide, such as smartphones and tablets, and demand for data services and applications requires constant innovation to further improve the user experience, expand capacity and enable dense deployments of low power nodes, such as picocells and femtocells. To meet these requirements, progressive generations of wireless communications technology standards have evolved. The wireless standards used for mobile communications within individual countries is generally determined by the telecommunication service providers operating in those countries and, in some instances, local government regulations. Such determinations are typically based on economic criteria and the service provider’s evaluation of each technology’s ability to provide the features and functionality required for its business plan. More than two decades ago, the European Community developed regulations requiring the use of the GSM standard, a TDMA-based, 2G technology. In addition, several versions of CDMA technology were adopted worldwide as public cellular standards. The first version, known as cdmaOne, is a 2G cellular technology that was first commercially deployed in the mid-1990s. The other subsequent versions of CDMA are referred to as 3G technologies. There is no uniform industry agreement on the 4G definition; 4G is now broadly used to include OFDMA technologies that are part of the IMT-2000 standard and has also been used in marketing campaigns by certain carriers for the 3G WCDMA evolution to HSPA+. Since LTE typically will be overlaid over existing 3G networks, seamless interoperability with 3G (both HSPA and CDMA 2000) has been standardized by 3rd Generation Partnership Project (3GPP) and 3rd Generation Partnership Project Two (3GPP2).

Our Engineering Resources.    We have significant engineering resources, including engineers with substantial expertise in CDMA, OFDMA and a broad range of other technologies. Using these engineering resources, we expect to continue to develop new versions of CDMA, OFDMA and other technologies, develop alternative technologies for certain specialized applications, participate in the formulation of new voice and data communication standards and technologies and assist in deploying digital voice and data communications networks around the world.

Investments in New and Existing Products, Services and Technologies.    We continue to invest in research and development in a variety of ways in an effort to extend the demand for our products and services.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K.

Recent Developments

Revenues for fiscal 2011 were $15.0 billion, with net income of $4.3 billion, which were impacted by the following key items:

•

We shipped approximately 483 million Mobile Station Modem (MSM) integrated circuits for CDMA- and OFDMA-based wireless devices, an increase of 21%, compared to approximately 399 million MSM integrated circuits in fiscal 2010.(1)

•	Total reported device sales were approximately $149.5 billion, an increase of approximately 41%, compared to approximately $105.7 billion in fiscal 2010.(2)

•

On May 24, 2011, we acquired Atheros Communications, Inc., which was renamed Qualcomm Atheros, Inc. (Atheros), for total cash consideration of $3.1 billion, net of cash acquired, and the exchange of equity awards. Atheros was integrated into the Qualcomm CDMA Technologies (QCT) segment.

•

We executed a restructuring plan under which the FLO TV business and network were shut down, and we are no longer pursing our MediaFLO technologies business. We recorded net restructuring and restructuring-related charges of $358 million in fiscal 2011. Our results of operations reflect the presentation of the FLO TV business as discontinued operations, and all prior period amounts have been adjusted accordingly.

Against this backdrop, the following recent developments occurred during fiscal 2011 with respect to key elements of our business or our industry:

•	Worldwide wireless connections grew by approximately 14% to reach approximately 5.9 billion.(3)

•

Worldwide 3G connections (all CDMA-based) grew to approximately 1.5 billion, approximately 25% of total wireless connections, including approximately 536 million CDMA2000 1X/1xEV-DO connections and approximately 951 million WCDMA/HSPA/TD-SCDMA connections.(3)

•	Unit shipments of CDMA-based handsets grew an estimated 28% year-over-year, compared to an estimated increase of 12% year-over-year across all wireless technologies.(4)

(1)	During fiscal 2011, some customers built devices that incorporated two MSMs. In such cases, which represent less than 1% of our gross volume, we count only one MSM in reporting the MSM shipments.

(2)	Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period. Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, such as transportation, insurance and packing costs, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time. Total reported device sales for a particular period may include prior period activity that was not reported by the licensee until such particular period.

(3)	According to Wireless Intelligence estimates as of October 31, 2011, for the quarter ending September 30, 2011. Wireless Intelligence estimates for CDMA2000 1X/1xEV-DO connections do not include Wireless Local Loop.

(4)	Based on current reports by Strategy Analytics, a global research and consulting firm, in their August 2011 Global Handset Market Share Update.

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital communications products and services based on CDMA, OFDMA and other technologies. We derive revenues principally from sales of integrated circuit products, fixed license fees (payable in one or more installments) and ongoing royalties for use of our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services and software hosting services. Operating expenses primarily consist of cost of equipment and services, research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments. These segments are: Qualcomm CDMA Technologies, or QCT; Qualcomm Technology Licensing, or QTL; Qualcomm Wireless & Internet, or QWI; and Qualcomm Strategic Initiatives, or QSI.

QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products and system software are sold to or licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers, televisions and Blu-ray players. The MSM integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon devices, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon enabled integrated circuits provide advanced application processing capabilities. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. QCT revenues comprised 59%, 61% and 59% of total consolidated revenues in fiscal 2011, 2010 and 2009, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die, cut from silicon wafers, that have been assembled into packages or modules and have completed the final test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing business models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing business model, we purchase wafers and die from semiconductor manufacturing foundries and contract with separate third-party manufacturers for probe, assembly and final test services.

QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL licensing revenues are comprised of license fees as well as royalties based on worldwide sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of licensed products, net of certain permissible deductions (e.g., certain shipping costs, packing costs, VAT, etc.). QTL revenues comprised 36%, 33% and 35% of total consolidated revenues in fiscal 2011, 2010 and 2009, respectively. The vast majority of such revenues were generated through our licensees’ sales of cdmaOne, CDMA2000 and WCDMA subscriber equipment products.

QWI, which includes Qualcomm Enterprise Services (QES), Qualcomm Internet Services (QIS), Qualcomm Government Technologies (QGOV) and Firethorn, generates revenues primarily through mobile information products and services and software and software development aimed at support and delivery of wireless applications. QES sells equipment, software and services used by transportation and other companies to connect wirelessly with their assets and workforce. Through September 2011, QES has shipped approximately 1,511,000 terrestrial-based and satellite-based mobile information units. QIS provides content enablement services for the wireless industry, including Brew, the Plaza suite and other services. QIS also provides QChat push-to-talk and other products for wireless operators. QGOV provides development, hardware, analytical expertise and services involving wireless communications technologies to United States government agencies. Firethorn builds and manages software applications that enable mobile commerce services. QWI revenues comprised 4%, 6% and 6% of total consolidated revenues fiscal 2011, 2010 and 2009, respectively.

QSI makes strategic investments that we believe will open new opportunities for our technologies, support the design and introduction of new products and services for voice and data communications or possess unique capabilities or technology. Many of these strategic investments are in early-stage companies. QSI also holds wireless spectrum. As part of our strategic investment activities, we intend to pursue various exit strategies at some point in the future.

The results of QSI’s FLO TV business is presented as discontinued operations. Since the shut down of the FLO TV business and network on March 27, 2011, we have been working to sell our remaining assets and exit contracts. On December 20, 2010, we announced that we have agreed to sell substantially all of our 700 MHz spectrum for $1.9 billion, subject to the satisfaction of customary closing conditions, including approval by the U.S. FCC.

Nonreportable segments include the Qualcomm MEMS Technologies division, which continues to develop an IMOD display technology based on micro-electro-mechanical-system (MEMS) structure combined with thin film optics, and other product initiatives.

Discontinued Operations

On December 20, 2010, we agreed to sell substantially all of our 700 MHz spectrum for $1.9 billion, subject to the satisfaction of customary closing conditions, including approval by the U.S. Federal Communications Commission (FCC). The agreement terminates on January 13, 2012; however, either party can extend the agreement for another 90 days thereafter if the FCC approval has not been received by then. The agreement followed our previously announced plan to restructure and evaluate strategic options related to the FLO TV business and network. The FLO TV business and network were shut down on March 27, 2011. Since then, we have been working to sell the remaining assets and exit contracts. The 700 MHz spectrum with a carrying value of $746 million that we have agreed to sell was classified as held for sale, and all other assets were considered disposed of, at September 25, 2011. Accordingly, the results of operations of the FLO TV business were presented as discontinued operations at September 25, 2011. Loss from discontinued operations includes share-based payments and excludes certain general corporate expenses allocated to the FLO TV business during the periods presented. Our statements of operations for all prior periods have been adjusted to conform.

Summarized results from discontinued operations were as follows (in millions):

	Year Ended
	September 25, 2011	September 26, 2010	September 27, 2009
Revenues	$5	$9	$29

Loss from discontinued operations	(507)	(459)	(327)
Income tax benefit	194	186	127

Discontinued operations, net of income taxes	$(313)	$(273)	$(200)

Restructuring and restructuring-related activities under our plan related to discontinued operations were initiated in the fourth quarter of fiscal 2010 and are expected to be substantially complete by the end of fiscal 2012 as we continue to negotiate the exit of certain contracts and remove certain of our equipment from the network sites. During fiscal 2011, we recorded $300 million in restructuring-related charges, primarily consisting of asset impairments and accelerated depreciation, and net restructuring charges of $58 million, including $48 million in contract termination costs. We estimate that we will incur future restructuring and restructuring-related charges of up to $25 million, primarily related to lease exit costs. We may also realize certain gains, primarily due to the potential release of liabilities associated with ongoing efforts to exit certain contracts, the amount of which cannot be reasonably estimated at this time. Future cash expenditures are expected to be in the range of $75 million to $115 million.

Looking Forward

The deployment of 3G networks enables increased voice capacity and higher data rates than prior generation networks, thereby supporting more minutes of use and a wide range of mobile broadband data applications for handsets, 3G connected computing devices and other consumer electronics. Many wireless operators have or are planning to complement their existing 3G networks by deploying OFDMA-based technology, often called 4G, in new spectrum to gain additional capacity for data services. As a result, we expect continued growth in the coming years in consumer demand for 3G and 3G/4G multimode products and services around the world. In addition, we expect an increasing number of devices, such as computers, consumer electronics and networking equipment, to require multiple communications technologies to support a variety of connected applications.

As we look forward to the next several months, the following items are likely to have an impact on our business:

•	The worldwide transition from 2G to 3G CDMA-based networks is expected to continue, including the further expansion of 3G in China, India and other emerging regions.

•

We expect consumer demand for advanced 3G-based and 3G/4G multimode devices, including smartphones and data-centric devices, such as tablets and e-readers, to continue at a strong pace. We also expect growth in lower-end 3G devices as 3G expands in emerging regions.

•

We expect that CDMA-based device prices will continue to vary broadly due to the increased penetration of smartphones combined with active competition throughout the world at all price tiers. This, along with varying rates of economic growth by region and stronger than average growth in emerging regions, is expected to continue to impact the average and range of selling prices of CDMA-based devices.

•

We continue to invest significant resources toward the development of technologies and products for voice and data communications, primarily in the wireless industry, including advancements to 3G CDMA and 4G LTE networks, wireless baseband chips, our converged computing/communications (Snapdragon) chips, multimedia products, software and services, as well as our IMOD display technology.

•

We have agreed to sell substantially all of our 700 MHz spectrum for $1.9 billion, subject to the satisfaction of customary closing conditions, including approval from the U.S. Federal Communications Commission. If the closing conditions are met, we expect to recognize a gain in discontinued operations of $1.2 billion.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world.

Further discussion of risks related to our business is presented in the Risk Factors included in our Annual Report on Form 10-K.

Revenue Concentrations

Revenues from customers in China, South Korea, Taiwan and Japan comprised 32%, 19%, 17% and 8%, respectively, of total consolidated revenues for fiscal 2011, as compared to 29%, 27%, 12% and 9%, respectively, for fiscal 2010, and 23%, 35%, 8% and 11%, respectively, for fiscal 2009. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered and, for QTL’s licensing and royalty revenues, the invoiced addresses of our licensees.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based payments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting estimates may involve a higher degree of judgment and complexity than others.

Revenue Recognition.    We derive revenue principally from sales of integrated circuit products, licensing of our intellectual property and software, and sales of messaging, software hosting, software development and other services and related hardware. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates.

We license or otherwise provide rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensing revenues include license fees (payable in one or more installments) and ongoing royalties based on licensees’ sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. We recognize royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met. From time to time, licensees will not report royalties timely due to legal disputes or other reasons, and when this occurs, the timing and comparability of royalty revenues could be affected.

Valuation of Intangible Assets and Investments.    Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. At September 25, 2011, our goodwill and other intangible assets, net of accumulated amortization, were $3.4 billion and $3.1 billion, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish their recorded values, except when neither the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets, or our conclusion that the value of certain assets is not reliably estimable, may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill and other intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on all or a portion of our goodwill and other intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial position and results of operations. During fiscal 2011, we recorded a $114 million goodwill impairment charge related to our Firethorn division due to the operating performance of a new product application falling significantly short of expectations.

We hold investments in marketable securities, including equity securities, non-investment-grade debt securities, equity and debt mutual and exchange-traded funds, corporate bonds and notes, auction rate securities and mortgage- and asset-backed securities. The fair value of these investments totaled $15.5 billion at September 25, 2011, with increases and decreases in fair value generally recorded through stockholders’ equity as other comprehensive income or loss. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments may be subject to substantial quarterly and annual fluctuations and to significant market volatility. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost; how long the market value of the investment has been below its original cost; the extent of the general decline in prices or an increase in the default or recovery rates of securities in an asset class; negative events such as a bankruptcy filing or a need to raise capital or seek financial support from the government or others; the performance and pricing of the investee’s securities in relation to the securities of its competitors within the industry and the market in general; and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. If we determine that a security price decline is other than temporary, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2011, 2010 and 2009, we recorded $39 million, $111 million and $743 million, respectively, in net impairment losses on our investments in marketable securities.

Share-Based Compensation.    Share-based compensation expense recognized during fiscal 2011, 2010 and 2009 was $821 million, $614 million and $584 million, respectively. Share-based compensation is measured at the grant date, or at the acquisition date for assumed awards, based on the estimated fair value of the award and is recognized as expense over the requisite service period. We estimate the fair value of stock option awards granted using a lattice binomial option-pricing model and the fair value of stock option awards assumed using the Black-Scholes option-pricing model. Accordingly, the fair value of an option award as determined using an option-pricing model is affected by our stock price on the valuation date as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. For purposes of estimating the fair value of stock options, we used the implied volatility of market-traded options in our stock for the expected volatility assumption input to the option-pricing model. The assumption inputs related to employee exercise behavior include estimates of the post-vest forfeiture rate and suboptimal exercise factors, which are based on historical experience. Beginning in fiscal 2010, we began to issue restricted stock units (RSUs) to employees. Since such time, the number of stock options granted to employees has decreased, and we expect this trend to continue into the foreseeable future. We estimate the fair value of RSUs based on the fair value of the underlying stock on the date of grant or date the awards are assumed. If RSUs do not have the right to participate in dividends, the fair value is discounted by the dividend yield. Judgment is required in estimating the amount of share-based awards that are expected to be forfeited. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, share-based compensation expense is adjusted accordingly.

Income Taxes.    Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service (IRS) and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. Although we believe that the estimates and assumptions supporting our assessments are reasonable, adjustments could be materially different from those that are reflected in historical income tax provisions and recorded assets and liabilities. We are participating in the IRS Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. At September 25, 2011, net deferred tax assets were $2.7 billion, which included a valuation allowance of $98 million. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against our deferred tax assets which could result in an increase in our effective tax rate and an adverse impact on operating results.

We can only use net operating losses to offset taxable income of certain legal entities in certain tax jurisdictions. At September 25, 2011, we had unused federal, state and foreign net operating losses of $167 million, $352 million and $76 million, respectively. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the net operating losses we have incurred through fiscal 2011. Therefore, we have provided a $29 million valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future taxable income in certain jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of taxable income are reflected in the period the change is made.

We consider the operating earnings of certain non-United States subsidiaries to be indefinitely invested outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability of approximately $4.7 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $13.5 billion of undistributed earnings of foreign subsidiaries indefinitely invested outside the United States. Should we decide to repatriate the foreign earnings, we would have to adjust the income tax provision in the period we determined that the earnings will no longer be indefinitely invested outside the United States.

Litigation.    We are currently involved in certain legal proceedings. Although there can be no assurance that unfavorable outcomes in any of these matters would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims are without merit and intend to vigorously defend the actions. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operations. For example, we recorded a $783 million charge during fiscal 2009 in connection with a litigation settlement related to the Settlement and Patent License and Non-Assert Agreement with Broadcom. We are engaged in numerous other legal actions arising in the ordinary course of our business and, while there can be no assurance, we believe that the ultimate outcome of these actions will not have a material adverse effect on our operating results, liquidity or financial position.

Fiscal 2011 Compared to Fiscal 2010

Revenues.    Total revenues for fiscal 2011 were $14.96 billion, compared to $10.98 billion for fiscal 2010. Revenues from two customers of our QCT and QTL segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 26% and 25% in aggregate of total consolidated revenues in fiscal 2011 and 2010, respectively.

Revenues from sales of equipment and services for fiscal 2011 were $9.22 billion, compared to $6.97 billion for fiscal 2010. The increase in revenues from sales of equipment and services was primarily due to a $2.18 billion increase in QCT equipment and services revenues. Licensing revenues were $5.73 billion in fiscal 2011, compared to $4.01 billion in fiscal 2010. The increase in licensing revenues was primarily due to a $1.76 billion increase in QTL revenues.

Cost of Equipment and Services.    Cost of equipment and services revenues for fiscal 2011 was $4.88 billion, compared to $3.30 billion for fiscal 2010. Cost of equipment and services revenues as a percentage of equipment and services revenues was 53% for fiscal 2011, compared to 47% for fiscal 2010. The decrease in margin percentage was primarily attributable to a decrease in QCT gross margin percentage and the effect of $137 million in charges from the recognition of the step-up of inventories to fair value and amortization of intangible assets related to the acquisition of Atheros in fiscal 2011. Cost of equipment and services revenues included $67 million in share-based compensation in fiscal 2011, compared to $41 million in fiscal 2010. Cost of equipment and services revenues as a percentage of equipment and services revenues may fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

Research and Development Expenses.    Research and development expenses for fiscal 2011 were $3.00 billion or 20% of revenues, compared to $2.45 billion or 22% of revenues for fiscal 2010. The dollar increase was primarily attributable to a $403 million increase in costs related to the development of integrated circuit products, next generation technologies and other initiatives to support the acceleration of advanced wireless products and services, including lower-cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third-party operating systems and services platforms. The percentage decrease was primarily attributable to the 36% increase in revenues relative to the 22% increase in cost. Research and development expenses for fiscal 2011 included share-based compensation of $397 million, compared to $293 million in fiscal 2010.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for fiscal 2011 were $1.95 billion or 13% of revenues, compared to $1.50 billion or 14% of revenues for fiscal 2010. Selling, general and administrative expenses for fiscal 2010 included a $62 million gain on the sale of our Australia spectrum license. The remaining dollar increase was primarily attributable to a $142 million increase in employee-related expenses, a $66 million increase in depreciation and amortization expense, primarily attributable to the acquisition of Atheros, a $44 million increase in charitable contributions, primarily resulting from the establishment of the Qualcomm Charitable Foundation in fiscal 2011, and a $21 million increase in outside services. Selling, general and administrative expenses for fiscal 2011 included share-based compensation of $349 million, compared to $263 million in fiscal 2010.

Other Operating Expenses.    We recorded a $114 million goodwill impairment charge related to our Firethorn division due to the operating performance of a new product application falling significantly short of expectations in fiscal 2011.

Net Investment Income.    Net investment income was $661 million for fiscal 2011, compared to $766 million for fiscal 2010. The net decrease was comprised as follows (in millions):

	Year Ended		Change
	September 25, 2011	September 26, 2010
Interest and dividend income:
Corporate and other segments	$480	$522	$(42)
QSI	20	8	$12
Interest expense	(114)	(43)	(71)
Net realized gains on investments:
Corporate and other segments	335	379	(44)
QSI	2	26	(24)
Net impairment losses on investments:
Corporate and other segments	(39)	(110)	71
QSI	(13)	(15)	2
(Losses) gains on derivative instruments	(3)	3	(6)
Equity in losses of investees	(7)	(4)	(3)

	$661	$766	$(105)

The increase in interest expense is primarily attributable to the bank loans related to the BWA spectrum won in the India auction in June 2010. The decrease in net impairment losses on investments is due to an overall increase in marketable securities values compared to the prior fiscal year.

Income Tax Expense.    Income tax expense was $1.1 billion for fiscal 2011, compared to $973 million for fiscal 2010. The annual effective tax rate was 20% for fiscal 2011, compared to 22% for fiscal 2010. During the first quarter of fiscal 2011, the United States government extended the federal research and development tax credit to include qualified research expenditures paid or incurred after December 31, 2009 and before January 1, 2012. We recorded a tax benefit of $32 million related to fiscal 2010 in fiscal 2011 from the retroactive extension of this credit. Additionally, in fiscal 2011, we recorded a tax benefit of $44 million related to an agreement reached on a component of our fiscal 2006 through fiscal 2010 state tax returns. The annual effective tax rate for fiscal 2010 included tax expense of approximately $137 million that arose because certain deferred revenue was taxable in fiscal 2010, but the resulting deferred tax asset will reverse in future years when our state tax rate will be lower as a result of California tax legislation enacted in 2009.

The annual effective tax rate for fiscal 2011 of 20% was less than the United States federal statutory rate primarily due to benefits of 19% related to foreign earnings taxed at less than the United States federal rate and benefits of 3% related to the research and development tax credit, partially offset by state taxes of 5% and tax expense of 1% related to the valuation of deferred tax assets to reflect changes in California law.

Fiscal 2010 Compared to Fiscal 2009

Revenues.    Total revenues for fiscal 2010 were $10.98 billion, compared to $10.39 billion for fiscal 2009. Revenues from two customers of our QCT and QTL segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 25% and 31% in aggregate of total consolidated revenues in fiscal 2010 and 2009, respectively.

Revenues from sales of equipment and services for fiscal 2010 were $6.97 billion, compared to $6.44 billion for fiscal 2009. The increase in revenues from sales of equipment and services was primarily due to a $541 million increase in QCT revenues. Licensing revenues were $4.01 billion in fiscal 2010, compared to $3.95 billion in fiscal 2009. The increase in licensing revenues was primarily due to a $56 million increase in QTL revenues.

Cost of Equipment and Services.    Cost of equipment and services revenues for fiscal 2010 was $3.30 billion, compared to $3.03 billion for fiscal 2009. Cost of equipment and services revenues as a percentage of equipment and services revenues was 47% for both fiscal 2010 and 2009. The margin percentage was negatively impacted by the effect of an increase in costs related to our QMT division, which was offset by an increase in QCT gross margin percentage. Cost of equipment and services revenues included $41 million in share-based compensation in fiscal 2010, compared to $40 million for fiscal 2009.

Research and Development Expenses.    For fiscal 2010, research and development expenses were $2.45 billion or 22% of revenues, compared to $2.35 billion or 23% of revenues for fiscal 2009. The dollar increase is primarily attributable to a $156 million increase in costs related to the development of integrated circuit products, next generation CDMA and OFDMA technologies and other initiatives to support the acceleration of advanced wireless products and services. The increase in research and development expenses was partially offset by a $69 million decrease in costs primarily related to the development of our asset-tracking products and services and Brew products. Research and development expenses for fiscal 2010 included share-based compensation of $293 million, compared to $272 million in fiscal 2009.

Selling, General and Administrative Expenses.    For fiscal 2010, selling, general and administrative expenses were $1.50 billion or 14% of revenues, compared to $1.46 billion or 14% of revenues for fiscal 2009. The dollar increase was primarily attributable to a $56 million increase in patent-related costs, a $25 million increase in employee-related expenses and a $16 million increase in selling and marketing expenses, partially offset by a $62 million gain on the sale of our Australia spectrum license. Selling, general and administrative expenses for fiscal 2010 included share-based compensation of $263 million, compared to $252 million in fiscal 2009.

Other Operating Expenses.    Operating expenses for fiscal 2009 included a $783 million charge in connection with the Settlement and Patent License and Non-Assert Agreement with Broadcom and a $230 million fine levied by the KFTC.

Net Investment Income (Loss).    Net investment income was $766 million for fiscal 2010, compared to net investment loss of $139 million for fiscal 2009. The net increase was primarily comprised as follows (in millions):

	Year Ended		Change
	September 26, 2010	September 27, 2009
Interest and dividend income:
Corporate and other segments	$522	$513	$9
QSI	8	3	5
Interest expense	(43)	(13)	(30)
Net realized gains on investments:
Corporate and other segments	379	107	272
QSI	26	30	(4)
Net impairment losses on investments:
Corporate and other segments	(110)	(734)	624
QSI	(15)	(29)	14
Gains on derivative instruments	3	1	2
Equity in losses of investees	(4)	(17)	13

	$766	$(139)	$905

During fiscal 2010, we recorded lower impairment losses and higher realized gains on marketable securities, compared to fiscal 2009. Depressed security values caused by a major disruption in the United States and foreign financial markets impacted our results in fiscal 2009 and continued to cause impairment losses in fiscal 2010, but to a much lesser extent. The increase in interest expense was primarily attributable to the bank loans related to the BWA spectrum won in the India auction in June 2010.

Income Tax Expense.    Income tax expense was $973 million for fiscal 2010, compared to $611 million for fiscal 2009. The annual effective tax rate was 22% for fiscal 2010, compared to 25% for fiscal 2009. The annual effective tax rate for fiscal 2010 was lower than fiscal 2009 primarily as a result of the net decrease in valuation allowance on the deferred tax asset related to capital losses and an increase in tax benefits related to foreign earnings taxed at less than the United States federal rate, partially offset by a decrease in tax benefit related to tax audits settled during the year and a decrease in research and development tax credits.

The annual effective tax rate for fiscal 2010 was 22% and only reflected the United States federal research and development credits generated through December 31, 2009, the date on which they expired. The annual effective tax rate for fiscal 2010 of 22% was less than the United States federal statutory rate primarily due to benefits of 20% related to foreign earnings taxed at less than the United States federal rate, partially offset by state taxes of 5% and tax expense of 4% related to the valuation of deferred tax assets to reflect changes in California law, primarily deferred revenue that was taxable in fiscal 2010, but for which the resulting deferred tax asset will reverse in future years when our state tax rate will be lower.

Our Segment Results for Fiscal 2011 Compared to Fiscal 2010

The following should be read in conjunction with the fiscal 2011 and 2010 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 10 — Segment Information.”

QCT Segment.    QCT revenues for fiscal 2011 were $8.86 billion, compared to $6.70 billion for fiscal 2010. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $8.65 billion for fiscal 2011, compared to $6.47 billion for fiscal 2010. The increase in equipment and services revenues resulted primarily from a $1.48 billion increase related to higher unit shipments, a $391 million increase related to sales of connectivity products, primarily resulting from the acquisition of Atheros in the third quarter of fiscal 2011, and a $214 million increase related to the net effects of changes in product mix and lower selling prices of such products. Approximately 483 million MSM integrated circuits were sold during fiscal 2011 (excluding the second MSM for customers who built devices with two MSMs starting in fiscal 2011), compared to approximately 399 million in fiscal 2010.

QCT earnings before taxes for fiscal 2011 were $2.06 billion, compared to $1.69 billion for fiscal 2010. The increase in QCT earnings before taxes was primarily attributable to the increase in revenues, partially offset by a $358 million increase in research and development expenses and a $143 million increase in selling, general and administrative expenses. QCT operating income as a percentage of revenues (operating margin percentage) was 23% in fiscal 2011, compared to 25% in fiscal 2010. The decrease in operating margin percentage was primarily due to a decrease in gross margin percentage, partially offset by the effect of a higher increase in QCT revenues relative to the increases in research and development expenses and selling, general and administrative expenses. QCT gross margin percentage decreased as a result of the net effects of lower average selling prices, unfavorable product mix and higher product support costs, partially offset by a decrease in average unit costs.

QCT inventories increased by 48% in fiscal 2011 from $481 million to $714 million primarily due to the addition of inventories from the acquisition of Atheros and an increase in work-in-process and finished goods related to growth of the business and the timing of inventory builds.

QTL Segment.    QTL revenues for fiscal 2011 were $5.42 billion, compared to $3.66 billion for fiscal 2010. During the second quarter of fiscal 2011, we entered into agreements with two licensees to settle ongoing disputes, including an arbitration proceeding with Panasonic, and recorded $401 million in revenues related to prior quarters. The remaining $1.36 billion increase in revenues during fiscal 2011 was primarily due to an increase in sales of CDMA-based devices by licensees and higher average royalties per unit for CDMA-based devices, partially offset by the effect of $71 million that was included in QTL revenues in fiscal 2010 but was attributable to fiscal 2009 due to discussions regarding a license agreement that was signed in the first quarter of fiscal 2010. QTL earnings before taxes for fiscal 2011 were $4.75 billion, compared to $3.02 billion for fiscal 2010. QTL operating margin percentage was 88% in fiscal 2011, compared to 83% in fiscal 2010. The increases in QTL earnings before taxes and operating margin percentage were attributable to the 48% increase in licensing revenues relative to a 5% increase in operating expenses.

QWI Segment.    QWI revenues for fiscal 2011 were $656 million, compared to $628 million for fiscal 2010. Revenues increased primarily due to increases in QGOV and QES revenues of $27 million and $20 million, respectively, partially offset by a $23 million decrease in QIS revenues. The increase in QGOV revenues was primarily attributable to growth in customer funded development contracts, and the increase in QES revenues was primarily attributable to higher unit shipments of our asset-tracking products. The decrease in QIS revenues was primarily attributable to a decrease in Brew revenues resulting from lower consumer demand. QWI loss before taxes for fiscal 2011 was $152 million, compared to earnings before taxes of $12 million for fiscal 2010. QWI operating margin percentage was negative in fiscal 2011, compared to a 1% operating margin in fiscal 2010. The decreases in QWI earnings before taxes and operating margin percentage were primarily attributable to $120 million in impairment charges related to certain assets of our Firethorn division, including $114 million in goodwill impairment, and the operating loss of our QIS division.

QSI Segment.    QSI loss before taxes from continuing operations for fiscal 2011 was $132 million, compared to earnings before taxes from continuing operations of $7 million for fiscal 2010. QSI earnings before taxes from continuing operations for fiscal 2010 included a $62 million gain on the sale of our Australia spectrum license. The remaining $77 million increase in QSI loss before taxes from continuing operations for fiscal 2011 was primarily due to a $72 million increase in interest expense attributable to bank loans related to the BWA spectrum won in the India auction in June 2010.

Our Segment Results for Fiscal 2010 Compared to Fiscal 2009

The following should be read in conjunction with the fiscal 2010 and 2009 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 10 — Segment Information.”

QCT Segment.    QCT revenues for fiscal 2010 were $6.70 billion, compared to $6.14 billion for fiscal 2009. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $6.47 billion for fiscal 2010, compared to $5.93 billion for fiscal 2009. The increase in equipment and services revenues resulted primarily from a $1.25 billion increase related to higher unit shipments, partially offset by a decrease of $713 million related to the net effects of changes in product mix and the average selling prices of such products. Approximately 399 million MSM integrated circuits were sold during fiscal 2010, compared to approximately 317 million for fiscal 2009. The chipset volume in fiscal 2009 was impacted by the slowdown in the worldwide economy that caused contraction in the CDMA-based channel inventory and resulted in lower demand for CDMA-based MSM integrated chips.

QCT earnings before taxes for fiscal 2010 were $1.69 billion, compared to $1.44 billion for fiscal 2009. The increase in QCT earnings before taxes was primarily attributable to the increase in revenues, partially offset by an increase in research and development expenses. QCT operating income as a percentage of revenues (operating margin percentage) was 25% in fiscal 2010, compared to 23% in fiscal 2009. The increase in QCT operating margin percentage was primarily due to an increase in gross margin percentage and a decrease in selling, general and administrative expenses as a percentage of revenues driven primarily by the increase in revenues. QCT gross margin percentage increased as a result of the net effects of a decrease in average unit costs, lower average selling prices and favorable product mix.

QTL Segment.    QTL revenues for fiscal 2010 were $3.66 billion, compared to $3.61 billion for fiscal 2009. Revenues in fiscal 2010 included $71 million attributable to fiscal 2009 that had previously not been recognized due to discussions regarding a license agreement that was signed in the first quarter of fiscal 2010. QTL earnings before taxes for fiscal 2010 were $3.02 billion, compared to $3.07 billion for fiscal 2009. QTL operating margin percentage was 83% in the fiscal 2010, compared to 85% in fiscal 2009. The decreases in QTL earnings before taxes and operating margin percentage were primarily attributable to a higher increase in patent-related costs relative to the increase in licensing revenues.

QWI Segment.    QWI revenues for fiscal 2010 were $628 million, compared to $641 million for fiscal 2009. Revenues decreased primarily due to a $56 million decrease in QIS revenues, partially offset by a $31 million increase in QES revenues. The decrease in QIS revenues was primarily attributable to a $39 million decrease in QChat revenues resulting from decreased development efforts under the licensing agreement with Sprint and a $16 million decrease in Brew revenues resulting from lower consumer demand. The increase in QES revenues was primarily attributable to a $58 million increase in equipment revenue resulting from higher unit shipments, partially offset by a $31 million decrease in messaging and other services revenue. QWI earnings before taxes for fiscal 2010 were $12 million, compared to $20 million for fiscal 2009. The decrease in QWI earnings before taxes was primarily attributable to the decrease in revenues, partially offset by a decrease in research and development expenses. QWI operating margin percentage was 1% in fiscal 2010, compared to 3% in fiscal 2009. The decrease in QWI operating margin percentage was primarily attributable to a decrease in QIS gross margin percentage, partially offset by the decrease in research and development expenses.

QSI Segment.    QSI earnings before taxes from continuing operations for fiscal 2010 were $7 million, compared to loss before taxes from continuing operations of $54 million for fiscal 2009. The increase in QSI earnings before taxes was primarily due to a $62 million gain on the sale of our Australia spectrum license.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $20.9 billion at September 25, 2011, an increase of $2.5 billion from September 26, 2010. This increase included cash provided by operating activities of $4.9 billion and proceeds from the issuance of common stock under our equity compensation plans of $2.6 billion, partially offset by cash used to acquire Atheros of $3.1 billion, net of cash acquired. Our cash, cash equivalents and marketable securities at September 25, 2011 consisted of $5.7 billion held domestically and $15.2 billion held by foreign subsidiaries. Of the amount of cash, cash equivalents and marketable securities held by our foreign subsidiaries at September 25, 2011, $13.5 billion would be subject to material tax effects if repatriated. Due to tax and accounting considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically.

During fiscal 2011, we repurchased 2,878,000 shares of our common stock for $142 million. In connection with the stock repurchase program, we have three put options outstanding, with expiration dates in fiscal 2012, that may require us to repurchase an aggregate of 11,800,000 shares of our common stock upon exercise for $586 million, which would result in an average price per share of $49.64. Any shares repurchased are retired. At September 25, 2011, approximately $1.0 billion remained authorized for repurchase under our stock repurchase program, net of put options outstanding. The stock repurchase program has no expiration date. Since September 25, 2011, we have repurchased 2,046,000 shares of our common stock for $99 million. We continue to evaluate repurchases under this program subject to capital availability and our view that such repurchases are in the best interest of our stockholders.

We paid dividends totaling $1.3 billion, $1.2 billion and $1.1 billion, or $0.81, $0.72 and $0.66 per common share, during fiscal 2011, 2010 and 2009, respectively. On March 8, 2011, we announced an increase in our quarterly cash dividend per share of common stock from $0.190 to $0.215. We announced cash dividends totaling $361 million, or $0.215 per share, during the fourth quarter of fiscal 2011, which were paid on September 23, 2011. On October 11, 2011, we announced a cash dividend of $0.215 per share on our common stock, payable on December 21, 2011 to stockholders of record as of November 23, 2011. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders.

Accounts receivable increased 36% during fiscal 2011. Days sales outstanding, on a consolidated basis, were 22 days at both September 25, 2011 and September 26, 2010. The increase in accounts receivable was primarily due to growth in the QCT business and the accounts receivable relating to Atheros, which were acquired in the third quarter of fiscal 2011.

We believe our current cash and cash equivalents, marketable securities and our expected cash flow generated from operations will provide us with flexibility and satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans.

•

Our research and development expenditures were $3.0 billion and $2.5 billion in fiscal 2011 and 2010, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications, primarily in the wireless industry.

•

Capital expenditures were $593 million and $426 million in fiscal 2011 and 2010, respectively. We anticipate that capital expenditures will be higher in fiscal 2012 as compared to fiscal 2011, primarily due to estimated capital expenditures of more than $600 million in fiscal 2012 related to the continued construction of a new manufacturing facility in Taiwan for our QMT division. The initial phase of the facility is primarily being funded using cash held by foreign subsidiaries, and the facility is expected to be operational in fiscal 2012. Future capital expenditures may also be impacted by transactions that are currently not forecasted.

•	Our purchase obligations for fiscal 2012, some of which relate to research and development activities and capital expenditures, totaled $1.9 billion at September 25, 2011.

•

The acquisition of Atheros was more significant than others we have made in the past. We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio or pursue new business.

•

The $994 million in loans related to the BWA spectrum won in India are due and payable in full in December 2012 and bear interest at an annual rate of 10%, which is based on the highest base rate among the bank lenders and reset quarterly, plus 0.25% with interest payments due monthly. As of September 25, 2011, all but one of the lenders had the right to demand prepayment of its portion of the loans outstanding on December 15, 2011 subject to sufficient prior written notice. As a result, the loans were classified as a component of current liabilities. The date by which those lenders were required to have given notice has now passed, and those lenders can no longer demand prepayment. One remaining lender can demand prepayment of its portion of the loans outstanding on February 28, 2012 ($152 million at September 25, 2011) if notice is given by December 15, 2011. In September 2011, we received a letter from the Government of India’s Department of Telecommunications (DoT) notifying us that our applications to obtain licenses to utilize the spectrum had been rejected. In response, we filed a petition with the Telecom Disputes Settlement and Appellate Tribunal seeking to overturn this letter. If the DoT’s rejection of such applications were to be considered an event of default, the bank lenders could declare the loans due and payable immediately. We have received waivers from each of the bank lenders related to this matter until at least April 1, 2012, conditioned upon our continuing to pursue our legal rights in this matter, and agreeing that any default will be deemed cured under certain circumstances.

Contractual Obligations / Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 25, 2011, our outstanding contractual obligations included (in millions):

Contractual Obligations

Payments Due By Fiscal Period

	Total	2012	2013-2014	2015-2016	Beyond 2016	No Expiration Date
Purchase obligations(1)	$2,098	$1,923	$102	$64	$9	$—
Loans payable(2)	1,123	108	1,015	—	—	—
Operating lease obligations	464	116	109	58	181	—
Capital lease obligations(3)	395	12	25	27	331	—
Equity funding commitments(4)	2	—	—	—	—	2
Other long-term liabilities(5)(6)	173	4	155	13	—	1

Total contractual obligations	$4,255	$2,163	$1,406	$162	$521	$3

(1)	Total purchase obligations include $1.4 billion in commitments to purchase integrated circuit product inventories.

(2)	Amounts include principal and interest. The loans are payable in Indian rupees and bear interest at an annual rate based on the highest rate among the bank lenders, which is reset quarterly, plus 0.25% (10% at September 25, 2011). One lender can demand prepayment of its portion of the loans outstanding on February 28, 2012 ($152 million at September 25, 2011) if notice is given by December 15, 2011. We have received conditional waivers from each of the bank lenders until at least April 1, 2012. As a result of these items, the due date for all or a portion of the loans payable could be accelerated.

(3)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 25, 2011.

(4)	These commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts or not at all.

(5)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(6)	Our consolidated balance sheet at September 25, 2011 included a $38 million noncurrent liability for uncertain tax positions, all of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 25, 2011 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 9 — Commitments and Contingencies.”

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.    We invest a portion of our cash in a number of diversified investment- and non-investment-grade fixed and floating rate securities, consisting of cash equivalents, marketable debt securities and debt mutual funds. Changes in the general level of United States interest rates can affect the principal values and yields of fixed interest-bearing securities. If interest rates in the general economy were to rise rapidly in a short period of time, our fixed interest-bearing securities could lose value. When the general economy weakens significantly, the credit profile, financial strength and growth prospects of certain issuers of interest-bearing securities held in our investment portfolios may deteriorate, and our interest-bearing securities may lose value either temporarily or other than temporarily. We may implement investment strategies of different types with varying duration and risk/return trade-offs that do not perform well.

The following table provides information about our interest-bearing cash and cash equivalents, marketable securities and loans payable that are sensitive to changes in interest rates. The table presents principal cash flows, weighted-average yield at cost and contractual maturity dates. Additionally, we have assumed that the interest-bearing securities are similar enough within the specified categories to aggregate the securities for presentation purposes.

Principal Amount by Expected Maturity

Average Interest Rates

(Dollars in millions)

	2012	2013	2014	2015	2016	Thereafter	No Single Maturity	Total
Fixed interest-bearing securities:
Cash and cash equivalents	$2,131	$—	$—	$—	$—	$—	$—	$2,131
Interest rate	0.2%
Marketable securities:
Investment grade	$1,445	$1,273	$737	$254	$404	$522	$2,032	$6,667
Interest rate	1.1%	1.6%	3.2%	3.0%	3.0%	5.8%	1.5%
Non-investment grade	$3	$12	$30	$82	$135	$772	$12	$1,046
Interest rate	6.7%	7.8%	9.4%	9.4%	8.0%	8.0%	0.7%
Floating interest-bearing securities:
Cash and cash equivalents	$2,493	$—	$—	$—	$—	$—	$—	$2,493
Interest rate	0.04%
Marketable securities:
Investment grade	$342	$572	$566	$10	$25	$389	$574	$2,478
Interest rate	0.6%	0.7%	1.0%	5.5%	2.7%	8.9%	1.9%
Non-investment grade	$12	$60	$202	$130	$186	$923	$1,113	$2,626
Interest rate	6.3%	5.7%	6.3%	6.2%	5.0%	5.9%	4.5%
Loans payable(1)	$—	$994	$—	$—	$—	$—	$—	$994
Floating interest rate		10.0%

(1)	Denominated in Indian rupees.

Cash and cash equivalents and marketable securities are recorded at fair value. The loans payable approximate fair value. As of September 25, 2011, all but one of the lenders of the loans payable had the right to demand prepayment of its portion of the loans outstanding on December 15, 2011, subject to sufficient prior written notice. The date by which those lenders were required to have given notice has now passed, and those lenders can no longer demand prepayment. One remaining lender can demand prepayment of its portion of the loans outstanding on February 28, 2012 ($152 million at September 25, 2011) if notice is given by December 15, 2011. We have received conditional waivers from each of the bank lenders until at least April 1, 2012. As a result of these items, the due date for all or a portion of the loans payable could be accelerated.

Equity Price Risk.    We hold a diversified marketable securities portfolio that includes equity securities and equity commingled and exchange-traded fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and equity mutual fund and exchange-traded fund shares at September 25, 2011 would cause a decrease in the carrying amounts of these securities of $263 million. At September 25, 2011, gross unrealized losses of our marketable equity securities and equity mutual and exchange-traded fund shares were $70 million. Although we consider these unrealized losses to be temporary, there is a risk that we may incur net other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.

In connection with our stock repurchase program, we may sell put options that require us to repurchase shares of our common stock at fixed prices. These written put options subject us to equity price risk. At September 25, 2011, we had three outstanding put options, enabling holders to sell 11,800,000 shares of our common stock upon exercise for approximately $586 million. The put option liabilities, with a fair value of $80 million at September 25, 2011, were included in other current liabilities. If the fair value of our common stock at September 25, 2011 decreased by 15%, the amount required to physically settle the put options would exceed the fair value of the shares by $12 million, net of the $75 million in premiums received.

Foreign Exchange Risk.    We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. Such derivative financial instruments are viewed as hedging or risk management tools and are not used for speculative or trading purposes. Counterparties to our derivative contracts are all major institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. At September 25, 2011, we had a net liability of $25 million related to foreign currency option contracts that were designated as hedges of foreign currency risk on royalties earned from certain licensees on their sales of CDMA-based devices. If our forecasted royalty revenues were to decline by 50% and foreign exchange rates were to change unfavorably by 20% in each of our hedged foreign currencies, we would incur a loss of approximately $23 million resulting from a decrease in the fair value of the portion of our hedges that would be rendered ineffective. At September 25, 2011, we had an asset of $7 million related to a foreign currency forward contract that was designated as a net investment hedge of our investment in a wholly-owned subsidiary in Australia. We are subject to market risk on such contract. If the exchange rates relevant to that contract were to change unfavorably by 20%, we would incur a loss of $11 million. See “Notes to Consolidated Financial Statements, Note 1 — The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

At September 25, 2011, we had floating-rate bank loans in the aggregate of $994 million, which are payable in full in Indian rupees in December 2012. The loans are payable in the functional currency of our consolidated subsidiaries that are party to the loans; however, we are subject to foreign currency translation risk, which may impact our liability for principal repayment and interest expense that we will record in the future. If the foreign currency exchange rate were to change unfavorably by 20%, we would incur additional principal of $248 million and interest expense of $30 million through the remainder of the contractual terms of the loans.

Financial instruments held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of September 25, 2011.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 25, 2011, as stated in its report which appears on page A-27.

Inherent Limitations Over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during fiscal 2011 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 25, 2011 and September 26, 2010 and the results of their operations and their cash flows for each of the three years in the period ended September 25, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 25, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Diego, California

November 2, 2011

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	September 25, 2011	September 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,462	$3,547
Marketable securities	6,190	6,732
Accounts receivable, net	993	730
Inventories	765	528
Deferred tax assets	537	321
Other current assets	346	275

Total current assets	14,293	12,133
Marketable securities	9,261	8,123
Deferred tax assets	1,703	1,922
Assets held for sale	746	—
Property, plant and equipment, net	2,414	2,373
Goodwill	3,432	1,488
Other intangible assets, net	3,099	3,022
Other assets	1,474	1,511

Total assets	$36,422	$30,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$969	$764
Payroll and other benefits related liabilities	644	467
Unearned revenues	610	623
Loans payable	994	1,086
Income taxes payable	18	1,443
Other current liabilities	2,054	1,085

Total current liabilities	5,289	5,468
Unearned revenues	3,541	3,485
Other liabilities	620	761

Total liabilities	9,450	9,714

Commitments and contingencies (Note 9)
Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding at September 25, 2011 and September 26, 2010	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,681 and 1,612 shares issued and outstanding at September 25, 2011 and September 26, 2010, respectively	—	—
Paid-in capital	10,394	6,856
Retained earnings	16,204	13,305
Accumulated other comprehensive income	353	697

Total Qualcomm stockholders’ equity	26,951	20,858
Noncontrolling interests (Note 7)	21	—

Total stockholders’ equity	26,972	20,858

Total liabilities and stockholders’ equity	$36,422	$30,572

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended
	September 25, 2011	September 26, 2010*	September 27, 2009*
Revenues:
Equipment and services	$9,223	$6,971	$6,437
Licensing	5,734	4,011	3,950

Total revenues	14,957	10,982	10,387

Operating expenses:
Cost of equipment and services revenues	4,877	3,301	3,025
Research and development	2,995	2,451	2,345
Selling, general and administrative	1,945	1,503	1,462
Other (Notes 4 and 9)	114	—	1,013

Total operating expenses	9,931	7,255	7,845

Operating income	5,026	3,727	2,542
Investment income (loss), net (Note 5)	661	766	(139)

Income from continuing operations before income taxes	5,687	4,493	2,403
Income tax expense	(1,132)	(973)	(611)

Income from continuing operations	4,555	3,520	1,792
Discontinued operations, net of income taxes (Note 11)	(313)	(273)	(200)

Net income	4,242	3,247	1,592
Net loss attributable to noncontrolling interests (Note 7)	18	—	—

Net income attributable to Qualcomm	$4,260	$3,247	$1,592

Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$2.76	$2.15	$1.08
Discontinued operations	(0.19)	(0.17)	(0.12)

Net income	$2.57	$1.98	$0.96

Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	$2.70	$2.12	$1.07
Discontinued operations	(0.18)	(0.16)	(0.12)

Net income	$2.52	$1.96	$0.95

Shares used in per share calculations:
Basic	1,658	1,643	1,656

Diluted	1,691	1,658	1,673

Dividends per share announced	$0.81	$0.72	$0.66

*	As adjusted for discontinued operations (Note 11)

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	September 25, 2011	September 26, 2010	September 27, 2009
Operating Activities:
Net income	$4,242	$3,247	$1,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,061	666	635
Goodwill impairment	114	—	—
Revenues related to non-monetary exchanges	(123)	(130)	(114)
Income tax provision (less than) in excess of income tax payments	(1,204)	116	(33)
Non-cash portion of share-based compensation expense	824	612	584
Incremental tax benefit from stock options exercised	(183)	(45)	(79)
Net realized gains on marketable securities and other investments	(337)	(405)	(137)
Net impairment losses on marketable securities and other investments	52	125	763
Other items, net	12	(64)	(32)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(140)	(18)	3,083
Inventories	(62)	(80)	69
Other assets	(70)	(60)	(58)
Trade accounts payable	(26)	148	57
Payroll, benefits and other liabilities	572	(229)	984
Unearned revenues	168	193	(142)

Net cash provided by operating activities	4,900	4,076	7,172

Investing Activities:
Capital expenditures	(593)	(426)	(761)
Advance payment on spectrum (Note 9)	—	(1,064)	—
Purchases of available-for-sale securities	(10,948)	(8,973)	(10,443)
Proceeds from sale of available-for-sale securities	10,661	10,440	5,274
Purchases of other marketable securities	—	(850)	—
Cash received for partial settlement of investment receivables	18	34	349
Atheros acquisition, net of cash acquired (Note 12)	(3,130)	—	—
Other investments and acquisitions, net of cash acquired	(494)	(94)	(54)
Change in collateral held under securities lending	—	—	173
Other items, net	(3)	94	5

Net cash used by investing activities	(4,489)	(839)	(5,457)

Financing Activities:
Borrowing under loans payable	1,555	1,064	—
Repayment of loans payable	(1,555)	—	—
Proceeds from issuance of common stock	2,647	689	642
Proceeds from put option premiums	75	—	—
Proceeds from issuance of subsidiary shares to noncontrolling interests (Note 7)	62	—	—
Incremental tax benefit from stock options exercised	183	45	79
Repurchase and retirement of common stock	(142)	(3,016)	(285)
Dividends paid	(1,346)	(1,177)	(1,093)
Change in obligation under securities lending	46	—	(173)
Other items, net	(7)	(10)	(3)

Net cash provided (used) by financing activities	1,518	(2,405)	(833)

Effect of exchange rate changes on cash	(14)	(2)	(5)

Net increase in cash and cash equivalents	1,915	830	877
Cash and cash equivalents at beginning of year	3,547	2,717	1,840

Cash and cash equivalents at end of year	$5,462	$3,547	$2,717

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock Shares	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 28, 2008	1,656	$7,511	$10,717	$(284)	$17,944	$—	$17,944

Components of comprehensive income, net of tax:
Net income	—	—	1,592	—	1,592	—	1,592
Other comprehensive income (Note 1)	—	—	—	891	891	—	891

Total comprehensive income							2,483

Common stock issued under employee benefit plans and the related tax benefits	22	682	—	—	682	—	682
Repurchase and retirement of common stock	(9)	(285)	—	—	(285)	—	(285)
Share-based compensation	—	585	—	—	585	—	585
Dividends	—	—	(1,093)	—	(1,093)	—	(1,093)
Other	—	—	19	(19)	—	—	—

Balance at September 27, 2009	1,669	8,493	11,235	588	20,316	—	20,316

Components of comprehensive income, net of tax:
Net income	—	—	3,247	—	3,247	—	3,247
Other comprehensive income (Note 1)	—	—	—	109	109	—	109

Total comprehensive income							3,356

Common stock issued under employee benefit plans and the related tax benefits	23	770	—	—	770	—	770
Repurchase and retirement of common stock	(80)	(3,016)	—	—	(3,016)	—	(3,016)
Share-based compensation	—	604	—	—	604	—	604
Dividends	—	—	(1,177)	—	(1,177)	—	(1,177)
Other	—	5	—	—	5	—	5

Balance at September 26, 2010	1,612	6,856	13,305	697	20,858	—	20,858
Components of comprehensive income, net of tax:
Net income (loss)(1)	—	—	4,260	—	4,260	(18)	4,242
Other comprehensive loss (Note 1)	—	—	—	(344)	(344)	(3)	(347)

Total comprehensive income							3,895

Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	72	2,720	—	—	2,720	—	2,720
Repurchase and retirement of common stock	(3)	(142)	—	—	(142)	—	(142)
Share-based compensation	—	848	—	—	848	—	848
Dividends	—	—	(1,361)	—	(1,361)	—	(1,361)
Value of stock awards assumed in acquisition	—	106	—	—	106	—	106
Issuance of subsidiary shares to noncontrolling interests (Note 7)	—	14	—	—	14	42	56
Other	—	(8)	—	—	(8)	—	(8)

Balance at September 25, 2011	1,681	$10,394	$16,204	$353	$26,951	$21	$26,972

(1)	Loss from discontinued operations, net of income taxes (Note 11), was attributable to Qualcomm.

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and Its Significant Accounting Policies

The Company.    QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm), develop, design, manufacture and market digital telecommunications products and services. The Company is a leading developer and supplier of integrated circuits and system software based on Code Division Multiple Access (CDMA), Orthogonal Frequency Division Multiple Access (OFDMA) and other technologies for use in voice and data communications, networking, application processing, multimedia functions and global positioning system products to device and infrastructure manufacturers. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company sells equipment, software and services to transportation and other companies to wirelessly connect their assets and workforce. The Company provides software products and services for content enablement across a wide variety of platforms and devices for the wireless industry. The Company also makes strategic investments to support the global adoption of its technologies and services.

Principles of Consolidation.    The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investments in certain immaterial less than majority-owned variable interest entities as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and the variable interest entity is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s consolidated subsidiaries are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements.

Financial Statement Preparation.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been adjusted to reflect the presentation of the FLO TV business as discontinued operations (Note 11).

Fiscal Year.    The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 25, 2011, September 26, 2010 and September 27, 2009 included 52 weeks.

Cash Equivalents.    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.    The appropriate classification of marketable securities is determined at the time of purchase and reevaluated at each balance sheet date. Marketable securities include available-for-sale securities, securities for which the Company has elected the fair value option and certain time deposits. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are reported as a component of accumulated other comprehensive income (loss), net of income tax. The unrealized gains or losses on securities for which the Company has elected the fair value option are recognized in net investment income (loss). The realized gains and losses on marketable securities are determined using the specific identification method.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility, the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.

Starting in the third quarter of fiscal 2009, if the debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income (loss) for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to investment income (loss), and the noncredit loss portion is recorded as a separate component of other comprehensive income (loss). Prior to the third quarter of fiscal 2009, the entire other-than-temporary impairment loss was recognized in earnings for all debt securities.

When calculating the present value of expected cash flows to determine the credit loss portion of the other-than-temporary impairment, the Company estimates the amount and timing of projected cash flows, the probability of default and the timing and amount of recoveries on a security-by-security basis. These calculations use inputs primarily based on observable market data, such as credit default swap spreads, historical default and recovery statistics, rating agency data, credit ratings and other data relevant to analyzing the collectibility of the security. The amortized cost basis of a debt security is adjusted for any credit loss portion of the impairment recorded to earnings. The difference between the new cost basis and cash flows expected to be collected is accreted to investment income (loss) over the remaining expected life of the security.

Securities that are accounted for as equity securities include investments in common stock, equity mutual and exchange-traded funds and debt mutual funds. For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to investment income (loss) for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to investment income (loss) for the difference between fair value and cost at the balance sheet date.

Securities Lending.    The Company may engage in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. At September 25, 2011, the loaned securities of $44 million were included in marketable securities on the balance sheet. There were no securities loaned at September 26, 2010 under the Company’s securities lending program. Cash collateral is held and invested by one or more securities lending agents on behalf of the Company. The Company monitors the fair value of securities loaned and the collateral received and obtains additional collateral as necessary. Collateral of $46 million at September 25, 2011 was recorded in cash equivalents with a corresponding amount in other current liabilities.

Allowances for Doubtful Accounts.    The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit-worthiness, past transaction history with the customer, current economic industry trends, changes in customer payment terms, and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories.    Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Derivatives.    The Company may enter into foreign currency forward and option contracts to manage foreign exchange risk for certain foreign currency transactions and probable anticipated foreign currency revenue transactions. Gains and losses arising from changes in the fair values of such contracts that are not designated as hedging instruments are recorded in investment income (expense) as gains (losses) on derivative instruments. Gains (losses) arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income (loss) as gains (losses) on derivative instruments, net of tax. The amounts are subsequently reclassified into revenues in the same period in which the underlying transactions affect the Company’s earnings. The fair value of the Company’s foreign currency option contracts used to hedge foreign currency revenue transactions recorded in other current assets was $17 million and $4 million at September 25, 2011 and September 26, 2010, respectively, and the value recorded in other current liabilities was $42 million and $19 million at September 25, 2011 and September 26, 2010, respectively, all of which were designated as cash-flow hedging instruments at September 25, 2011 and substantially all of which were designated as cash-flow hedging instruments at September 26, 2010. At September 25, 2011, the Company had a foreign currency forward contract, with a fair value of $7 million in other current assets, that was designated as a net investment hedge of the Company’s investment in a wholly-owned subsidiary in Australia. Gains (losses) arising from changes in fair value of the net investment hedge are recorded in selling, general and administrative expenses.

In connection with its stock repurchase program, the Company may sell put options that require the Company to repurchase shares of its common stock at fixed prices. The premiums received from put options are recorded as other current liabilities. Changes in the fair value of put options are recorded in net investment income (loss) as gains (losses) on derivative instruments. The value of the put options recorded in other current liabilities was $80 million at September 25, 2011. There were no put options outstanding at September 26, 2010.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded. Buildings and building improvements on owned land are depreciated over 30 years and 15 years, respectively. Leasehold improvements and buildings on leased land are amortized over the shorter of their estimated useful lives or the remaining term of the related lease, not to exceed 15 and 20 years, respectively. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital lease is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets.    Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish the cost bases (except for non-monetary exchanges in which neither of the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits). Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows (in years):

	September 25, 2011	September 26, 2010
Spectrum licenses	5	5
Marketing-related	9	18
Technology-based	11	14
Customer-related	3	5
Total finite-lived intangible assets	11	14

Impairment of Goodwill and Other Long-Lived Assets.    Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Goodwill is assessed for impairment using a two-step approach. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of such impairment by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are assessed for impairment by comparing their estimated fair values to their carrying values. If the carrying values exceed the fair values, the difference is recorded as an impairment.

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or the estimated fair value less costs to sell and are not depreciated.

Revenue Recognition.    The Company derives revenues principally from sales of integrated circuit products, licensing of its intellectual property and software, and sales of messaging, software hosting, software development software and other services and related hardware. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.

For transactions entered into prior to the first quarter of fiscal 2010, the Company allocated revenue for transactions that included multiple elements to each unit of accounting based on its relative fair value using vendor-specific objective evidence (VSOE). The price charged when the element was sold separately generally determined fair value. When the Company had objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocated revenue first to the fair value of the undelivered elements, and the residual revenue was then allocated to the delivered elements. If the fair value of any undelivered element

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

included in a multiple element arrangement could not be objectively determined, revenue was deferred until all elements were delivered or services were performed, or until fair value could be objectively determined for any remaining undelivered elements. Beginning in the first quarter of fiscal 2010, the Company adopted amended accounting guidance for revenue recognition that eliminated the use of the residual method and requires entities to allocate revenue using the relative selling price method. For substantially all arrangements with multiple deliverables, the Company continues to use VSOE to allocate the selling price to each deliverable. The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when sold separately. In certain limited instances when VSOE cannot be established, the Company first attempts to establish the selling price based on third-party evidence (TPE). If TPE is not available, the Company estimates the selling price of the product or service as if it were sold on a standalone basis. The adoption of the new guidance did not have a material impact on the timing or pattern of revenue recognition.

Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services, including software hosting services, are recognized when earned. Revenues from providing services were less than 10% of total revenues for all fiscal years presented.

The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.

Revenues from long-term contracts are recognized using the percentage-of-completion method of accounting, based on costs incurred compared with total estimated costs. The percentage-of-completion method relies on estimates of total contract revenue and costs. Revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. If actual contract costs are greater than expected, reduction of contract profit would be required. Estimated contract losses are recognized when determined.

The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when revenue recognition criteria are met and, if applicable, when vendor-specific objective evidence exists to allocate the total license fee to elements of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the term of the related contract. When contracts contain multiple elements wherein the only undelivered element is post-contract customer support and vendor-specific objective evidence of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. The amount or timing of the Company’s software licensing revenues may differ as a result of changes in these judgments or estimates.

The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company’s products. The Company recognizes the maximum potential liability at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unearned revenues consist primarily of license fees for intellectual property and software products, hardware product sales with continuing performance obligations and billings on uncompleted contracts in excess of incurred cost and accrued profit.

Concentrations.    A significant portion of the Company’s revenues is concentrated with a limited number of customers. Revenues from two customers of the Company’s QCT and QTL segments each comprised 13% of total consolidated revenues in fiscal 2011, compared to 15% and 10% of total consolidated revenues in fiscal 2010 and 18% and 13% of total consolidated revenues in fiscal 2009, respectively. Aggregated accounts receivable from two customers comprised 34% of gross accounts receivable at September 25, 2011. Aggregated accounts receivable from three customers comprised 42% of gross accounts receivable at September 26, 2010.

Shipping and Handling Costs.    Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

Share-Based Compensation.    Share-based compensation expense for equity-classified awards, principally related to stock options and restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for assumed awards, based on the estimated fair value of the award and is recognized over the employee’s requisite service period.

The fair values of employee stock options granted are estimated using the lattice binomial option-pricing model, and the fair values of employee stock options assumed are estimated using the Black-Scholes option-pricing model. The weighted-average estimated fair values of employee stock options granted during fiscal 2011, 2010 and 2009 were $13.17, $12.40 and $14.27 per share, respectively. The following table presents the weighted-average assumptions (annualized percentages) used to estimate the fair values of employee stock options granted or assumed in the periods presented:

	2011	2010	2009
Volatility	30.8%	33.8%	42.7%
Risk-free interest rate	2.1%	2.5%	2.6%
Dividend yield	1.5%	1.5%	1.5%
Post-vest forfeiture rate	9.8%	9.8%	9.2%
Suboptimal exercise factor	1.8	1.8	1.9

The Company uses the implied volatility of market-traded options in the Company’s stock to determine the expected volatility. The term structure of volatility is used up to approximately two years, and the Company uses the implied volatility of the option with the longest time to maturity for periods beyond two years. The risk-free interest rate is based upon observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the binomial model. The dividend yield is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vest forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancellation and employee exercise information, respectively.

The expected life of employee stock options is a derived output of the lattice binomial model and is impacted by all of the underlying assumptions used by the Company. The weighted-average expected life of employee stock options granted, as derived from the binomial model, was 5.6 years, 5.5 years and 5.6 years during fiscal 2011, 2010 and 2009, respectively.

The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair value is discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fiscal 2011 and 2010 were $50.14 and $35.61 per share, respectively. No RSUs were granted in fiscal 2009. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the actual number of RSUs outstanding.

Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited. The annual pre-vest forfeiture rate for stock options and RSUs granted in fiscal 2011 and 2010 was estimated to be approximately 3% based on historical experience. The effect of pre-vest forfeitures on the Company’s recorded expense in fiscal 2011, 2010 and 2009 for awards granted prior to fiscal 2010 was negligible due to the predominantly monthly vesting of stock options that were granted in those periods.

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2011	2010*	2009*
Cost of equipment and services revenues	$67	$41	$40
Research and development	397	293	272
Selling, general and administrative	349	263	252

Continuing operations	813	597	564
Related income tax benefit	(194)	(166)	(121)

Continuing operations, net of income taxes	619	431	443

Discontinued operations	8	17	20
Related income tax benefit	(3)	(6)	(8)

Discontinued operations, net of income taxes	5	11	12

	$624	$442	$455

*	As adjusted for discontinued operations (Note 11)

The Company recorded $165 million, $119 million and $106 million in share-based compensation expense during fiscal 2011, 2010 and 2009, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense primarily related to stock awards granted in earlier periods and stock awards assumed. In addition, for fiscal 2011, 2010 and 2009, $183 million, $45 million and $79 million, respectively, were reclassified to reduce net cash provided by operating activities with an offsetting increase in net cash used by financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised and restricted stock units vested in those periods. The amount of compensation cost capitalized related to share-based payment awards was negligible for all periods presented.

Litigation.    The Company is currently involved in certain legal proceedings. The Company records its best estimate of a loss related to pending litigation when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s legal costs associated with defending itself are recorded to expense as incurred.

Foreign Currency.    Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss). Where the United States dollar is the functional currency, resulting translation gains or losses are recognized in the consolidated statements of operations. Transaction gains or losses related to balances denominated in a different currency than the functional currency are recognized in the consolidated

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements of operations. Net foreign currency transaction losses included in the Company’s consolidated statements of operations were $8 million and $6 million for fiscal 2011 and 2010, respectively, and negligible in fiscal 2009.

Income Taxes.    The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the provision for income taxes.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Earnings Per Common Share.    Basic earnings per common share is computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and the estimated tax benefits that would be recorded in paid-in capital, if any, when an award is settled are assumed to be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2011, 2010 and 2009 were 32,908,000, 15,652,000 and 16,900,000, respectively.

Employee stock options to purchase 20,224,000, 149,007,000 and 136,309,000 shares of common stock during fiscal 2011, 2010 and 2009, respectively, were outstanding but not included in the computation of diluted earnings per common share because the effect would be anti-dilutive. Put options outstanding during fiscal 2011 to purchase 11,800,000 shares of common stock were not included in the earnings per common share

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti- dilutive (Note 7). In addition, 1,963,000 and 235,000 shares of other common stock equivalents outstanding in fiscal 2011 and 2010, respectively, were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive. There were no common stock equivalents outstanding in fiscal 2009 whose effect would be anti-dilutive.

Comprehensive Income.    Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents comprehensive income in its consolidated statements of stockholders’ equity. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statements of operations when marketable securities are sold or derivative instruments are settled. The reclassification adjustment for other-than-temporary losses on marketable securities included in net income results from the recognition of the unrealized losses in the statements of operations when they are no longer viewed as temporary. The portion of other-than-temporary impairment losses related to noncredit factors and subsequent changes in fair value included in comprehensive income is shown separately from other unrealized gains or losses on marketable securities.

Components of accumulated other comprehensive income in Qualcomm stockholders’ equity consisted of the following (in millions):

	September 25, 2011	September 26, 2010
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain marketable debt securities, net of income taxes	$27	$62
Net unrealized gains on marketable securities, net of income taxes	427	723
Net unrealized losses on derivative instruments, net of income taxes	(15)	(8)
Foreign currency translation	(86)	(80)

	$353	$697

At September 25, 2011, accumulated other comprehensive income included $13 million of other-than-temporary losses on marketable debt securities related to factors other than credit, net of income taxes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total comprehensive income attributable to Qualcomm consisted of the following (in millions):

	2011	2010	2009
Net income	$4,242	$3,247	$1,592

Other comprehensive income:
Foreign currency translation	(9)	(40)	(25)
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain marketable debt securities, net of income taxes of $10, ($5) and $12, respectively	(19)	21	135
Net unrealized (losses) gains on other marketable securities and derivative instruments, net of income taxes of $80, $74 and ($5), respectively	(145)	392	261
Reclassification of net realized gains on marketable securities and derivative instruments included in net income, net of income taxes of $112, ($12) and $75, respectively	(199)	(380)	(93)
Reclassification of other-than-temporary losses on marketable securities included in net income, net of income taxes of $14, ($5) and $130, respectively	25	116	613

Total other comprehensive (loss) income	(347)	109	891

Total comprehensive income	3,895	3,356	2,483
Comprehensive loss attributable to noncontrolling interests	21	—	—

Comprehensive income attributable to Qualcomm	$3,916	$3,356	$2,483

Note 2.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 25, 2011 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$2,495	$2,129	$—	$4,624

Marketable securities
U.S. Treasury securities and government-related securities	14	508	—	522
Corporate bonds and notes	—	6,018	—	6,018
Mortgage- and asset-backed securities	—	667	11	678
Auction rate securities	—	—	124	124
Non-investment-grade debt securities	—	3,656	16	3,672
Common and preferred stock	1,061	728	—	1,789
Equity mutual and exchange-traded funds	845	—	—	845
Debt mutual funds	1,327	476	—	1,803

Total marketable securities	3,247	12,053	151	15,451

Derivative instruments	—	24	—	24
Other investments(1)	152	—	—	152

Total assets measured at fair value	$5,894	$14,206	$151	$20,251

Liabilities
Derivative instruments	$—	$122	$—	$122
Other liabilities(1)	152	—	7	159

Total liabilities measured at fair value	$152	$122	$7	$281

(1)	Level 1 measurements are comprised of the Company’s deferred compensation plan liability and related assets, which are invested in mutual funds.

Marketable Securities.    With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable.

The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock are generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.

The fair value of debt and equity mutual funds is reported as published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the fund’s underlying holdings to determine whether fair value is based on observable or unobservable inputs.

The fair value of highly rated mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases cash flow pricing models with observable inputs, such as contractual terms, maturity, credit rating and/or securitization structure, to determine the timing and amount of

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future cash flows. Certain mortgage- and asset-backed securities, principally those that are rated below AAA, may require use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.

The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though certain of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.

Derivative Instruments.    Derivative instruments include foreign currency option and forward contracts to manage foreign exchange risk for certain foreign currency transactions and certain balances denominated in a foreign currency, and written put options to repurchase shares of the Company’s common stock at fixed prices. Derivative instruments are valued using standard calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, the Company’s stock price, volatilities and interest rates. Therefore, derivative instruments are included in Level 2.

Other Liabilities.    Other liabilities included in Level 3 are comprised of put rights held by third parties representing interests in certain of the Company’s subsidiaries (Note 7). These put rights are valued with a standard option pricing model using significant unobservable inputs.

Activity between Levels of the Fair Value Hierarchy.    There were no significant transfers between Level 1 and Level 2 during fiscal 2011 or 2010. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for marketable securities and other liabilities classified within Level 3 of the valuation hierarchy (in millions):

	2011			2010
	Auction Rate Securities	Other Marketable Securities	Other Liabilities	Auction Rate Securities	Other Marketable Securities
Beginning balance of Level 3	$126	$18	$—	$174	$31
Total realized and unrealized gains (losses):
Included in investment income, net	—	2	(1)	—	5
Included in other comprehensive income	2	(1)	—	7	(1)
Purchases	4	6	—	—	—
Issuances	—	—	8	—	—
Settlements	(8)	(6)	—	(55)	(21)
Transfers into Level 3	—	8	—	—	4

Ending balance of Level 3	$124	$27	$7	$126	$18

The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers into Level 3 in fiscal 2011 and 2010 primarily consisted of debt securities with significant inputs that became unobservable as a result of an increased likelihood of a shortfall in contractual cash flows or a significant downgrade in credit ratings.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonrecurring Fair Value Measurements.    The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2011, goodwill with a carrying amount of $154 million was written down to its implied fair value of $40 million, resulting in an impairment charge of $114 million (Note 4). The implied fair value was based on significant unobservable inputs, and as a result, the fair value measurement was classified as Level 3. During fiscal 2011, 2010 and 2009, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

Note 3.	Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Available-for-sale:
U.S. Treasury securities and government-related securities	$516	$650	$6	$4
Corporate bonds and notes	3,665	3,504	2,353	1,495
Mortgage- and asset-backed securities	587	629	91	38
Auction rate securities	—	—	124	126
Non-investment-grade debt securities	19	21	3,653	3,344
Common and preferred stock	76	52	1,713	1,670
Equity mutual and exchange-traded funds	—	—	845	979
Debt mutual funds	1,327	1,476	—	—

Total available-for-sale	6,190	6,332	8,785	7,656

Fair value option:
Debt mutual fund	—	—	476	467
Time deposits	—	400	—	—

Total marketable securities	$6,190	$6,732	$9,261	$8,123

The Company holds an investment in a debt mutual fund for which the Company elected the fair value option. The investment would have otherwise been recorded using the equity method. The debt mutual fund has no single maturity date. At September 25, 2011, the Company had an effective ownership interest in the debt mutual fund of 21%. Increases in fair value associated with this investment of $9 million and $17 million were recognized in net investment income in fiscal 2011 and 2010, respectively. The Company believes that recording the investment at fair value and reporting the investment as a marketable security is preferable to applying the equity method because the Company is able to redeem its shares at net asset value, which is determined daily. At September 26, 2010, marketable securities also included $400 million of time deposits that matured in December 2010.

At September 25, 2011, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single Maturity Date	Total
Less Than One Year	One to Five Years	Five to Ten Years	Greater Than Ten Years
$ 1,084	$4,600	$2,450	$952	$3,255	$12,341

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities with no single maturity date included debt mutual funds, non-investment-grade debt securities, mortgage- and asset-backed securities and auction rate securities.

The Company recorded realized gains and losses on sales of available-for-sale marketable securities as follows (in millions):

	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
Fiscal Year
2011	$356	$(30)	$326
2010	415	(31)	384
2009	215	(79)	136

Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 25, 2011
Equity securities	$2,426	$278	$(70)	$2,634
Debt securities	12,179	294	(132)	12,341

	$14,605	$572	$(202)	$14,975

September 26, 2010
Equity securities	$2,309	$403	$(11)	$2,701
Debt securities	10,795	512	(20)	11,287

	$13,104	$915	$(31)	$13,988

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 25, 2011
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds and notes	$1,862	$(41)	$41	$—
Auction rate securities	3	—	121	(2)
Non-investment-grade debt securities	1,867	(86)	19	(3)
Common and preferred stock	750	(70)	4	—

	$4,482	$(197)	$185	$(5)

	September 26, 2010
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds and notes	$425	$(1)	$23	$—
Auction rate securities	—	—	126	(4)
Non-investment-grade debt securities	296	(7)	90	(8)
Common and preferred stock	133	(10)	3	—
Equity mutual and exchange-traded funds	277	(1)	—	—

	$1,131	$(19)	$242	$(12)

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 25, 2011, the Company concluded that the unrealized losses were temporary. Further, for common and preferred stock with unrealized losses, the Company has the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.

The following table shows the activity for the credit loss portion of other-than-temporary impairments on debt securities held by the Company (in millions):

	2011	2010	2009
Beginning balance of credit losses	$109	$170	$—
Credit losses remaining in retained earnings upon adoption	—	—	186
Reductions in credit losses related to securities the Company intends to sell	(40)	—	(14)
Credit losses recognized on securities previously not impaired	2	1	17
Additional credit losses recognized on securities previously impaired	—	1	2
Reductions in credit losses related to securities sold	(20)	(39)	(21)
Accretion of credit losses due to an increase in cash flows expected to be collected	(5)	(24)	—

Ending balance of credit losses	$46	$109	$170

Note 4.	Composition of Certain Financial Statement Items

Accounts Receivable.

	September 25, 2011	September 26, 2010
	(In millions)
Trade, net of allowances for doubtful accounts of $2 and $3, respectively	$951	$697
Long-term contracts	32	25
Other	10	8

	$993	$730

Inventories.

	September 25, 2011	September 26, 2010
	(In millions)
Raw materials	$15	$15
Work-in-process	384	284
Finished goods	366	229

	$765	$528

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment.

	September 25, 2011	September 26, 2010
	(In millions)
Land	$203	$201
Buildings and improvements	1,427	1,424
Computer equipment and software	1,267	1,144
Machinery and equipment	1,798	1,684
Furniture and office equipment	75	70
Leasehold improvements	263	242
Construction in progress	394	75

	5,427	4,840
Less accumulated depreciation and amortization	(3,013)	(2,467)

	$2,414	$2,373

Depreciation and amortization expense related to property, plant and equipment for fiscal 2011, 2010 and 2009 was $704 million, $437 million and $428 million, respectively. The gross book values of property under capital leases included in buildings and improvements were $175 million and $227 million at September 25, 2011 and September 26, 2010, respectively. These capital leases principally related to base station towers and buildings. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions during fiscal 2011, 2010 and 2009 were $1 million, $40 million and $50 million, respectively.

At September 25, 2011 and September 26, 2010, buildings and improvements and leasehold improvements with aggregate net book value of $19 million and $38 million, respectively, including accumulated depreciation and amortization of $8 million and $8 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others in fiscal 2012 to 2015 is expected to be $5 million, $3 million, $2 million and $1 million, respectively, and zero thereafter.

Goodwill and Other Intangible Assets.    The Company’s reportable segment assets do not include goodwill. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable segments and to its QMT division, a nonreportable segment, as described in Note 10 as follows (in millions):

	September 25, 2011	September 26, 2010
QCT	$2,456	$443
QTL	681	676
QWI	158	241
QMT	136	128
QSI	1	—

	$3,432	$1,488

During fiscal 2011, the Firethorn division in the QWI segment introduced a new product application trademarked as SWAGG. The initial consumer adoption rate of SWAGG had fallen significantly short of the Company’s expectations, and as a result, the Company revised its internal forecasts to reflect lower than expected demand and reduced the Firethorn cost structure. Based on these adverse changes, the Company performed a goodwill impairment test for the Firethorn division, which was determined to be a reporting unit for purposes of the goodwill impairment test. The goodwill impairment test is a two-step process. First, the Company estimated

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value of the Firethorn reporting unit by considering both discounted future projected cash flows and prices of comparable businesses. The results of this analysis indicated that the carrying value of the reporting unit exceeded its fair value. Therefore, the Company measured the amount of impairment charge by determining the implied fair value of the goodwill as if the Firethorn reporting unit were being acquired in a business combination. The Company determined the fair value of the assets and the liabilities, primarily using a cost approach. Based on the results of the goodwill impairment test, the Company recorded a pre-tax goodwill impairment charge of $114 million in other operating expenses in fiscal 2011. Subsequent to the impairment, $40 million of goodwill remained for the Firethorn reporting unit.

The components of other intangible assets were as follows (in millions):

	September 25, 2011		September 26, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Spectrum licenses	$20	$(2)	$766	$(2)
Marketing-related	72	(18)	21	(13)
Technology-based	3,767	(802)	2,785	(537)
Customer-related	132	(70)	12	(10)

	$3,991	$(892)	$3,584	$(562)

Certain spectrum licenses with a carrying value of $746 million that the Company has agreed to sell were classified as held for sale at September 25, 2011 (Note 11). All of the Company’s intangible assets, other than goodwill, certain spectrum licenses in the amount of $16 million and acquired in-process research and development, are subject to amortization. Amortization expense related to these intangible assets for fiscal 2011, 2010 and 2009 was $357 million, $227 million and $207 million, respectively, and amortization expense is expected to be $457 million, $438 million, $426 million, $385 million and $277 million for fiscal 2012 to 2016, respectively, and $1.1 billion thereafter.

Other Current Liabilities.

	September 25, 2011	September 26, 2010
	(In millions)
Customer incentives and other customer-related liabilities	$1,180	$574
Current portion of payable to Broadcom (Note 9)	170	170
Payable for unsettled securities trades	298	80
Other	406	261

	$2,054	$1,085

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Investment Income (Loss)

Investment income (loss), net was comprised as follows (in millions):

	2011	2010*	2009*
Interest and dividend income	$500	$530	$516
Interest expense	(114)	(43)	(13)
Net realized gains on marketable securities	335	401	136
Net realized gains on other investments	2	4	1
Impairment losses on marketable securities	(39)	(111)	(743)
Impairment losses on other investments	(13)	(14)	(20)
(Losses) gains on derivative instruments	(3)	3	1
Equity in losses of investees	(7)	(4)	(17)

	$661	$766	$(139)

*	As adjusted for discontinued operations (Note 11)

Impairment losses on marketable securities for fiscal 2011 and 2010 did not contain any amount related to the noncredit portion of losses on debt securities recognized in other comprehensive income. Impairment losses on marketable securities for fiscal 2009 were comprised of total other-than-temporary impairment losses of $747 million less $4 million related to the noncredit portion of losses on debt securities recognized in other comprehensive income. The other-than-temporary losses on marketable securities in fiscal 2009 were generally caused by a prolonged disruption in U.S. and foreign credit and financial markets that depressed securities values.

Note 6.	Income Taxes

The components of the income tax provision were as follows (in millions):

	2011	2010	2009
Current provision:
Federal	$179	$1,514	$268
State	57	242	71
Foreign	670	389	291

	906	2,145	630

Deferred provision:
Federal	170	(1,139)	(72)
State	62	(26)	72
Foreign	(6)	(7)	(19)

	226	(1,172)	(19)

	$1,132	$973	$611

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty income included in United States earnings.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of income from continuing operations before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2011	2010	2009
United States	$2,984	$2,195	$1,368
Foreign	2,703	2,298	1,035

	$5,687	$4,493	$2,403

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for continuing operations (in millions):

	2011	2010	2009
Expected income tax provision at federal statutory tax rate	$1,991	$1,573	$841
State income tax provision, net of federal benefit	283	226	113
Foreign income taxed at other than U.S. rates	(1,074)	(897)	(407)
Tax audit impacts, net	1	3	(155)
Tax credits	(151)	(55)	(112)
Valuation allowance	42	(40)	227
Revaluation of deferred taxes	69	152	74
Other	(29)	11	30

	$1,132	$973	$611

The revaluation of deferred taxes represents the impact of paying current taxes at a higher state effective tax rate than the effective tax rate that will be in effect when the resulting deferred tax asset or liability is scheduled to reverse. The Company has not recorded a deferred tax liability of approximately $4.7 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $13.5 billion of undistributed earnings of certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate the foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the earnings will no longer be indefinitely invested outside the United States.

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. Tax audit impacts, net reflects adjustments to the Company’s prior year estimates of uncertain tax positions as a result of various federal, state and foreign tax audits. The Company is currently a participant in the Internal Revenue Service (IRS) Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2008 and issued a full acceptance letter for fiscal 2009 during the third quarter of fiscal 2010, resulting in an increase to the tax provision of $20 million. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2010. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2004 and is currently under examination for fiscal 2005 through 2008. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 25, 2011	September 26, 2010
Accrued liabilities, reserves and other	$205	$287
Share-based compensation	592	615
Capitalized start-up and organizational costs	91	102
Unearned revenues	1,269	1,311
Unrealized losses on marketable securities	309	341
Unrealized losses on other investments	28	27
Capital loss carryover	40	37
Tax credits	145	54
Unused net operating losses	97	64
Other basis differences	30	10

Total gross deferred assets	2,806	2,848
Valuation allowance	(98)	(39)

Total net deferred assets	2,708	2,809

Purchased intangible assets	(174)	(108)
Deferred contract costs	(7)	(6)
Unrealized gains on marketable securities	(206)	(352)
Property, plant and equipment	(85)	(100)

Total deferred liabilities	(472)	(566)

Net deferred assets	$2,236	$2,243

Reported as:
Current deferred tax assets	$537	$321
Non-current deferred tax assets	1,703	1,922
Current deferred tax liabilities(1)	(2)	—
Non-current deferred tax liabilities(1)	(2)	—

	$2,236	$2,243

(1)	Current deferred tax liabilities and non-current deferred tax liabilities are included in other current liabilities and other liabilities, respectively, in the consolidated balance sheets.

At September 25, 2011, the Company had unused federal net operating loss carryforwards of $167 million expiring from 2021 through 2029, unused state net operating loss carryforwards of $352 million expiring from 2012 through 2031, and unused foreign net operating loss carryforwards of $76 million, which expire from 2012 through 2020. At September 25, 2011, the Company had unused tax credits of $20 million in foreign jurisdictions, which expire in 2013. The Company does not expect its federal net operating loss carryforwards and its state income tax credits to expire unused.

The Company believes, more likely than not, that it will have sufficient taxable income after stock option related deductions to utilize the majority of its deferred tax assets. At September 25, 2011, the Company has provided a valuation allowance on certain foreign deferred tax assets, state net operating losses and net capital

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses of $76 million, $10 million and $12 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2011, 2010 and 2009 follows (in millions):

	2011	2010	2009
Beginning balance of unrecognized tax benefits	$353	$84	$244
Additions based on prior year tax positions	64	223	39
Reductions for prior year tax positions	(10)	(58)	(202)
Additions for current year tax positions	12	165	3
Settlements with taxing authorities	(323)	(61)	—

Ending balance of unrecognized tax benefits	$96	$353	$84

At September 25, 2011, the Company does not expect any unrecognized tax benefits to result in cash payment in fiscal 2012. Unrecognized tax benefits at September 25, 2011 include $88 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits are included on a gross basis and do not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The decrease in unrecognized tax benefits in fiscal 2011 was primarily due to an agreement reached on a component of the Company’s fiscal 2006 through fiscal 2010 state tax returns related to the method used by the Company to apportion income to states for such periods, which is partially offset by an increase resulting from the acquisition of Atheros (Note 12). The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 25, 2011 will significantly increase or decrease in fiscal 2012. Interest expense related to uncertain tax positions was negligible in fiscal 2011, 2010 and 2009. The amount of accrued interest and penalties was negligible at September 25, 2011 and September 26, 2010.

Cash amounts paid for income taxes, net of refunds received, were $2.1 billion, $671 million and $516 million for fiscal 2011, 2010 and 2009, respectively.

Note 7.	Capital Stock

Preferred Stock.    The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 25, 2011 and September 26, 2010, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement.    The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of

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the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

Stock Repurchase Program.    On March 1, 2010, the Company announced that it had been authorized to repurchase up to $3.0 billion of the Company’s common stock. The stock repurchase program has no expiration date. Any shares repurchased are retired, and the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2011, 2010 and 2009, the Company repurchased and retired 2,878,000, 79,789,000 and 8,920,000 shares of common stock, respectively, for $142 million, $3.0 billion and $284 million, respectively, before commissions. At September 25, 2011, approximately $1.0 billion remained authorized for repurchase under the Company’s stock repurchase program, net of put options outstanding. Since September 25, 2011, the Company repurchased 2,046,000 shares of the Company’s common stock for $99 million.

In connection with the Company’s stock repurchase program, the Company sold three put options on its own stock during fiscal 2011. At September 25, 2011, the Company had three outstanding put options enabling holders to sell 11,800,000 shares of the Company’s common stock to the Company for approximately $511 million (net of the $75 million in put option premiums received). The recorded value of the put option liability of $80 million at September 25, 2011 was recorded in other current liabilities. During fiscal 2011, the Company recognized losses of $5 million in net investment income (loss) due to an increase in the fair value of the put options. No put options were outstanding during fiscal 2010 or 2009.

Dividends.    The Company announced increases in its quarterly dividend per share of common stock from $0.16 to $0.17 on March 3, 2009, from $0.17 to $0.19 on March 1, 2010, and from $0.190 to $0.215 on March 8, 2011. Dividends charged to retained earnings in fiscal 2011, 2010 and 2009 were as follows (in millions, except per share data):

	2011		2010		2009
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.190	$314	$0.170	$284	$0.160	$264
Second quarter	0.190	319	0.170	279	0.160	264
Third quarter	0.215	360	0.190	309	0.170	282
Fourth quarter	0.215	368	0.190	305	0.170	283

	$0.810	$1,361	$0.720	$1,177	$0.660	$1,093

On October 11, 2011, the Company announced a cash dividend of $0.215 per share on the Company’s common stock, payable on December 21, 2011 to stockholders of record as of November 23, 2011, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2012.

Noncontrolling Interests.    In June 2010, the Company won a 20 MHz slot of Broadband Wireless Access (BWA) spectrum in four telecom circles in India as a result of the completion of the BWA spectrum auction. Assignment of licenses to operate wireless networks on this spectrum, with an initial license period of 20 years, is pending approval by the Indian government. In September 2011, the Company received a letter from the Government of India’s Department of Telecommunications notifying the Company that its applications to obtain licenses to utilize the spectrum had been rejected. In response, the Company filed a petition with the Telecom Disputes Settlement and Appellate Tribunal seeking to overturn this letter (Note 9). If assigned, the Company will amortize the spectrum licenses over the remaining license period commencing upon the commercial launch of wireless services in India, which is expected to occur within five years of the assignment date. The Company’s goal is to attract one or more operator partners into a venture (or ventures) for construction of an LTE network in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compliance with the Indian government’s rollout requirement for the BWA spectrum and then to exit the venture(s). The manner and timing of such exit will be dependent upon a number of factors, such as market conditions and regulatory considerations, among others.

During the second quarter of fiscal 2011, in connection with the India BWA spectrum acquisition, certain of the Company’s subsidiaries in India issued noncontrolling interests to two third-party Indian investors for $62 million, such that the Company now holds a 74% interest in each of those subsidiaries, the maximum interest permitted under applicable Indian Foreign Direct Investment regulations. In addition, the third parties representing the noncontrolling interests in the subsidiaries hold put rights that provide them with options to sell their ownership interests in the subsidiaries to QUALCOMM Incorporated or its nominee (subject to applicable regulatory approvals) after July 29, 2014, or earlier if certain events occur, at a price equal to their original capital contribution. The aggregate fair value of these put rights, which are accounted for as freestanding financial instruments classified in other liabilities, was $7 million at September 25, 2011.

Note 8.	Employee Benefit Plans

Employee Savings and Retirement Plan.    The Company has a 401(k) plan that allows eligible employees to contribute up to 100% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $52 million in fiscal 2011 and $46 million in both fiscal 2010 and 2009.

Equity Compensation Plans.    The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other share-based awards and is the source of shares issued under the Executive Retirement Matching Contribution Plan (ERMCP). The shares authorized under the 2006 Plan were approximately 483,284,000 at September 25, 2011, including 65,000,000 shares that were approved by the Company’s stockholders in March 2011. The share reserve remaining under the 2006 Plan was approximately 276,131,000 at September 25, 2011. Shares subject to any outstanding option under a Prior Plan that is terminated or cancelled (but not an option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the ERMCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.

During fiscal 2011, the Company assumed a total of 9,564,000 outstanding stock awards under various stock-based incentive plans (the Assumed Plans) as a result of the acquisition of Atheros (Note 12). The Assumed Plans provided for the grant of incentive stock options, non-qualified stock options, restricted stock units and other stock-based awards. The Company can continue to grant stock awards under one of the Assumed Plans, the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended, (the Atheros Plan) to certain employees. The share reserve under the Atheros Plan was 9,733,000 at September 25, 2011. All other remaining shares available under Assumed Plans were terminated on the date of the acquisition, and no additional shares may be granted under those plans.

Net share-based awards, after forfeitures and cancellations, granted during fiscal 2011, 2010 and 2009 represented 0.7%, 1.2% and 2.2% of outstanding shares as of the beginning of each fiscal year, respectively. Total share-based awards granted during fiscal 2011, 2010 and 2009 represented 0.9%, 1.9% and 2.5%, respectively, of outstanding shares as of the end of each fiscal year.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options:    The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant. Generally, options vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares (In thousands)	Weighted- Average Exercise Price	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In billions)
Options outstanding at September 26, 2010	214,958	$38.51
Options granted	1,220	48.37
Options assumed(1)	4,603	29.63
Options cancelled/forfeited/expired	(4,250)	40.99
Options exercised	(67,279)	36.60

Options outstanding at September 25, 2011	149,252	$39.10	5.65	$1.7

Exercisable at September 25, 2011	101,472	$38.39	4.89	$1.2

(1)	Represents activity related to options that were assumed as a result of an acquisition (Note 12).

At September 25, 2011, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $636 million, which is expected to be recognized over a weighted-average period of 2.0 years. The total intrinsic value of stock options exercised during fiscal 2011, 2010 and 2009 was $1.1 billion, $208 million and $272 million, respectively. The Company recorded cash received from the exercise of stock options of $2.5 billion, $565 million and $534 million and related tax benefits of $421 million, $80 million and $106 million during fiscal 2011, 2010 and 2009, respectively. Upon option exercise, the Company issues new shares of stock.

Restricted Stock Units:    RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs generally include dividend-equivalent rights and generally vest three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares (In thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (In billions)
RSUs outstanding at September 26, 2010	5,555	$35.72
RSUs granted	13,687	52.84
RSUs assumed(1)	4,961	50.94
RSUs cancelled/forfeited	(654)	43.67
RSUs vested	(797)	49.51

RSUs outstanding at September 25, 2011	22,752	$48.69	$1.1

(1)	Represents activity related to RSUs that were assumed as a result of an acquisition (Note 12).

At September 25, 2011, total unrecognized estimated compensation cost related to non-vested RSUs granted prior to that date was $803 million, which is expected to be recognized over a weighted-average period of 2.3 years. The total vest-date fair value of RSUs that vested during fiscal 2011 and 2010 was $43 million and $1 million, respectively. No RSUs vested in fiscal 2009. For the majority of RSUs, shares are issued on the vesting

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. The total shares withheld were approximately 243,000 in fiscal 2011 and were based on the value of the RSUs on their vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to the taxing authorities were $14 million in fiscal 2011.

Employee Stock Purchase Plan.    The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 46,709,000 at September 25, 2011. The shares reserved for future issuance were approximately 18,411,000 at September 25, 2011. During fiscal 2011, 2010 and 2009, approximately 3,778,000, 3,782,000 and 3,654,000 shares, respectively, were issued under the plan at an average price of $36.82, $32.81 and $29.72 per share, respectively.

At September 25, 2011, total unrecognized estimated compensation cost related to non-vested purchase rights granted prior to that date was $17 million. The Company recorded cash received from the exercise of purchase rights of $139 million, $124 million and $109 million during fiscal 2011, 2010 and 2009, respectively.

Note 9.	Commitments and Contingencies

Legal Proceedings.    Tessera, Inc. v. QUALCOMM Incorporated: On April 17, 2007, Tessera filed a patent infringement lawsuit in the United States District Court for the Eastern District of Texas and a complaint with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two patents. The district court action is stayed pending resolution of the ITC proceeding, including all appeals. On May 20, 2009, the ITC issued a limited exclusion order and a cease and desist order, both of which were terminated when the patents expired on September 24, 2010. During the period of the exclusion order, the Company shifted supply of accused chips for customers who manufacture products that may be imported to the United States to a licensed supplier of Tessera, and the Company continued to supply those customers without interruption. On December 21, 2010, the United States Court of Appeals for the Federal Circuit issued a decision affirming the ITC’s orders, and on March 29, 2011, it declined to reconsider that decision. The Company has appealed to the United States Supreme Court, which may or may not accept this case for appeal. Once the stay is lifted, Tessera may continue to seek back damages in the district court, but it may not seek injunctive relief due to the expiration of the patents.

MicroUnity Systems Engineering, Inc. v. QUALCOMM Incorporated et al.:    MicroUnity filed a total of three patent infringement complaints, on March 16, 2010, June 3, 2010 and January 27, 2011, against the Company and a number of other technology companies, including Texas Instruments, Samsung, Apple, Nokia, Google and HTC, in the United States District Court for the Eastern District of Texas. The complaints against the Company allege infringement of a total of 15 patents and appear to accuse the Company’s Snapdragon products. The district court consolidated the actions in May 2011. The claim construction hearing is set for August 12, 2012, and trial is scheduled for June 3, 2013. On September 30, 2011, the court denied the Company’s motion to sever the claims against it from the other defendants and to transfer the case to the United States District Court for the Northern District of California.

Broadcom Corporation et al. v. Commonwealth Scientific and Industrial Research Organisation (CSIRO):    On November 10, 2009, Broadcom and Atheros (Note 12), which was acquired by the Company in May 2011, filed a complaint for declaratory judgment against (CSIRO) in the United States District Court for the Eastern District of Texas, requesting the court to declare, among other things, that United States patent number 5,487,069 (the ’069 Patent) assigned to CSIRO is invalid, unenforceable and that Atheros does not infringe any

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

valid claims of the ’069 Patent. On October 14, 2010, CSIRO filed a complaint against Atheros and Broadcom (amended and consolidated with complaints against other third parties on April 6, 2011) alleging infringement of the ’069 Patent. A claim construction hearing was held on October 4, 2011, and trial is scheduled for April 9, 2012.

MOSAID Technologies Incorporated v. Dell, Inc. et al.:    On March 16, 2011, MOSAID filed a complaint against Atheros and 32 other entities in the United States District Court for the Eastern District of Texas. In its infringement contentions, MOSAID alleges that certain of Atheros’ products infringe United States patent numbers 5,131,006, 5,151,920, 5,422,887, 5,706,428, 5,563,786 and 6,992,972. MOSAID seeks unspecified damages and other relief. Discovery has not yet begun. A claim construction hearing is scheduled for February 18, 2014, and trial is scheduled for August 4, 2014.

India BWA Spectrum:    In connection with the BWA spectrum won in India in June 2010, the Company recorded a payment in noncurrent other assets, which was $994 million and $1.1 billion at September 25, 2011 and September 26, 2010, respectively. In addition, the Company created four wholly-owned subsidiaries. On August 9, 2010, each subsidiary filed an application to obtain a license to operate a wireless network on this spectrum for one of the respective regions. Thereafter, two Indian companies each acquired 13% of each subsidiary. On September 21, 2011, the Company received a letter dated September 7, 2011 from the Government of India’s Department of Telecommunications (DoT) (the DoT Letter) notifying the Company that its applications had been rejected based on its conclusion that the applications were filed after the deadline and that the Company was restricted to filing one application rather than four. On September 27, 2011, the Company filed a petition with the Telecom Disputes Settlement and Appellate Tribunal (TDSAT) seeking to overturn the DoT Letter. On September 28, 2011, the TDSAT issued an order granting the Company interim relief, pending a final determination of the case, directing the DoT to (i) not issue the spectrum that has been earmarked to the Company to anyone else and (ii) not forfeit or appropriate the payment that the Company made for the spectrum. On October 10, 2011, one of the Company’s subsidiaries received a letter from the DoT offering to issue it a license that would cover all of India, including the four regions for which the Company won spectrum at the June 2010 auction, assuming that the subsidiary met certain requirements by November 9, 2011. On October 18, 2011, the subsidiary submitted to the DoT a letter accepting the DoT’s offer, requesting issuance of a license as soon as possible after the requirements were met, and stating that upon issuance of the license, the Company’s three other subsidiaries would merge into the subsidiary that had been granted a license. On October 19, 2011, the DoT filed a reply to the Company’s September 27, 2011 petition with the TDSAT. In its reply, the DoT stated that upon issuance of a license, the Company’s subsidiary could apply for assignment of the spectrum, and at that time, the DoT would decide whether to grant the requested assignment and whether the Company’s applications for licenses were timely filed in accordance with its rules. On October 20, 2011, the TDSAT conducted a second hearing on the Company’s case. At the conclusion of the hearing, the TDSAT ordered the DoT to clarify the aforementioned statements in its October 19, 2011 reply in light of its October 10, 2011 offer. The TDSAT scheduled another hearing for November 8, 2011. If the Company does not ultimately prevail, the Company’s subsidiary may not receive a license or an assignment of the spectrum that the Company won in the auction; and in either of those events, the Company’s payment for the spectrum may not be returned.

Icera Complaint to the European Commission:    On June 7, 2010, the European Commission (the Commission) notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. alleging that the Company has engaged in anticompetitive activity. The Company has been asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. On October 19, 2011, the Commission notified the Company that it should provide to the Commission additional documents and information. The Company continues to cooperate fully with the Commission’s preliminary investigation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Korea Fair Trade Commission (KFTC) Complaint:    On January 4, 2010, the KFTC issued a written decision, finding that the Company had violated South Korean law by offering certain discounts and rebates for purchases of its CDMA chips and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid in the second quarter of fiscal 2010. The Company is appealing that decision in the Korean courts. The Company recorded a charge of $230 million in other operating expenses related to this fine in fiscal 2009.

Japan Fair Trade Commission (JFTC) Complaint:    The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has had ten hearing days to date, with an additional hearing day scheduled on December 15, 2011 and additional hearing days yet to be scheduled.

Formal Order of Private Investigation:    On September 8, 2010, the Company was notified by the Securities and Exchange Commission’s (SEC) Los Angeles Regional office of a formal order of private investigation. The Company understands that the investigation arose from a “whistleblower’s” allegations made in December 2009 to the audit committee of the Company’s Board of Directors and to the SEC. The audit committee completed an internal review with the assistance of independent counsel and independent forensic accountants. This internal review into the allegations and related accounting practices did not identify any errors in the Company’s financial statements. The Company continues to cooperate with the SEC’s ongoing investigation.

Other:    The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in purported class action lawsuits, and individually filed actions pending in federal court in Pennsylvania and Washington D.C. superior court, seeking monetary damages arising out of its sale of cellular phones. The federal class action has been dismissed, leaving only the individually filed actions in Washington D.C. active.

While there can be no assurance of favorable outcomes, the Company believes the claims made by other parties in the foregoing matters are without merit and will vigorously defend the actions. The Company has not recorded any accrual at September 25, 2011 for contingent liabilities or recognized any asset impairment charges during fiscal 2011 associated with the legal proceedings described above based on the Company’s belief that liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.

Litigation Settlement, Patent License and Other Related Items.    On April 26, 2009, the Company entered into a Settlement and Patent License and Non-Assert Agreement with Broadcom. The Company agreed to pay Broadcom $891 million, of which $589 million was paid through September 25, 2011, and the remainder will be paid ratably through April 2013. The Company recorded a pre-tax charge of $783 million in other operating expenses related to this agreement in fiscal 2009. At September 25, 2011, the carrying value of the liability was $294 million, which also approximated the fair value of the contractual liability net of imputed interest.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Payable Related to India BWA Spectrum.    In connection with the India BWA spectrum won in India in June 2010, certain of the Company’s subsidiaries in India entered into loan agreements with multiple lenders that are denominated in Indian rupees. The loans bear interest at an annual rate based on the highest rate among the bank lenders, which is reset quarterly, plus 0.25% (10% at September 25, 2011) with interest payments due monthly. The loans are due and payable in full in December 2012. As of September 25, 2011, all but one of the lenders had the right to demand prepayment of its portion of the loans outstanding on December 15, 2011 subject to sufficient prior written notice. As a result, the loans were classified as a component of current liabilities. The date by which those lenders were required to have given notice has now passed, and those lenders can no longer demand prepayment. One remaining lender can demand prepayment of its portion of the loans outstanding on February 28, 2012 ($152 million at September 25, 2011) if notice is given by December 15, 2011. The loan agreements also define certain events as events of default, including, among other things, if certain government authorizations are revoked, terminated, withdrawn, suspended, modified or withheld. If the DoT’s rejection of the Company’s license applications were to be considered an event of default, the bank lenders could declare the loans due and payable immediately. The Company has received waivers from each of the bank lenders related to this matter until at least April 1, 2012, conditioned upon the Company continuing to pursue its legal rights in this matter, and agreeing that any default will be deemed cured under certain circumstances, including if one of the relevant subsidiaries is granted the license and the other three are pursuing a merger into the subsidiary that has been offered a license. The loans can be prepaid without penalty on certain dates and are guaranteed by QUALCOMM Incorporated and one of its subsidiaries. The loan agreements contain standard covenants, which, among other things, limit actions by the subsidiaries that are party to the loan agreements, including the incurrence of loans and equity investments, disposition of assets, mergers and consolidations and other matters customarily restricted in such agreements. At September 25, 2011, the aggregate carrying value of the loans was $994 million, which approximated fair value. Cash amounts paid for interest on the loans were $94 million and $15 million for fiscal 2011 and 2010, respectively.

Indemnifications.    With the exception of the practices of Atheros, which the Company acquired in May 2011 (Note 12), the Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. Under Atheros’ indemnification agreements, software license agreements and product sale agreements, including its standard software license agreements and standard terms and conditions of semiconductor sales, Atheros agrees, subject to restrictions and after certain conditions are met, to indemnify and defend its licensees and customers against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay any judgments entered on such claims against the licensees or customers. Through September 25, 2011, Atheros has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by Atheros’ products.

These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 25, 2011 associated with these indemnification arrangements, other than negligible amounts for

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reimbursement of legal costs, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time.

Purchase Obligations.    The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Noncancelable obligations under these agreements at September 25, 2011 for each of the subsequent five years from fiscal 2012 through 2016 were approximately $1.9 billion, $62 million, $40 million, $37 million and $27 million, respectively, and $9 million thereafter. Of these amounts, for fiscal 2012 and 2013, commitments to purchase integrated circuit product inventories comprised $1.4 billion and $2 million, respectively.

Leases.    The future minimum lease payments for all capital leases and operating leases at September 25, 2011 were as follows (in millions):

	Capital Leases	Operating Leases	Total
2012	$12	$115	$127
2013	12	60	72
2014	13	50	63
2015	13	33	46
2016	14	25	39
Thereafter	331	181	512

Total minimum lease payments	395	$464	$859

Deduct: Amounts representing interest	224

Present value of minimum lease payments	171
Deduct: Current portion of capital lease obligations	1

Long-term portion of capital lease obligations	$170

The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 35 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2011, 2010 and 2009 was $87 million, $85 million and $80 million, respectively. The Company leases certain property under capital lease agreements associated with its discontinued operations (Note 11), primarily related to site leases that have an initial term of five to seven years with renewal options of up to five additional renewal periods. In determining the capital lease classification for the site leases upon commencement of each lease, the Company included all renewal options. As a result of its restructuring plan, the Company does not intend to renew its existing site capital leases. At September 25, 2011, the Company had $149 million of site capital lease assets (which are included in buildings and improvements in property, plant and equipment) and $170 million of capital lease obligations (which are included in other liabilities) that pertain to lease optional renewal periods. The Company expects to write off these amounts at the end of the current contractual lease terms. Any early terminations may impact the amounts that are written off.

Note 10.	Segment Information

The Company is organized on the basis of products and services. The Company aggregates four of its divisions into the Qualcomm Wireless & Internet segment and three of its divisions into the Qualcomm Strategic Initiatives (QSI) segment. Reportable segments are as follows:

•

Qualcomm CDMA Technologies (QCT) — develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products;

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•

Qualcomm Technology Licensing (QTL) — grants licenses or otherwise provides rights to use portions of the Company’s intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards, and collects fixed license fees and royalties in partial consideration for such licenses;

•	Qualcomm Wireless & Internet (QWI) — comprised of:

•	Qualcomm Internet Services (QIS) — provides content enablement services for the wireless industry and push-to-talk and other products and services for wireless network operators;

•	Qualcomm Government Technologies (QGOV) — provides development, hardware, analytical expertise and services to United States government agencies involving wireless communications technologies;

•

Qualcomm Enterprise Services (QES) — provides satellite- and terrestrial-based two-way wireless information and position reporting services to transportation and logistics companies and other enterprise companies with fleet vehicles; and

•	Firethorn — builds and manages software applications that enable certain mobile commerce services.

•

Qualcomm Strategic Initiatives (QSI) — comprised of the Company’s Qualcomm Ventures, Structured Finance & Strategic Investments and FLO TV divisions. QSI makes strategic investments that the Company believes will open new opportunities for its technologies, support the design and introduction of new products or services for voice and data communications or possess unique capabilities or technology. Many of these strategic investments are in early-stage companies. QSI also holds spectrum licenses. The results of QSI’s FLO TV business is presented as discontinued operations (Note 11).

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations. Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain investment income (loss); certain share-based compensation; and certain research and development expenses and other selling and marketing expenses that were deemed to be not directly related to the businesses of the segments. Additionally, starting with acquisitions in the third quarter of fiscal 2011, unallocated charges include recognition of the step-up of inventories to fair value and amortization of certain intangible assets. Such charges related to acquisitions that were completed prior to the third quarter of fiscal 2011 are allocated to the respective segments. The table below presents revenues, EBT and total assets for reportable segments (in millions):

	QCT	QTL	QWI	QSI*	Reconciling Items*	Total*
2011
Revenues	$8,859	$5,422	$656	$—	$20	$14,957
EBT	2,056	4,753	(152)	(132)	(838)	5,687
Total assets	1,569	36	136	2,386	32,295	36,422
2010
Revenues	$6,695	$3,659	$628	$—	$—	$10,982
EBT	1,693	3,020	12	7	(239)	4,493
Total assets	1,085	28	129	2,745	26,585	30,572
2009
Revenues	$6,135	$3,605	$641	$—	$6	$10,387
EBT	1,441	3,068	20	(54)	(2,072)	2,403
Total assets	892	89	142	1,614	24,708	27,445

*	Revenues and EBT for fiscal 2010 and 2009 were adjusted to present discontinued operations (Note 11). Share-based payments that had been included in reconciling items and QSI revenues and EBT have been adjusted to conform for all periods presented.

Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain marketable securities, notes receivable, spectrum licenses, other investments and all assets of QSI’s consolidated subsidiaries. QSI segment assets related to the discontinued FLO TV business totaled $913 million at September 25, 2011 and $1.3 billion at both September 26, 2010 and September 27, 2009. QSI assets at September 25, 2011, September 26, 2010 and September 27, 2009 also included $20 million, $20 million and $10 million, respectively, related to investments in equity method investees. Reconciling items for total assets included $806 million, $384 million and $389 million at September 25, 2011, September 26, 2010 and September 27, 2009, respectively, of goodwill and other assets related to the Company’s QMT division, a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets also differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, goodwill, other intangible assets and assets of nonreportable segments. The net book values of long-lived assets located outside of the United States were $629 million, $221 million and $256 million at September 25, 2011, September 26, 2010 and September 27, 2009, respectively. The net book values of long-lived assets located in the United States were $1.8 billion, $2.2 billion and $2.1 billion at September 25, 2011, September 26, 2010 and September 27, 2009, respectively.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2011	2010	2009
QES	$395	$376	$344
QIS	150	173	229
QGOV	100	74	66
Firethorn	11	7	3
Eliminations	—	(2)	(1)

	$656	$628	$641

Other reconciling items were comprised as follows (in millions):

	2011	2010*	2009*
Revenues
Elimination of intersegment revenues	$(3)	$(10)	$(15)
Other nonreportable segments	23	10	21

	$20	$—	$6

EBT
Unallocated cost of equipment and services revenues	$(210)	$(42)	$(40)
Unallocated research and development expenses	(553)	(401)	(372)
Unallocated selling, general and administrative expenses	(506)	(336)	(293)
Unallocated other operating expenses	—	—	(1,013)
Unallocated investment income (loss), net	756	767	(141)
Other nonreportable segments	(324)	(224)	(206)
Intersegment eliminations	(1)	(3)	(7)

	$(838)	$(239)	$(2,072)

*	As adjusted for discontinued operations (Note 11)

Reconciling items for fiscal 2011 included $143 million, $59 million and $6 million of unallocated cost of equipment and services revenue, unallocated selling, general and administrative expenses and unallocated research and development expenses, respectively, related to the step-up of inventories to fair value and amortization of intangible assets resulting from acquisitions. Other nonreportable segments’ losses before taxes during fiscal 2011, 2010 and 2009 were primarily attributable to the Company’s QMT division.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Specified items included in segment EBT were as follows (in millions):

	QCT	QTL	QWI	QSI*
2011
Revenues from external customers	$8,856	$5,422	$656	$—
Intersegment revenues	3	—	—	—
Interest income	1	1	—	20
Interest expense	1	—	—	99
2010
Revenues from external customers	$6,686	$3,659	$628	$—
Intersegment revenues	9	—	—	—
Interest income	1	2	2	8
Interest expense	1	—	(4)	27
2009
Revenues from external customers	$6,125	$3,603	$638	$—
Intersegment revenues	10	2	3	—
Interest income	4	12	1	3
Interest expense	—	1	1	—

*	As adjusted for discontinued operations (Note 11)

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment may record the cost of revenues at the selling segment’s original cost. In that event, the elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. Effectively all equity in earnings (losses) of investees was recorded in QSI in fiscal 2011, 2010 and 2009.

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered and, for QTL licensing revenues, the invoiced addresses of its licensees. Sales information by geographic area was as follows (in millions):

	2011	2010*	2009*
China	$4,744	$3,194	$2,378
South Korea	2,887	2,913	3,655
Taiwan	2,550	1,360	831
Japan	1,165	1,018	1,098
United States	897	555	603
Other foreign	2,714	1,942	1,822

	$14,957	$10,982	$10,387

*	As adjusted for discontinued operations (Note 11)

Note 11.	Discontinued Operations

On December 20, 2010, the Company agreed to sell substantially all of its 700 MHz spectrum for $1.9 billion, subject to the satisfaction of customary closing conditions, including approval by the U.S. Federal Communications Commission (FCC). The agreement terminates on January 13, 2013; however, either party can extend the agreement for another 90 days thereafter if the FCC approval has not been received by then. The agreement followed the Company’s previously announced plan to restructure and evaluate strategic options

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to the FLO TV business and network. The FLO TV business and network were shut down on March 27, 2011. Since then, the Company has been working to sell the remaining assets and exit contracts. The 700 MHz spectrum with a carrying value of $746 million that the Company has agreed to sell was classified as held for sale, and all other assets were considered disposed of at September 25, 2011. Accordingly, the results of operations of the FLO TV business were presented as discontinued operations at September 25, 2011. Loss from discontinued operations includes share-based payments and excludes certain general corporate expenses allocated to the FLO TV business during the periods presented. The Company’s consolidated statements of operations for all prior periods presented have been adjusted to conform.

Summarized results from discontinued operations were as follows (in millions):

	Year Ended
	September 25, 2011	September 26, 2010	September 27, 2009
Revenues	$5	$9	$29

Loss from discontinued operations	(507)	(459)	(327)
Income tax benefit	194	186	127

Discontinued operations, net of income taxes	$(313)	$(273)	$(200)

The carrying amounts of the major classes of assets and liabilities of discontinued operations in the consolidated balance sheet were as follows (in millions):

September 25, 2011
Assets
Current assets	$10
Property, plant and equipment, net	156
Assets held for sale	746
Other assets	1

$913

Liabilities
Trade accounts payable	$2
Payroll and other benefits related liabilities	2
Other current liabilities	75
Other noncurrent liabilities	183

$262

The Company has a significant number of site leases, and the Company has corresponding capital lease assets, capital lease liabilities and asset retirement obligations (Note 9). The capital lease assets, included in property, plant and equipment, net, were considered disposed of at March 27, 2011 when the Company shut down the FLO TV business.

Restructuring and restructuring-related activities under the Company’s plan related to discontinued operations were initiated in the fourth quarter of fiscal 2010 and are expected to be substantially complete by the end of fiscal 2012 as the Company continues to negotiate the exit of certain contracts and removes certain of its equipment from the network sites. During fiscal 2011, the Company recorded $300 million in restructuring-related charges, primarily consisting of asset impairments and accelerated depreciation, and net restructuring charges of $58 million, including $48 million in contract termination costs. Restructuring charges also include

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain severance and lease costs. There were no significant restructuring and restructuring-related expenses recognized in fiscal 2010. The Company estimates that it will incur future restructuring and restructuring-related charges of up to $25 million, primarily related to lease exit costs. The Company may also realize certain gains, primarily due to the potential release of liabilities associated with ongoing efforts to exit certain contracts, the amount of which cannot be reasonably estimated at this time. Future cash expenditures are expected to be in the range of $75 million to $115 million.

Changes in the restructuring accrual for fiscal 2011, which is reported as a component of other liabilities, were as follows (in millions):

	Contract Termination Costs	Other Costs	Total
Beginning balance of restructuring accrual	$—	$—	$—
Initial costs	63	16	79
Adjustments to costs	(2)	(6)	(8)
Cash payments	(22)	(6)	(28)

Ending balance of restructuring accrual	$39	$4	$43

Note 12.	Acquisitions

On May 24, 2011, the Company acquired Atheros Communications, Inc., which was renamed Qualcomm Atheros, Inc. (Atheros), for total cash consideration of $3.1 billion (net of $233 million of cash acquired) and the exchange of vested and earned unvested share-based payment awards with an estimated fair value of $106 million. Atheros sells communication chipsets to manufacturers of networking, computing and consumer electronics products. The primary objective of the acquisition is to help accelerate the expansion of the Company’s technologies and platforms to new businesses beyond cellular, including home, enterprise and carrier networking. Atheros was integrated into the QCT segment.

The allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values was as follows (in millions):

Current assets	$925
Amortizable intangible assets:
Technology-based intangible assets	692
Marketing-related intangible assets	50
Customer-related intangible assets	114
In-process research and development (IPR&D)	150
Goodwill	1,777
Other assets	77

Total assets	3,785
Liabilities	(316)

$3,469

Goodwill recognized in this transaction is not deductible for tax purposes and was allocated to the QCT segment for annual impairment testing purposes. Goodwill largely consists of expected revenue synergies resulting from the combination of product portfolios, cost synergies related to reduction in headcount growth and lower manufacturing costs, assembled workforce and access to additional sales and distribution channels. The intangible assets acquired will be amortized on a straight-line basis over weighted-average useful lives of four

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years, six years and three years for technology-based, marketing-related and customer-related intangible assets, respectively. The estimated fair values of the intangible assets acquired were primarily determined using the income approach based on significant inputs that were not observable. On the acquisition date, IPR&D consisted of 26 projects, primarily related to wireless local-area network and powerline communications technologies. The projects are expected to be completed over the next three years. The estimated remaining costs to complete the IPR&D projects were $36 million as of the acquisition date. The acquired IPR&D will not be amortized until completion of the related products as it was determined that the underlying projects had not reached technological feasibility at the date of acquisition. Upon completion, each IPR&D project will be amortized over its useful life; useful lives for IPR&D are expected to range between two to six years. Acquisition costs related to the merger of $23 million were recognized as selling, general and administrative expenses as incurred in fiscal 2011. The Company’s results of operations for fiscal 2011 included the operating results of Atheros since the date of acquisition, the amounts of which were not material.

The following table presents the unaudited pro forma results for fiscal 2011 and 2010. The unaudited pro forma financial information combines the results of operations of Qualcomm and Atheros as though the companies had been combined as of the beginning of fiscal 2010, and the pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such times. The unaudited pro forma results presented include amortization charges for acquired intangible assets, eliminations of intercompany transactions, adjustments for increased fair value of acquired inventory, adjustments for incremental stock-based compensation expense related to the unearned portion of Atheros stock options and restricted stock units assumed, adjustments for depreciation expense for property, plant and equipment and related tax effects.

	2011	2010
	(In millions)
Revenues	$15,583	$11,867
Net income attributable to Qualcomm	4,304	3,013

During fiscal 2011, the Company acquired nine other businesses for total cash consideration of $466 million. Technology-based intangible assets recognized in the amount of $150 million are being amortized on a straight-line basis over a weighted-average useful life of five years. Goodwill recognized in these transactions, of which $234 million is expected to be deductible for tax purposes, was assigned to the Company’s reportable segments as follows (in millions):

QCT	$227
QWI	35
QTL	5
QSI	1
Nonreportable segments	8

$276

During fiscal 2010, the Company acquired six businesses for total cash consideration of $50 million. Technology-based intangible assets recognized in the amount of $32 million are being amortized on a straight-line basis over a weighted-average useful life of 11 years. During fiscal 2009, the Company acquired one business for total cash consideration of $17 million.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

The table below presents quarterly data for fiscal 2011 and 2010 (in millions, except per share data):

	1st Quarter*	2nd Quarter*	3rd Quarter	4th Quarter
2011
Revenues(1)	$3,348	$3,870	$3,623	$4,117
Operating income(1)	1,247	1,430	1,113	1,238
Income from continuing operations(1)	1,252	1,264	985	1,055
Discontinued operations, net of tax(1)	(82)	(269)	44	(6)
Net income attributable to Qualcomm(1)	1,170	999	1,035	1,056
Basic earnings (loss) per share attributable to Qualcomm(2):
Continuing operations	$0.77	$0.76	$0.59	$0.63
Discontinued Operations	$(0.05)	$(0.16)	$0.03	$0.00
Net income	$0.72	$0.60	$0.62	$0.63
Diluted earnings (loss) per share attributable to Qualcomm(2):
Continuing operations	$0.76	$0.75	$0.58	$0.62
Discontinued Operations	$(0.05)	$(0.16)	$0.03	$0.00
Net income	$0.71	$0.59	$0.61	$0.62
2010*
Revenues(1)	$2,668	$2,661	$2,700	$2,952
Operating income(1)	980	896	893	958
Income from continuing operations(1)	898	852	832	938
Discontinued operations, net of tax(1)	(57)	(78)	(65)	(73)
Net income attributable to Qualcomm(1)	841	774	767	865
Basic earnings (loss) per share attributable to Qualcomm(2):
Continuing operations	$0.53	$0.52	$0.51	$0.59
Discontinued operations	$(0.03)	$(0.05)	$(0.04)	$(0.05)
Net income	$0.50	$0.47	$0.47	$0.54
Diluted earnings (loss) per share attributable to Qualcomm(2):
Continuing operations	$0.53	$0.51	$0.51	$0.58
Discontinued operations	$(0.03)	$(0.05)	$(0.04)	$(0.05)
Net income	$0.50	$0.46	$0.47	$0.53

*	As adjusted for discontinued operations (Note 11)

(1)	Revenues, operating income, income from continuing operations, discontinued operations, net of tax, and net income attributable to Qualcomm are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

APPENDIX 2

Corporate Directory

EXECUTIVE OFFICERS

Dr. Paul E. Jacobs

Chairman of the Board and

Chief Executive Officer

Steven R. Altman

Vice Chairman

Derek K. Aberle

Executive Vice President and Group President

Andrew M. Gilbert

Executive Vice President, European Innovation Development

Matthew S. Grob

Executive Vice President and

Chief Technology Officer

Margaret L. “Peggy” Johnson

Executive Vice President and President of Global Market Development

William E. Keitel

Executive Vice President and

Chief Financial Officer

James P. Lederer

Executive Vice President and General Manager, Qualcomm CDMA Technologies

Steven M. Mollenkopf

President and Chief Operating Officer

Donald J. Rosenberg

Executive Vice President, General Counsel and Corporate Secretary

Dr. Daniel L. Sullivan

Executive Vice President, Human Resources

Jing Wang

Executive Vice President and President of Global Business Operations

BOARD OF DIRECTORS

Dr. Irwin Mark Jacobs

Member: Finance Committee

Title: Co-Founder

Barbara T. Alexander

Member: Audit and Compensation Committees

Title: Independent Consultant

Stephen M. Bennett

Chair: Compensation Committee

Title: Chairman of Symantec Corporation

Sir Donald G. Cruickshank

Member: Audit and Finance Committees

Title: Chairman of Audioboo Ltd.

Raymond V. Dittamore

Chair: Audit Committee

Title: Retired Audit Partner, Ernst & Young LLP

Thomas W. Horton

Member: Audit Committee

Title: Chairman, Chief Executive Officer and President, AMR Corporation

Dr. Paul E. Jacobs

Title: Chairman of the Board and

Chief Executive Officer, Qualcomm

Dr. Robert E. Kahn

Member: Finance Committee

Title: Chairman, Chief Executive Officer and President, Corporation for

National Research Initiatives

Sherry Lansing

Chair: Governance Committee

Title: Founder and Chair of the Sherry Lansing Foundation

Duane A. Nelles

Chair: Finance Committee

Title: Self-Employed, Personal

Investment Business

Francisco Ros

Member: Governance Committee

Title: Founder and President of First International Partners, S.L.

General Brent Scowcroft

Member: Governance Committee

Title: President, The Scowcroft Group

Marc I. Stern

Member: Compensation Committee

Title: Vice Chairman and Chief Executive Officer of The TCW Group, Inc. and Chairman of Société Générale’s Global Investment Management and Services North America Unit

DIRECTOR EMERITUS

Adelia A. Coffman

Co-Founder and Director Emeritus

As of January 2012.

B-1

APPENDIX 3

Reconciliation of Adjusted Non-GAAP Results to GAAP Results

(In millions)

	Adjusted Non-GAAP Results	Adjustments (1)	Non-GAAP	Share-Based Compensation (2)	Acquisition- Related Items (3)	QSI (2)	GAAP
Fiscal 2011
Revenues	$14,320	$637	$14,957	$—	$—	$—	$14,957
Operating income (loss)	5,819	265	6,084	(813)	(208)	(37)	5,026

Fiscal 2010
Revenues	$10,982	$—	$10,982	$—	$—	$—	$10,982
Operating income (loss)	4,316	—	4,316	(597)	(3)	11	3,727

Fiscal 2009
Revenues	$10,387	$—	$10,387	$—	$—	$—	$10,387
Operating income (loss)	4,093	(940)	3,153	(564)	(6)	(41)	2,542

(1)	For fiscal 2011, the Compensation Committee adjusted Non-GAAP revenues and Non-GAAP operating income to exclude (1) certain revenues resulting from agreements with two licensees to settle ongoing disputes; (2) revenues and operating income related to Atheros Communications, Inc., which was renamed Qualcomm Atheros, Inc. (Atheros) that were included in Qualcomm’s Non-GAAP results since the date Atheros was acquired in May 2011; and (3) charitable contributions resulting from the establishment of the Qualcomm Charitable Foundation. Fiscal 2009 Non-GAAP operating income was adjusted to exclude charges related to the Broadcom Corporation and Korea Fair Trade Commission (KFTC) matters. These adjustments were made to eliminate the distorting effect of these unusual items on year-over-year growth percentages.

(2)	During fiscal 2011, we shut down the FLO TV business and network. The results of FLO TV are presented in the financial statements included in Appendix 1 as discontinued operations, and prior period amounts have been adjusted accordingly.

(3)	Beginning in the third quarter of fiscal 2011, Non-GAAP results exclude certain items related to acquisitions. During fiscal 2011, Non-GAAP results excluded $82 million related to the step-up of inventories to fair value and $120 million in amortization of intangible assets that resulted from acquisitions completed in the third and fourth quarters of fiscal 2011.

C-1

QUALCOMM INCORPORATED 5775 MOREHOUSE DRIVE N-510F SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 5, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 5, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39325-P18516 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

QUALCOMM INCORPORATED		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	To elect 12 directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.
Nominees:
01) Barbara T. Alexander 07) Robert E. Kahn
02) Stephen M. Bennett 08) Sherry Lansing
03) Donald G. Cruickshank 09) Duane A. Nelles
04) Raymond V. Dittamore 10) Francisco Ros
05) Thomas W. Horton 11) Brent Scowcroft
06) Paul E. Jacobs 12) Marc I. Stern
Vote on Proposal The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 30, 2012.					☐	☐	☐
3.	To hold an advisory vote on executive compensation.					☐	☐	☐
4.	To approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the plurality voting provision.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on March 6, 2012:

The Notice and Proxy Statement is available at www.proxyvote.com.

M39326-P18516

PROXY	QUALCOMM INCORPORATED	PROXY

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 6, 2012

The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 6, 2012 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)